Form 10-K, Exhibit 13
period 1995-12-31
ONBANCORP INC
filed 1996-04-01
CIK 846609

[COVER]

1995

Annual

Report


[LOGO-ONBANCorp, Inc.]

Financial Highlights

                                                                                Year Ended December 31,
- ----------------------------------------------------------------------------------------------------------------------------
($ in Millions Except Share Data)                             1995          1994          1993          1992          1991
- ----------------------------------------------------------------------------------------------------------------------------
Net Income                                                $    44.7           2.7          61.4          41.2          26.7
Net Operating Income (A)                                       44.7           2.7          58.0          41.2          26.7
Return on Average Shareholders' Equity                         11.7%           .7%         16.4%         13.9%         11.6%
Return on Average Assets                                        .71%          .04%         1.19%         1.21%          .90%
- ----------------------------------------------------------------------------------------------------------------------------
Per Common Share Data:
Operating Income (Loss) Fully Diluted (A)                 $    2.75          (.15)         3.71          2.86          2.04
Net Income (Loss) Fully Diluted                                2.75          (.15)         3.93          2.86          2.04
Dividends Declared                                             1.14          1.03           .69           .45           .31
Book Value                                                    24.11         20.82         25.77         20.87         18.24
Book Value, Excluding Net Unrealized Holding
   Gain (Loss) on Securities                                  25.51         24.08         25.27           N/A           N/A
- ----------------------------------------------------------------------------------------------------------------------------
Commercial Loans                                          $     561           428           386           398            98
Consumer Loans                                                  596           524           517           567           380
Residential Real Estate Loans                                 1,130         1,026           816           991           950
Allowance for Loan Losses                                       (35)          (34)          (33)          (32)          (13)
Loans, Net                                                    2,254         1,949         1,681         1,910         1,408
Securities                                                    2,742         3,891         3,628         2,283         1,717
Total Earning Assets                                          5,171         5,902         5,514         4,416         3,268
Total Assets                                                  5,567         6,723         5,772         4,724         3,407
Deposits                                                      3,808         3,793         3,006         3,024         2,046
Shareholders' Equity                                            389           363           431           334           239
- ----------------------------------------------------------------------------------------------------------------------------
Equity to Assets Ratio                                          7.0%          5.4%          7.5%          7.1%          7.0%
Total Capital to Risk Assets                                   15.1%         13.4%         18.3%         15.8%         17.7%
Common Shares Outstanding (000)                            13,517.6      14,050.3      13,979.9      12,649.0      12,811.3
Loan Quality Ratios:
  % Net Loans Charged Off to Average Loans                      .28%          .35%          .47%          .14%          .15%
  % Non-performing Assets to Total Assets                       .60%          .53%          .79%         1.21%         1.13%
  % Loan Loss Allowance to Non-performing Loans               119.0%        113.5%         95.5%         80.6%         41.7%
Efficiency Ratio (B)                                           58.7%         51.9%         51.6%         44.5%         51.2%

(A) Net income before cumulative effect of accounting change.
(B) Excludes effect of securities transactions.


Description Of Business
- -------------------------------------------------------------------------------

ONBANCorp Inc. is a Delaware chartered bank holding company headquartered in Syracuse, New York. It operates three wholly owned subsidiaries, OnBank & Trust Co. and OnBank in Upstate New York, and Franklin First Savings Bank in Wilkes-Barre, Pennsylvania. Financial services are offered through 122 locations, including 11 specialized lending offices and 26 electronic ATM locations at the rest stops on the New York State Thruway. Bank subsidiaries provide investment and insurance services. Mutual funds and annuities are also available through Liberty Securities Corporation.

ONBANCorp Common Stock is traded Over The Counter and is listed by NASDAQ-NMS using the symbol "ONBK". At year end, 1995, there were approximately 12,100 holders of record of ONBANCorp common stock.

- -------------------------------------------------------------------------------
Quarterly Closing Sales Prices

                        1995                          1994
Quarter         High    Low     Close         High    Low    Close
Fourth         33.63   29.13    33.38        28.75   21.75   22.50
Third          34.13   28.00    32.50        30.75   26.00   26.75
Second         28.63   25.00    28.38        33.25   29.50   29.75
First          26.50   21.63    25.50        35.00   29.50   30.50

Table of Contents



Management Message                            2

  First Quarter                               3

  Second Quarter                              4

  Third Quarter                               5

  Fourth Quarter                              6

  Five Years as a Bank Holding Company        7

  Commercial Business Banking Services        8

  Trust and Investment Services              11

  Consumer Banking Services                  14

  Residential Real Estate Lending            16

  EDP Systems & Operations                   18

  Community & Civic Support                  20



Financial Reports                            21

Directors and Senior Officers                52

Your Company's accelerated emphasis on developing core banking business showed very positive results.



To Our Shareholders, Customers and Friends:

     ONBANCorp 1995 Net Income of $44.7 million was the second highest in your Company's history, and compared to $2.7 million for the prior year. Earnings per common share (EPS) were $2.84 on a primary common share basis and $2.75 on a fully diluted basis. In view of improved performance and the outlook for continued improvement, your Directors in December 1995 again declared an increase in the Dividend Per Common Share (DPS) to $.30 per quarter or $1.20 annually, up from the prior annual DPS rate of $1.12. This is the seventh successive year for increased dividends.

     Corporate strategy was revised in 1995 to further accelerate our focus on core banking and significantly diminish investments in securities backed by Government sponsored enterprises or mortgage-backed securities. Recent accounting rules have resulted in more volatile financial statements for banks by requiring changing market valuation for selected interest-earning asset investments but not allowing market valuation of deposits or other interest-sensitive liabilities whose marketable values also change as market rates change. Our strategy to reduce the proportions of investment securities and borrowings in the balance sheet is specifically designed to adjust to these challenges to asset and liability management and to mitigate risk inherent in changing market rates. Securities have been reduced by $1.9 billion from their $4.6 billion peak in late 1994.

[GRAPH]

Dividend Per Common Share (DPS) $ Annually

 `89       0.14
 `90       0.22
 `91       0.31
 `92       0.45
 `93       0.69
 `94       1.03
1995       1.14

Management Message


     Your Company's accelerated emphasis on developing core banking business showed very positive results in many key areas during fiscal 1995 despite a sluggish economy. Perhaps the most significant cause of strong results in community banking is the aggressive level of effort put forth by our experienced local banking professionals. Highlights of their year-over-year performance include continued strong growth in commercial and municipal business, increased trust services, increased portfolios of consumer and residential loans, upgraded information systems, continued disciplined control of asset quality and non-interest expenses, and significantly fewer investment securities. A brief recap of the year's four quarters follows.

First Quarter

        ONBANCorp's first quarter of 1995 started the recovery from a disappointing prior year which had been adversely impacted from investments and associated new accounting rules. Corporate strategy was adjusted to focus on accelerating core lending and banking business development, reducing investments in government and agency backed securities, and also concentrating on mitigating the impact of rising deposit and funding costs in the aftermath of the Federal Reserve's pattern of significant increases in rates during the later quarters of 1994 and early 1995. The 1995 first quarter ended with $9.9 million net income compared to $2.7 million for the entire prior year.

[PHOTO]

[PHOTO]
OnBank commercial loans have provided working capital for many local businesses.

Emphasis on local banking relationships
             $560 million in commercial

Second Quarter

     The positive trend in core banking continued in the second quarter. Gross loans in portfolio had increased by $385 million at June 30, 1995, over the previous year balance at June 30. Continued emphasis on developing local banking relationships with small and middle sized businesses resulted in a 27% increase to more than $480 million in commercial loan balances. In the Trust Division, assets under management increased 29% by mid-year 1995 compared to twelve months earlier. Senior commercial banking and trust executive talent recently added in Rochester, New York, and the Pennsylvania banking subsidiary, bolstered efforts to develop new business. A senior operations and systems executive with extensive multibank and outsourcing data processing experience was added to our lead bank management team. Portfolios of consumer and residential mortgage loans also witnessed increases despite the continued soft economy. Since consumer deposits had a weighted average contract maturity to repricing of slightly less than one year, interest margin pressure persisted through the first half year following the Fed's interest rate spike in the last half of the previous year. Total securities at June 30, 1995, were $547 million lower than securities balances at June 30 of the prior year, and $167 million of borrowed funds had been paid down. Second quarter 1995 earnings of $10.1 million exceeded the $9.9 million earned in the first quarter.

[IMAGE-BROCHURES]

Management Message

resulted in a 31% increase to more than
loan balances.

Third Quarter

     Earnings for the third quarter further improved to $12.7 million. By September 30, 1995, commercial and construction loans in portfolio had increased to $543 million and represented 24% of the total loan portfolio. Consumer loans and auto leasing showed a portfolio increase of 13%, up more than $66 million over the prior year consumer credit portfolio at September 30, 1994. Fee revenue from Trust and investment services had increased by $100,000 for the first nine months compared to the equivalent prior year period. Year-to-date Trust fee revenue exceeded $2 million through the third quarter. Asset quality and expense control remained very sound. The third quarter marked the completion of a major overhaul of our customer information delivery systems. Data processing applications were upgraded, streamlined and standardized under the cooperative guidance of bank management and our outsourcing vendor's systems management team. In Pennsylvania, the Franklin First subsidiary bank completed all major systems conversions on time as planned in the third quarter. ONBANCorp's streamlined customer delivery systems are extremely competitive with larger institutions, and are now more economically efficient. Expanded electronic banking services including our network of OnBank 24-Hour ATMs located at each rest stop on the New York Thruway, as well as the "Pathway to Prosperity" mutual funds access through our Trust organization, were in full operation for customers.

[PHOTO]
Fayetteville, New York, main branch.

[GRAPH]

1995 Earnings (Net Income) $ In Millions

First Quarter        $9.9
Second Quarter      $10.1
Third Quarter       $12.7
Fourth Quarter      $12.0

[PHOTO]
Joseph W. Balz Retiring ONBANCorp Director

Your team of local community banking
           as a diversified regional

Fourth Quarter

     Early in the 1995 fourth quarter, authorities announced another temporary change to the controversial FAS 115 Financial Accounting Standard which deals with marking to market the valuation of investment securities. This accounting standard initially became effective for fiscal 1994. It was adjusted in part in August, 1994, and then was "temporarily suspended" from November 15, 1995, through December 31, 1995. An end result of the latest FAS 115 action was to allow financial institutions a one-time opportunity to sell securities which previously were required to be "held to maturity" in the securities portfolio. Given our strategy to downsize securities, ONBANCorp positioned itself and sold more securities during this window, bringing full year reductions of $1.15 billion in securities and $1.0 billion in borrowed funds. This restructuring was completed while maintaining nearly $12 million in fourth quarter profits.

     In December we announced an agreement, subject to regulatory approvals, to sell three small branches whose average deposits slightly exceeded $15 million. Sale of these branches should further improve efficiency. The quarterly common stock dividend was increased to $.30 from $.28 per share. Very sound December 31, 1995, Capital levels of 7% of Assets and 15% of Risk Adjusted Assets concluded the year well in excess of all regulatory requirements.

     Director Joseph W. Balz, our friend and distinguished ONBANCorp Board member who served us for more than 26 years, has reached retirement age and is scheduled to be succeeded on the Board by Peter J. O'Donnell, Jr., President of Pine Tree Management Corporation. Following a respected career as Vice President, Treasurer and Board member of Kings College, Joseph Balz served on the Board of the Franklin First banking organization before it merged with ONBANCorp in 1993. We are thankful for his astute guidance and accomplishments in positioning your bank in the community.

Management Message

professionals have greatly strengthened ONBANCorp banking competitor.

Five Years as a Bank Holding Company

        Although the banking organization had its origins in the 1850's, the first full year your organization operated as a registered commercial bank holding company was 1990. Your team of local community banking professionals have caused a major transformation of your organization from a savings institution to a full service regional commercial banking competitor over the recent five years. The following summary highlights changes in ONBANCorp's corporate banking performance, as originally reported, from 1990 to 1995:

                                [IMAGE-COVER]           [IMAGE-COVER]
                                1990                    1995                    Improvement/Change
- ------------------------------------------------------------------------------------------------------------------
Assets                          $ 1.9 billion           $  5.6 billion          Assets nearly tripled
Earnings                        $15.0 million           $ 44.7 million          Yearly Earnings nearly tripled
Shareholders' Equity            $ 128 million           $  389 million          Shareholders' Equity tripled
Deposits                        $ 1.2 billion           $  3.8 billion          Deposits tripled

Loan Portfolio:---------------------------------------------------------------------------------------------------

  Commercial                    $  21 million =   2%    $  561 million =  24%   Commercial loans 25 times greater

  Consumer                      $ 244 million    26%    $  596 million    26%   Consumer loans more than doubled

  Residential                   $ 682 million    72%    $1,130 million    50%   Residential mortgage loans up 66%
                                ---------------------------------------------
  Total Loans                   $ 947 million = 100%    $2,287 million = 100%   Total Loan Portfolio up 141% with
                                                                                improved mix
Loan Quality:-----------------------------------------------------------------------------------------------------

  % Net Loans
    Charged Off                         0.06%           0.28%          Loans Charged Off continue well below 1%

  % Loss Allowance to
    Non-Performing Loans                  23%            119%          Loan Loss Allowance Coverage more than
                                                                         four times greater
  % Non-Performing Assets                0.8%            0.6%          Continued very low non-performers

Efficiency Ratio                          54%             59%          Sound Efficiency Ratio remains under 60%

Return on Equity                        12.5%           11.8%          Annual ROE off slightly

Earnings Per Share                      $1.97           $2.75          Yearly EPS up nearly 40%
- ------------------------------------------------------------------------------------------------------------------
Dividends Per Share                     $ .22           $1.14          Dividends four times greater
- ------------------------------------------------------------------------------------------------------------------

Commercial Banking with OnBank & Trust enabled Alaskan Oil Inc. of Syracuse to strengthen and expand its three core businesses: a chain of convenience stores, fuel delivery to airlines at Hancock Field and the delivery of home heating oil. [LOGO-ALASKAN OIL INC.] [PHOTO]

These increases suggest that ONBANCorp banks co competitors who are now headquartered outside

Commercial Business Banking Services

     The corporate plan to aggressively develop banking business with small and mid-sized companies in our region has shown dramatic results over the past year and five-year periods. Our market niche is focused on small and mid-sized businesses in the Upstate New York and Northeastern Pennsylvania markets. In less than five years since December 1990, your banks have become the primary relationship banker to small and mid-sized businesses in our core market surrounding metropolitan Syracuse and are showing significant improvements in the Scranton/Wilkes-Barre market area, as well as developing stronger presence in both the metropolitan Albany and Rochester markets. Implementing the strategy to become the preferred local business banker to small and mid-sized businesses began in earnest at the beginning of 1990. We started with two banking professionals who had long-term experience and skills in commercial banking. While overall staffing levels have decreased, we have increased our corps of experienced commercial bankers. This has been accomplished by hiring business bankers who were previously trained by the larger banking competitors in our region. As the large banks consolidated and centralized their lending operations to far-off cities out of the territory, ONBANCorp has expanded its local lending operations and talent within the region. The results are dramatic. Our commercial loans to local businesses were a modest $21 million as originally reported in December 1990. They now exceed $560 million. While approximately $230 million of commercial loans were acquired at the end of 1992 with the purchase of two banks, the vast majority of commercial lending business has been developed since that time by our banks' lenders. This was accomplished through aggressive local business solicitation efforts by a corps of seasoned business bankers. The most recent one-year increase in commercial loans was more than $133 million, a growth of 31%.

Commercial Business
Banking Services

ntinue to gain significant local market share versus large banking the local market.

[GRAPHS]

Commercial & Municipal Deposits ($ Millions)      Commercial Loans ($ Millions)

Dec 1990                     $14                  Dec 1990        $21
Dec 1991                     $37                  Dec 1991        $37
Dec 1992                    $280                  Dec 1992       $343
Dec 1993                    $495                  Dec 1993       $386
Dec 1994                    $640                  Dec 1994       $428
Dec 1995                    $748                  Dec 1995       $561


More importantly, commercial loan growth dramatically increased in the last five years during a period in which our core markets' growth has been anything but robust. These increases suggest ONBANCorp banks continue to gain significant local market share versus large banking competitors who are now headquartered outside the local market.

     Deposits from commercial and municipal customers in our region have also dramatically increased. Starting with a mere $14 million in commercial deposits at December 1990, commercial and municipal deposits now approximate nearly $750 million. These deposits have increased by a magnitude of 52 times since the end of 1990, and have predominantly come from newly developed customer banking relationships. This growth is also a tribute to the initiative of our talented business banking professionals. The increase in these deposits in 1995 approximates 17%.

[PHOTO]
Rome, New York, office.

[PHOTO]
U.S. Small Business Administration District Director B.J. Paprocki presents prestigious award to R. J. Bennett, Bank CEO.

[IMAGE-PLACARD]

The bank and its chief executive officer were
           award from the U.S. Small Business

     A key element of our commercial banking development is the fee income derived from maintaining a full range of banking services with business customers. Commercial banking fees have grown to approximately $4 million annually. Commercial banking fee income was virtually non-existent five years ago. A full array of banking services is now available including: business loans and lines of credit, a wide range of depository services, cash management, domestic and international letters of credit, electronically assisted direct deposit and wire transfer services, special services tailored for small businesses, computer-assisted services for payroll, accounts payable and credit card payment processing, as well as Keogh, retirement accounts and 401(k) programs for small businesses.

     OnBank & Trust Co. is a "Preferred SBA Lender" for Small Business Administration guaranteed loans. This facilitates very quick turnaround for loan applications. Computerized loan underwriting systems operate quickly and efficiently. A small business can apply for and receive loan decisions in a matter of a few days. The bank also works with the major local supplier of power to businesses under an arrangement in which loans for repairs or refurbishments are quickly financed to help businesses become more energy efficient. The bank also helps small business borrowers save money with discounted loan rates facilitated through the New York State Excelsior Linked Deposit Program. This program enables small businesses to save 2% on interest costs over a period of two years. OnBank & Trust Co. has provided more than 60% of the Excelsior Linked Deposits Program loans in central New York. The bank and its chief executive officer were very fortunate to receive a prestigious award from the U.S. Small Business Administration as the "Small Business Advocate of the Year" in Central New York.

Trust & Investment
Services

fortunate to receive the "Small Business Advocate of the Year"
Administration.

Trust and Investment Services

     Growth in the market value of assets under management at the bank Trust Divisions in Upstate New York and Pennsylvania increased from less than $620 million in the prior year to more than $680 million by year end 1995. This represented a 10% increase in Trust assets. Trust revenues also increased 11% to approximately $2.7 million. When we effectively started offering Trust services three years ago on January 1, 1993, assets under management were $551 million. The Trust operation has a history tracing back more than 65 years and the Trust Division of OnBank & Trust Co. has become a very reliable local investment resource for successful individuals and families in upstate New York. Trust services and advice are completely customized, always personalized to specific customer needs, and provided with complete confidentiality to place the interest of the customer first.

     We support our internal Trust experience and discipline with multi-dimensional research including extensive economic data and analytical information from internal sources as well as from sources that include large and well respected investment advisors. In addition to our own resources, Trust professionals have direct access to such sources as Northern Trust Investment Advisors, Wellington Management, SEI Financial Services, Federated Investors, Value Line and others. Trust professionals at ONBANCorp are not sales commission agents and, therefore, do not carry any bias for investing in funds or managing assets that may be prescribed by a parent investment brokerage or similar firm.

[PHOTO]
Trust Services help assure a legacy of education and security for generations to come.

[PHOTO]
Retirement planning is an important Trust Service.

Our Trust professionals enjoy a unique

     Among predominant sources of Trust fee income in 1995 were: Trust, Custody and Estate Services, Employee Retirement Benefit Plans Administration, and Investment Management services. There are many types of Trust arrangements available in which an individual or institution like our Trust Division holds assets or property for the benefit and use of others, i.e. the beneficiaries. Trust arrangements are established in the strictest confidence, and operate with specific instructions for determining how the investment or property will be used or how it will be distributed. Testamentary Trusts can be established by your will. Living Trusts, also referred to as "inter vivos," can take effect during your lifetime, and typically are used to transfer liquid assets under tax beneficial arrangements. Trusts can be revocable or irrevocable. A fundamental advantage of Trust and fiduciary services is that the grantor directs and controls the desired activities.

     One of the fastest growth areas of Trust services is the management of employee retirement and benefit plans. There are many types of retirement programs and plans which are available from the Trust professionals in our metropolitan offices in Syracuse, Albany, Rochester and Wilkes-Barre. Trust professionals work very closely with small and mid-size businesses to determine what type of retirement plan or plans may be best for the employer and employees. Custom retirement plans and a number of IRS-approved prototype plans are available. Among the more popular plans are:

     o 401(k) Salary Deferral Plan -- A 401(k) Plan allows the employer and employees to save additional funds for retirement. Plan participants may elect to defer receiving a portion of their salaries in favor of deferring the income and tax by placing funds in a qualified retirement plan. Such plans allow the business to make a matching contribution in a very flexible fashion.

Trust & Investment
Services

market competitive position.

     o Profit Sharing Plan -- A Profit Sharing Plan allows employers the flexibility to contribute or not to contribute based upon profitability. All qualifying contributions made by the business make this plan tax deductible.

     o Keogh Plan -- Keogh plans are designed especially for self-employed individuals who wish to make tax deductible contributions for their own benefit or for the benefit of eligible employees. Earnings on these contributions grow on a tax-deferred basis and help accumulate savings for retirement.

     Through the use of sophisticated computer processes, Trust professionals offer direct access to a wide variety of investment funds through the "Pathway to Prosperity" service. "Pathway to Prosperity" investment funds and asset allocation services are proving to be exceptionally helpful planning tools for individuals whose net worth is $50,000 or more. Our Trust professionals enjoy a very unique market competitive position. Most competitors with Trust operations are focused only on the very large account. Many competitors are involved in carrying expensive overhead costs for headquarters, resources and equipment that are located in distant cities. This, in turn, discourages the active serving of Trust customers whose net worth is less than millions of dollars. Key fundamentals of our Trust services are: keep the Trust professionals local, keep Trust services up to date and stay directly responsive to customers at the local level.

[IMAGE-BROCHURES]

[PHOTO]
Upgraded branch,
Fayetteville, New York

[IMAGE-SERVICE AREA]

We continually look for ways to build cust
      We are convinced that first-class cu

Consumer Banking Services

     Significant growth was witnessed in 1995 consumer banking services. Consumer loans increased by 14% and now approximate $600 million. Consumer lending increased by nearly $72 million. Primary growth areas were financing of automobile leases which showed particularly strong growth in Northeastern Pennsylvania, and financing manufactured homes. Our banks' array of consumer loans and leases ranges from Home Equity secured loans for home improvement and personal needs to student loans and a variety of personal loans. To further improve our capacity to deliver fast, personalized loan service to customers, we improved the automation of loan applications and loan documentation. Upgraded computer software helps to dramatically speed the process of customer loan application and review. A new computer-assisted loan documentation system produces customer loan documents through laser printers located in bank branches.

     New York subsidiaries improved the OnBank ATM network at mid-year 1995 by installing state of the art 24-hour ATMs at every rest stop on the New York Thruway from Westchester County through the Buffalo and Niagara Falls area. This roadway travels directly through our core New York territory. These ATMs have already accommodated more than one-half million banking transactions for customers' convenience. Another service enhanced in 1995 was a banking card to directly access customer deposit accounts for purchases. The new "MasterMoney" card improves the customer's access to deposit accounts for ATM transactions and retail purchases, a service which was initially introduced to Upstate New York in 1977 through a debit card by our OnBank subsidiary.

Consumer Banking
Services

omized services around the needs of our local customers.
stomers deserve first-class banking facilities.

     Today, both customers and non-customers who have a MasterCard, MasterMoney card, VISA card, or any debit or bank credit card that is approved for use on major ATM networks throughout the USA and Canada, can use our automated services. Among networks facilitating the service are CIRRUS, PLUS, NYCE, MAC and JEANIE. ONBANCorp's electronically assisted banking transactions continue to remain state of the art. Fee income for electronically assisted banking services to consumers increased approximately 24% in 1995. Fees received for services such as credit card payments received at retail establishments and processed by our bank for merchants, agent credit card fees, MasterMoney interchange fees, and ATM fees for non-customers who use OnBank ATMs, now exceed $3.3 million annually.

     ONBANCorp banks continue to focus on niche marketing for specific customer segments. One primary market segment is citizens aged 55 or better. "ONYX Club" services offered by subsidiary banks provide customized services to more than 50,000 customers who have achieved the age of 55 or better. These customized banking services are provided at reduced fees or at no fee, and range from personalized checking, specialized retirement accounts, deposits, travelers checks, money orders, direct deposit of social security and other pension checks, and a variety of informational services and travel-related activities for retirees. We continually look for ways to build customized services around the needs of our local customers. We are convinced that first-class customers deserve first-class banking facilities. The year 1995 continued our program of periodically improving banking offices. Among refurbished or new banking offices were Pennsylvania offices in Old Forge, Kingston and Dallas, as well as upgraded New York offices in Fayetteville and Syracuse.

[PHOTO]

[PHOTO]
Kingston, Pennsylvania, new branch office.

[PHOTO]

To stay ahead of the competition, we made sig customer delivery systems by expanding

Residential Real Estate Lending

     Residential loans in portfolio increased 10% or $104 million over the prior year ended December 31, 1994. While 1995 mortgage originations decreased by approximately one-third in our primary markets, mortgage yields increased compared to the previous year. Improved yields, together with added focus on core lending activity, meant a larger portion of the nearly $254 million annual production was placed into portfolio instead of being packaged into mortgage-backed securities for sale to mortgage market investors. Mortgages serviced now include $1.13 billion in our "on balance sheet" portfolio and $1.15 billion serviced for investors "off balance sheet" for a combined $2.28 billion.

     Despite fierce competition from nearly 60 lenders, our lead bank remained the top mortgage lender in our primary market county. Approximately two-thirds of 1995 residential mortgage production in our key market was produced by less than two dozen banks. But approximately one-third of the mortgage originations were generated by a growing population of nearly 40 less regulated credit unions and mortgage companies. To stay ahead of the competition, significant improvements were made to already efficient mortgage delivery systems by expanding our computer technology. Virtually all mortgage technology enhancements were focused on more rapid approval of loan applications for the residential borrower, or more cost-efficient loan underwriting and processing. Among the most beneficial mortgage processing improvements are the following:

     o Faster mortgage loan pre-qualifying -- The "Mortgage Connection" computerized system allows prospective borrowers to prequalify themselves via telephone and initiates instant sales leads to our mortgage originators.

Residential Real
Estate Lending

nificant improvements to already efficient mortgage upon our computer technology.

     o Faster mortgage loan origination -- Laptop computers were deployed with selected lenders to both speed the mortgage loan application process and to help sell other banking services.

     o Faster mortgage loan approval -- An agreement was signed with the Federal Home Loan Mortgage Corporation (FHLMC) to install the "Loan Prospector" computerized loan approval system to reduce processing and loan underwriting time for the customer. It is anticipated that this system may reduce the "approval" time for some applications to a matter of minutes, and facilitate the mortgage loan "closing" time for some customers to within two weeks.

     o Streamlined mortgage loan servicing -- By mid-year 1995, all mortgages in ONBANCorp banks were converted to computer accounting and processing through our central service facility operated by Alltel/Systematics. A mortgage industry standard, the "CPI Mortgage System," reputed to be processing more than 33% of the mortgages in the United States, now assures a higher level of efficiency for servicing customers' mortgage loans.

     In light of improvements in information systems, and changes in Financial Accounting Standards that will add further complexity and expense to the initial year a mortgage loan is booked, actions were taken in 1995 to close selected low production volume regional mortgage lending offices. The Saratoga regional lending office was consolidated into our Albany branch network. The Pittsburgh regional lending office was closed. The Scranton-area regional mortgage lending office was folded into the Franklin First subsidiary, and the Rochester, New York, regional mortgage lending office will be integrated to add commercial lending activities in that region. These efficiencies should be fully recognized in the coming year.

[PHOTO]
Expanded computer technology has improved already efficient mortgage delivery systems.

[IMAGE-MAP]
All 122 offices and New York State Thruway ATMs are linked through the Syracuse Customer Support Center.

Financial information delivery systems must be highly

EDP Systems and Operations

     ONBANCorp's outsourcing of data processing, using our Syracuse customer support and service center, continues to work very efficiently in delivery of customer information. Thanks to extensive efforts at the Franklin First subsidiary in Pennsylvania, the systems for electronic delivery for all Pennsylvania operations were fully integrated as planned in the middle of 1995. This completed the process for upgrading all customer information systems applications within the Corporation's banks. Now that the customer base is coordinated throughout all offices, ONBANCorp is prepared for interstate banking. In the interstate banking environment, which has already been legally approved by Pennsylvania and hopefully will soon be approved by the State of New York, a customer of any ONBANCorp subsidiary bank will have access through any branch office and will have the ability to conduct all deposit and loan transactions at any branch office within the company. As previously described in this report, central processing has already allowed our banks to significantly streamline practices for taking loan applications, and has broadened the base of 24-hour ATMs, expanded into point-of-sale debit card transactions through use of the "MasterMoney" card, and placed your company's systems in an extremely competitive position relative to any banking competitor. The technical coordination of both the New York customer base and the Pennsylvania customer base, which now includes nearly 750,000 customer deposit and loan accounts, involves routine processing of more than five and one-half million transactions each month on behalf of customers.

     Another significant systems upgrade in 1995 involved processing and monitoring investment securities activity. Upgraded investment systems now allow automation of mark-to-market

EDP Systems and
Operations

automated to effectively compete.

pricing on securities, simulation, and shock testing for dramatic changes in market rates or shifts in the yield curve. These sophisticated methodologies are targeted at expanded monitoring and controls on securities to mitigate both market risk and interest rate risk.

     ONBANCorp's systems plans and priorities recognize that financial information delivery systems must be highly automated to effectively compete for the business and personal customer as events rapidly evolve toward interstate banking, interaction by computer networking, and the emergence of highly sophisticated computers used in assisting the delivery of financial services by banks and non-bank competitors. The year 1995 marked completion of the upgrades for information systems supporting the major aspects of our business. Completed upgrades included: new trust information and accounting systems, standardized loan and deposit systems, and investment securities systems. To ensure that our systems stay ahead of the competition, we have employed a senior executive, who has extensive experience in both internal processing and outsourcing throughout the nation, to be responsible for Systems and Operations. This added the necessary management talent to guide our future information technology and management control systems.

     It is with considerable gratitude to our operations and systems professionals throughout the company that we report your company is extremely well positioned to compete with small and large financial institutions in the electronic delivery of customer information for the future. Customer information delivery systems are operating much more economically, as planned, and with better quality. We move forward with very competitive systems and operations to support a more diversified base of banking customers.

[PHOTO]
Customers use AnswerLine Plus to access current account details, new and existing loan information, and interest rates.

[PHOTO]
In "Building Tomorrows," members of the Boys & Girls Club rebuild and restore a foreclosed home donated by OnBank.

[PHOTO]


The Bank remains firmly committed to the future
                of the community.

Community and Civic Support

     To improve the quality of life in the communities we serve, ONBANCorp, its subsidiaries, directors and employees contribute to and take leadership roles in many civic endeavors. We continue a long tradition of reaching out to low-income households and small businesses, serving as a member of inner city housing partnerships and affordable loan and banking services programs, reinvesting in the community and addressing the needs of the young and elderly. Programs like OnBank's "World in the Square" and Big Brother/Big Sister are visible examples, but there are many other programs and agencies that have benefited from our volunteer involvement. They include many hospital boards, Adopt-a-School programs, the Boy Scouts, the Boys & Girls Club, the F.M. Kirby Center, Junior Achievement, Literacy Volunteers, the Make-a-Wish Foundation, the March of Dimes, the Northeast Pennsylvania Philharmonic, the Red Cross, the Salvation Army, Success by Six, St. Vincent de Paul Soup Kitchen, Syracuse Stage, the Syracuse Symphony Orchestra, the United Way, the Urban League and many more.

     We note with considerable pride that your banking organization is the product of the collective performance of nearly 1,400 employees. This dedicated team of employees strives to provide top quality service to our banking customers and is the real steward for ONBANCorp shareholders. We remain fully committed to building a high performance regional financial organization which improves shareholder value and is worthy of your continued support.

Sincerely,

/s/ Robert J. Bennett

Robert J. Bennett
Chairman, President & Chief Executive Officer

Table of Contents



Selected Financial Data                           22

Management's Discussion and Analysis              23

Management's Statement of Responsibility          33

Independent Auditors' Report                      33

Consolidated Balance Sheets                       34

Consolidated Statements of Income                 35

Consolidated Statements of Changes in

  Shareholders' Equity                            36

Consolidated Statements of Cash Flows             37

Notes to Consolidated Financial Statements        39



                                                      ONBANCorp Banking Subsidiaries
                                                       at December 31, 1995 ($000)

                                                       Mortgage-      Short-term
                                           Net           Backed         & Other
                            Assets        Loans        Securities      Investments      Deposits          Equity
                         ---------------------------------------------------------------------------------------
OnBank & Trust Co.       $3,493,305     1,295,785       1,487,413        426,964       2,639,592         230,649

OnBank                      613,422       216,708         313,587         12,129         211,976          32,187

Franklin First SB         1,499,628       741,914         570,860        107,223         966,011         110,848

Selected Financial Data


=======================================================================================================================
(In Thousands Except Share Data)                                      Year Ended December 31,

                                                1995            1994            1993            1992            1991
Balance Sheet Data at Period End
=======================================================================================================================
Securities                                   $2,741,843       3,890,687       3,627,804       2,283,058       1,716,571
Net loans                                     2,254,407       1,949,197       1,680,721       1,909,864       1,407,931
Total assets                                  5,567,059       6,723,305       5,772,280       4,724,021       3,406,591
Deposits                                      3,808,273       3,793,343       3,005,999       3,023,901       2,045,560
Repurchase agreements                           361,617       1,058,316       1,251,050         640,594         737,196
Other borrowings                                903,370       1,158,772       1,022,947         642,911         333,701
Shareholders' equity                            388,766         362,936         430,638         334,466         238,848

Operations Data
- -----------------------------------------------------------------------------------------------------------------------

Interest income                              $  431,459         388,275         327,622         253,649         254,787
Interest expense                                278,944         224,646         171,055         141,353         174,504
Net interest income                             152,515         163,629         156,567         112,296          80,283
Provision for loan losses                         6,790           7,638          10,297           5,900           4,460
Other operating income (loss)                    29,301         (52,689)         46,066          23,073          18,603
Other operating expenses                        103,462          99,890          98,666          58,783          49,816
Income taxes                                     26,887             708          35,707          29,532          17,876
Cumulative effect of accounting change(1)            --              --           3,400              --              --
Net income                                       44,677           2,704          61,363          41,154          26,734

Per Common Share Data
- -----------------------------------------------------------------------------------------------------------------------

Net income (loss) fully diluted              $     2.75            (.15)           3.93            2.86            2.04
Dividends declared                                 1.14            1.03             .69             .45             .31
Book value                                        24.11           20.82           25.77           20.87           18.24
=======================================================================================================================

(1) Reflects the effect of the adoption of the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Management's Discussion and
Analysis

Overview

ONBANCorp, Inc.'s ("ONBANCorp" or "the Company") results of operations are dependent upon the results of operations of its three wholly owned subsidiaries; OnBank & Trust Co., OnBank and Franklin First Savings Bank ("Franklin"), collectively (the "Banks"). On August 31, 1993 ONBANCorp acquired through merger the $1.3 billion Franklin First Financial Corp. headquartered in Wilkes-Barre, Pennsylvania. This merger was accounted for using the pooling of interests method and, therefore, prior period results have been restated. During June of 1994 OnBank & Trust Co. acquired nine branches with $.3 billion in deposits in the Rochester metropolitan area and accounted for the acquisition using the purchase method.

ONBANCorp's major market areas serve metropolitan populations across New York State and Northeastern Pennsylvania. The Upstate New York Region from Westchester County to the Great Lakes of Ontario and Erie, has a population approximating seven million. This exceeds the populations of forty individual states including the neighboring states of Connecticut and Massachusetts. The Wilkes-Barre/Scranton area of Northeastern Pennsylvania has strikingly similar characteristics to Syracuse, Rochester, Albany and Buffalo, namely, large populations, a wide variety of industries, good transportation, many colleges and numerous small businesses. The size and diversity of the markets served tend to inhibit any radical changes in economic growth, unemployment or real estate values. The economy of the area, therefore, tends to follow the national trends. These large target markets offer considerable potential in the small business and household sectors to broaden ONBANCorp's base of banking services.

Corporate strategy was revised in 1995 to further accelerate the focus on core banking and to significantly diminish investments in securities. Recent accounting rule changes relating to investment securities have resulted in more volatile financial statements for companies like ONBANCorp who are in the midst of transitioning from the thrift profile of 1990 to the regional banking company profile of 1995. During the intervening years capital has been leveraged in the form of financing transactions. These transactions have generally involved short-term market rate borrowings, such as repurchase agreements, funding assets such as Treasuries and mortgage-backed securities. The intended short term nature of the financing transactions along with the minimal credit risk associated with these assets (generally U.S. Government or mortgage-backed securities) which were classified as available for sale, would have provided the opportunity to increase return on equity ("ROE") and earnings per share ("EPS") as well as adjust the balance sheet as more traditional banking relationships were added. However, rapidly rising interest rates in 1994 had an adverse effect on this strategy.

In connection with the implementation of Statement of Financial Accounting Standards (FAS) No. 115 at December 31, 1993, securities, principally mortgage-backed, with an amortized cost of $2.3 billion were transferred to the available for sale portfolio. In 1994, the regulatory policy was revised to require transfer of securities to available for sale only in cases where the safety and soundness of an institution is an issue. In view of the policy revision, in 1994, the Company transferred securities with a fair value of $1.27 billion from available for sale to held to maturity. These transfers had the practical effect of limiting the potential capital erosion which could have occurred if interest rates rose dramatically and these securities had remained classified as available for sale.

As of November 15, 1995 certain provisions of FAS 115 were temporarily suspended and a "Window of Opportunity" was created. All companies subject to FAS 115 were permitted a one-time opportunity to reallocate securities previously classified as held to maturity into the available for sale category without calling into question the Company's intent to hold the remaining securities to maturity. ONBANCorp availed itself of this opportunity and transferred approximately $1.54 billion in securities from held to maturity to available for sale. Following this move the Company sold approximately $1.2 billion of its available for sale securities and used the proceeds to pay down borrowings and fund future loan growth. This late year "window" enabled the Company to shrink the absolute levels of securities and borrowings. The yield on assets sold was approximately the same as the cost of the borrowings repaid, therefore, net interest income was not adversely affected. Prepayment fees related to the prepayment of borrowings were more than offset by gains on securities sold. The future implications of these actions will not materially affect net

Management's Discussion and
Analysis (Continued)

income, however, the net interest margin should increase because net interest income (the numerator) should remain approximately the same while the average earning assets (the denominator) will significantly diminish by approximately $1 billion. The increase in net interest margin effect will begin in early 1996 since many of the transactions did not settle until December of 1995. Total securities have declined by $1.15 billion to $2.74 billion at December 31, 1995 from $3.89 billion at December 31, 1994 and on a percentage basis represent 49% and 58% of total assets on those respective dates.

At December 31, 1995 total assets were $5.6 billion, earning assets were $5.2 billion, deposits $3.8 billion including $.4 billion of brokered time deposits and shareholders' equity was $388.8 million net of $19.0 million of net unrealized holding loss on securities pursuant to FAS 115. It is expected that the majority of this unrealized holding loss will be amortized back into capital over the next two to three years.

Net income for 1995 was $44.7 million or $2.75 per common share on a fully diluted basis. Net interest income of $152.5 million is 6.8% lower than the prior year primarily as a result of interest rates on interest bearing liabilities rising more than the rates on interest earning assets. The 1995 net interest margin of 2.55% was 0.13% lower than 1994's and is expected to increase in 1996 as a result of the substantial net interest income neutral downsizing which occurred at year end 1995. Full year 1995 operating expenses increased by $3.6 million or 3.6% and represent an efficient 1.64% of average assets or a 58.7% efficiency ratio, both measures are considered very efficient within the banking industry.

Asset quality remains very sound as measured by the 0.60% ratio of non-performing loans ($29.0 million) plus other non-performing assets ($4.4 million) to total assets ($5.567 billion) at December 31, 1995. The coverage ratio of the allowance for loan losses to non-performing loans has increased to 119% at year end.

At December 31, 1995 the book value per common share of $24.11 represented a 15.8% increase from the $20.82 at December 31, 1994. This increase was the combined result of net income per common share less dividends and the improvement of unrealized market depreciation associated with FAS 115. As announced in March of 1995, as part of its capital management plan, the Company repurchased 301,800 shares of Cumulative Convertible Preferred Stock and 577,900 shares of Common stock during 1995. This repurchase generally has the effect of improving earnings per share (EPS) and return on average equity (ROE).

Net Interest Income

The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest earning assets and interest bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The tables on pages 25 and 26 of this report show the relative contribution of changes in average volume and average interest rates on changes in net interest income for the periods indicated.

Average interest earning assets decreased to $5.99 billion in 1995 from $6.09 billion in 1994 which had increased from $4.88 billion in 1993. Average interest bearing liabilities decreased to $5.57 billion in 1995 from $5.66 billion in 1994 which had increased from $4.49 billion in 1993. The yield on average earning assets was 7.20% in 1995 up from 6.37% in 1994 which was down from 6.71% in 1993. The increase in yield from 1994 to 1995 primarily related to the increased volume of average loans at a 0.27% higher yield than in 1994 as well as the reinvestment in late 1994 and early 1995 of the net proceeds of the securities repositioning which occurred in December of 1994 at approximately 175 basis point improvement in yield. The decrease in yield from 1993 to 1994 was caused by the declines in loan yields, primarily residential, from 8.80% in 1993 to 8.40% in 1994. Residential loan prepayment activity occurred at historically high levels during the declining interest-rate environment of 1993 while at the same time new residential loan originations were at record levels for the Company. The "mix" of new loans during 1993 was comprised almost totally of fixed rate loans which were securitized and sold with servicing retained. During 1994 the mix of new loans includes a substantial increase in adjustable rate mortgage loans ("ARMS") versus fixed rate loans, however, the volume of new loans was significantly reduced because of the decreased

Management's Discussion and
Analysis (Continued)

This table sets forth for the indicated years ended December 31, the average daily balances of the Company's major asset and liability items and the interest earned or paid thereon expressed in dollars and weighted average rates.

===================================================================================================================================
                                                         1995                          1994                          1993
                                             Average             Yield/    Average             Yield/    Average             Yield/
(Dollars in Thousands)                       Balance   Interest   Rate     Balance   Interest   Rate     Balance   Interest   Rate
- -----------------------------------------------------------------------------------------------------------------------------------
Interest earning assets (1)
   Securities                              $3,819,923   244,078   6.39%   4,237,331   233,530   5.51%   2,878,746   155,267   5.39%
   Loans                                    2,129,445   184,591   8.67%   1,824,207   153,247   8.40%   1,929,724   169,827   8.80%
   Federal funds sold and other                42,801     2,790   6.52%      33,434     1,498   4.48%      76,325     2,528   3.31%
- -----------------------------------------------------------------------------------------------------------------------------------
        Total interest earning assets       5,992,169   431,459   7.20%   6,094,972   388,275   6.37%   4,884,795   327,622   6.71%
   Non-interest earning assets                327,291                       302,981                       290,890
- -----------------------------------------------------------------------------------------------------------------------------------
        Total assets                       $6,319,460                     6,397,953                     5,175,685
- -----------------------------------------------------------------------------------------------------------------------------------

Interest bearing liabilities
   Savings  deposits                          804,737    22,931   2.85%     691,470    18,044   2.61%     622,885    17,548   2.82%
   Time deposits                            2,170,492   121,124   5.58%   1,723,534    76,415   4.43%   1,392,085    60,539   4.35%
   Money market accounts, NOW
     accounts,and escrow deposits             552,626    13,360   2.42%     782,802    18,208   2.33%     781,271    19,729   2.53%
- -----------------------------------------------------------------------------------------------------------------------------------
        Total deposits                      3,527,855   157,415   4.46%   3,197,806   112,667   3.52%   2,796,241    97,816   3.50%
   Repurchase agreements                      856,327    51,306   5.99%   1,403,327    58,720   4.18%     892,391    32,151   3.60%
   Other borrowings                         1,189,981    70,223   5.90%   1,061,655    53,259   5.02%     803,370    41,088   5.11%
- -----------------------------------------------------------------------------------------------------------------------------------
        Total interest bearing
          liabilities                       5,574,163   278,944   5.00%   5,662,788   224,646   3.97%   4,492,002   171,055   3.81%
   Non-interest bearing deposits              298,464                       284,797                       241,544
   Non-interest bearing liabilities            66,447                        55,308                        68,437
- -----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                   5,939,074                     6,002,893                     4,801,983
   Shareholders' equity                       380,386                       395,060                       373,702
- -----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and
          shareholders' equity             $6,319,460                     6,397,953                     5,175,685
- -----------------------------------------------------------------------------------------------------------------------------------
Net interest income                        $            152,515                       163,629                       156,567
- -----------------------------------------------------------------------------------------------------------------------------------
        Interest rate spread                                      2.20%                         2.40%                         2.90%
        Net interest margin (2)                                   2.55%                         2.68%                         3.21%
Average interest earning assets to average
   interest bearing liabilities                                   1.07X                         1.08X                         1.09X
Average equity to average assets ratio                            6.02%                         6.17%                         7.22%
===================================================================================================================================

(1) Nonaccruing loans, which are immaterial, have been included in interest earning assets.

(2) Computed by dividing net interest income by total average interest earning assets.

Management's Discussion and
Analysis (Continued)

The following table presents changes in interest income and interest expense attributable to: changes in volume (change in average balance or volume multiplied by prior year rate), changes in rate (change in rate multiplied by prior year volume), and the net change in net interest income. The net change attributable to the combined impact of volume and rate has been allocated proportionately to the absolute dollar amounts of the change in each.

=======================================================================================================================
                                                    1995 Compared to 1994                    1994 Compared to 1993
                                                     Increase (Decrease)                      Increase (Decrease)
(Dollars in Thousands)                         Volume       Rate        Net             Volume       Rate        Net
- -----------------------------------------------------------------------------------------------------------------------
Interest earning assets
  Securities                                 $(24,243)     34,791      10,548           75,187       3,076      78,263
  Loans                                        26,293       5,051      31,344           (9,195)     (7,385)    (16,580)
  Federal funds sold and other                    492         800       1,292           (1,728)        698      (1,030)
- -----------------------------------------------------------------------------------------------------------------------
       Total change in income from
         interest earning assets                2,542      40,642      43,184           64,264      (3,611)     60,653
- -----------------------------------------------------------------------------------------------------------------------

Interest bearing liabilities
  Savings deposits                              3,130       1,757       4,887            1,857      (1,361)        496
  Time deposits                                22,343      22,366      44,709           14,738       1,138      15,876
  Money market accounts, NOW accounts,
    and escrow deposits                        (5,531)        683      (4,848)              39      (1,560)     (1,521)
- -----------------------------------------------------------------------------------------------------------------------
       Total deposits                          19,942      24,806      44,748           16,634      (1,783)     14,851
  Borrowings:
    Repurchase agreements                     (27,578)     20,164      (7,414)          20,734       5,835      26,569
    Other borrowings                            6,923      10,041      16,964           12,910        (739)     12,171
- -----------------------------------------------------------------------------------------------------------------------
       Total change in expense of interest
         bearing liabilities                     (713)     55,011      54,298           50,278       3,313      53,591
- -----------------------------------------------------------------------------------------------------------------------

       Change in net interest income         $  3,255     (14,369)    (11,114)          13,986      (6,924)      7,062
=======================================================================================================================

refinancing activity in 1994. The initial yield on the ARMS was generally less than the yield on the loans which they were replacing which contributed to the continuing decline in the yield on the residential loan portfolio. Periodic annual and lifetime caps on ARMS inhibit these loans from repricing to market rates during a one year time frame when interest rates rise as rapidly as they did during 1994. The yield on securities increased to 5.51% for 1994. A combination of managed growth, increased prepayment rates on mortgage-backed securities and the direction and speed with which the interest-rate environment has changed during the past three years directly affected the yields on securities. The changing interest-rate environment of the past three years has had a similar effect on various components of interest bearing liabilities. Deposit costs for savings deposits and interest bearing transaction accounts have remained relatively stable, however, the cost of time deposits has steadily increased from 4.35% to 4.43% to 5.58% for 1993, 1994 and 1995, respectively. These increased costs are primarily a function of increased competition from money market funds and others, as well as, the change in time deposit mix which includes increasing and more expensive deposits from municipalities and retail brokers. The cost of repurchase agreements is directly related to their maturity and market interest rates which declined in 1995 following a significant increase in 1994 from 1993. The increase in cost to 5.99% in 1995 from 4.18% in 1994 relates primarily to the selective lengthening in maturities of these liabilities during the first half of 1995 to the one and two year category, in order to offset the shortening duration of assets and

Management's Discussion and
Analysis (Continued)

maintain a reasonable duration balance between interest earning assets and interest bearing liabilities. The cost of other borrowings increased to 5.90% from 5.02% for the same reasons as repurchase agreements. During 1994 and 1993 most repurchase agreements had short-term maturities and the cost was directly related to short-term interest rates which rose sharply in 1994. Other borrowings which were not as short term in maturity as repurchase agreements, decreased by .09% to 5.02% for 1994 compared with 1993.

The effect of the growth in average earning loans and the associated increased yields has offset the decline in the average volume of securities and average total assets from 1994 to 1995. The increase in yield from the reinvestment of the late 1994 repositioning of securities and the decline in the rate of amortization of mortgage-backed securities premiums related to slower prepayments in 1995 have combined to increase interest income to $431.5 million in 1995 from $388.3 million in 1994. The effect of the growth in average interest earning assets more than offset the decline in yield of .34% for 1994 to 6.37% from 1993's 6.71%. Despite a drop in average interest bearing liabilities to $5.57 billion in 1995 from $5.66 billion in 1994, which had increased from $4.49 billion in 1993, the cost of funds and interest expense has increased to 5.00% and $278.9 million, 3.97% and $224.6 million and 3.81% and $171.1 million for 1995, 1994 and 1993, respectively. The combined effects of the changes in average balances and yield/rates is that net interest income decreased by $11.1 million in 1995 from 1994 of which $3.3 million was the result of interest income increasing more than interest expense as a function of volume. The increase in yields on earning assets and the greater increase in rates on average interest bearing liabilities had a $14.4 million negative impact. For 1994 compared with 1993 net interest income increased by $7.1 million of which $14.0 million was the result of interest income increasing more than interest expense as a function of volume. The decline in yields on earning assets and increase in rates on average interest bearing liabilities had a $6.9 million negative impact.

Market rates of interest have fluctuated significantly during the past three years. Rates rose dramatically during 1994 and the yield curve flattened. Rates then declined substantially during 1995, however, the yield curve remained essentially flat. During this period as the Company was continuing its transition to a commercial bank, the volume of short term financing transactions was significant and, therefore, the net interest margin declined from 3.21% in 1993 to 2.68% in 1994 to 2.55% in 1995. As the short term financing transactions are being replaced by more traditional retail and commercial banking assets and liabilities both currently and in the future, it is reasonable to expect that the net interest margin will increase from the levels of both 1994 and 1995. The flattening of the yield curve, especially in the shorter zero to five year sector and the speed with which overall interest rates increased during 1994 are the factors which most affected the Company's interest rate risk profile during the fourth quarter. The Company had absorbed the effects of increasing rates during the first nine months of 1994 and, in fact, had record net interest income of $42.6 million in the third quarter of 1994. Rising interest rates in October, November and early December of 1994 had a negative impact on both net interest margin and net interest income, as well as a negative impact on the mark-to-market valuation of the available for sale securities portfolio and, therefore, capital. This combination of events created a situation wherein if interest rates, and especially short-term interest rates, were to continue to increase from their mid-December levels, the net interest margin, net interest income and mark-to-market capital reductions related to FAS 115 all would have worsened. Given this rapidly changing situation, the Company made the decision to reduce its exposure which resulted in approximately $80 million pretax losses related to the available for sale portfolio.

As a combined result of the significant decline in rates from December 31, 1994 to December 31, 1995, the late 1995 transfer of securities and scheduled amortization, the net unrealized holding loss on available for sale securities, net of deferred taxes, decreased by $26.9 million which had the effect of increasing shareholders' equity by that amount. By contrast the net difference between the carrying value and fair value related to held to maturity securities improved by $154.2 million to a positive $35.6 million and had no impact on shareholders' equity. Future price volatility of both the available for sale portfolio and the held to maturity portfolio will be a function of their relative effective durations which were 2.15 years and 2.46 years, respectively. From a credit quality perspective the portfolios are comprised of

Management's Discussion and
Analysis (Continued)

primarily government sponsored agencies and/or AAA rated securities.

Provision for Loan Losses and Asset Quality

The provision for loan losses decreased to $6.8 million in 1995 from $7.6 million in 1994 and $10.3 million in 1993. The pattern of net chargeoffs was similar to the provision with $6.0 million in 1995 down from $6.6 million in 1994 which was down from $9.3 million in 1993. The lower provision for loan losses in 1994 and 1995 reflect the decreased volume of non-performing loans in each of those years, however, they were sufficient to provide for a simultaneous increase in the ratio of the allowance for loan losses to non-performing loans of 95.5% , 113.5% and 119.0% at December 31, 1993, 1994 and 1995, respectively.
This increased coverage ratio also reflects the increased emphasis on commercial lending and the inherently higher risk factors associated with this type of lending.

The adequacy of the allowance for loan losses is assessed based upon management's periodic evaluation considering past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of underlying collateral, if any, and current and prospective economic conditions. The allowance to ending loans of 1.51% at December 31, 1995 was down slightly from 1.70% at December 31, 1994 and 1.72% at December 31, 1993. As the allowance for loan losses has increased to $34.6 million at year end 1995 from $33.8 million and $32.7 million, respectively for year end 1994 and 1993, non-performing loans have decreased over the same periods to 1.24% of total loans at December 31, 1995 from 1.50% and 1.81% at year end 1994 and 1993, respectively. The provision over the past three years has accommodated the net chargeoffs while at the same time gradually increasing the overall allowance for loan losses and the coverage ratio of non-performing loans to the extent that ratio has exceeded 100% or total coverage as of December 31, 1995 and 1994.

Other real estate owned ("OREO") has decreased to $4.0 million at December 31, 1995 from $5.4 million and $10.7 million at year end 1994 and 1993, respectively. This decrease reflects the results of management's ongoing effort to reduce these non-earning assets to a minimal level. In evaluating the overall credit risk in the balance sheet, the ratio of non-performing assets (non-performing loans plus OREO and repossessed assets) to total assets was .60% at December 31, 1995 up slightly as a result of the lower overall asset base from .53% at year end 1994 which was down from .79% at year end 1993. These percentages imply a relatively low credit risk profile for the Company compared with commercial banking peers.

Other Operating Income

Other operating income, which is generated by service charges, mortgage banking activities, net gain (loss) on securities transactions and other sources, increased $82.0 million to $29.3 million in 1995 from a loss of $52.7 million in 1994 which had decreased by $98.8 million from $46.1 million in 1993. Service charges increased $.9 million in both 1995 and 1994 to $15.6 million and $14.7 million, respectively, up from $13.8 million in 1993. These increases primarily reflect the Company's long-term strategy which is to continue to increase the Company's banking activities in the Central New York State market along with the Albany, Rochester and Scranton/Wilkes Barre markets which the Company serves.

The Company's mortgage banking revenue consists of servicing income, gains and losses on the sale of loans originated for sale, gains on the sale of mortgage servicing rights and the amortization of loan servicing rights. Gains and losses on the sale of mortgage-backed securities created from loans originated by the Company are considered a mortgage banking activity as distinguished from the gains or losses arising from the sale of such securities purchased and available for sale. Residential mortgage loans are originated to meet consumer demand which has predominantly been for long-term fixed rate mortgage loans in the Banks' New York and Pennsylvania market areas. In 1994 the market for residential mortgage loans diminished substantially as a result of the higher rates and the associated decline in refinancings. Residential mortgage loan originations decreased to $254 million in 1995 from $389 million in 1994 from $609 million in 1993. The mix also changed in 1995 to predominantly fixed rate, however, because of the absolute level of rates and the overall duration characteristics of the balance sheet the Company retained most of the loans originated in portfolio. In 1994 a change in consumer preference, influenced mainly by the rising interest rate scenario, occurred to the extent that approxi-

Management's Discussion and
Analysis (Continued)

mately 37% of the residential real estate loans originated were ARMS. Based upon this change in mix, and the overall interest rate risk in the balance sheet at the time, the Banks retained almost all of the last three quarters of 1994's production in the portfolio. The vast majority of 1993's originations have been sold in the secondary market as either whole loans or mortgage-backed securities to help balance the Banks' interest rate sensitivity. Such sales generate income (or loss) at the time of sale, produce future servicing income and provide funds for additional lending and other purposes. Typically, loans are sold with the Banks retaining responsibility for collecting and remitting loan payments, inspecting properties, making certain insurance and tax payments on behalf of borrowers and otherwise servicing the loans, and receiving a fee for performing these services. Under their sales agreements, the Banks pay the purchaser an agreed yield on the loans sold. The discounted value of the difference between the contractual interest rates of the loans or mortgage-backed securities and the rate to be paid to investors, net of a normal servicing fee and including the effects of estimated prepayments, is an adjustment of the sale price of the loans or mortgage-backed securities. Mortgage banking income declined $2.7 million to $3.1 million in 1995 from 1994 due to the $3.5 million gain on sale of mortgage servicing in 1994. The $6.2 million decline from $12.1 million in 1993 was primarily caused by the decrease in refinancing activity associated with increasing market interest rates in 1994 and the decision to keep certain fixed rate loans along with ARM's in the portfolio in 1994. These factors contributed substantially to the decrease in gain on sale of loans.

The Banks capitalized excess mortgage servicing fees of $.7 million in 1995, $1.8 million in 1994 and $3.8 million in 1993. The Company recognized $1.9 million of amortization of these assets in 1995, down from $3.2 million in 1994 which was down from $4.8 million in 1993. In order to recognize the effect of the high levels of prepayments in 1993, the Company accelerated the writedown of these assets by $.2 million. As a result of the sale of servicing rights during 1994 the Company reduced the asset by $1.7 million and recognized income amounting to $3.5 million. Loans serviced for others totaled approximately $1.147 billion, $1.223 billion and $1.466 billion at December 31, 1995, 1994 and 1993, respectively. The combined capitalized excess mortgage servicing fees and purchased mortgage servicing rights at December 31 were $7.1 million in 1995, $8.4 million in 1994 and $11.5 million in 1993. When expressed as a percentage of the serviced loan portfolio these balances are .6%, .7% and .8%, respectively.

Income from other sources decreased $1.1 million in 1995 to $5.1 million from $6.2 million in 1994 which was increased $.6 million from 1993.

Other Operating Expenses

Total operating expenses increased $3.6 million or 3.6% to $103.5 million for 1995 over 1994 and $1.2 million or 1.2% to $99.9 million for 1994 over 1993.

Salaries and employee benefits declined $.4 million to $40.4 million in 1995 from $40.8 million in 1994 which had declined $4.1 million from $44.9 million in 1993. The 1995 decline represented primarily continued efficiencies associated with the significant decline in 1994 related to the decision to enter into a data processing facilities management contract under which many OnBank employees were hired by the vendor. Also contributing is $2.7 million of charges related to an early retirement program in 1993. Employment levels have declined slightly during 1995.

Building, occupancy and equipment expense has remained relatively constant in 1995 at $17.9 million compared with $17.7 million in 1994. The slight increase is primarily related to increased depreciation and rent. The $17.7 million in 1994 represented a decrease of $.8 million from the $18.5 million in 1993 primarily as a result of consolidations of branches and other efficiencies realized in conjunction with the December 31, 1992 acquisition of two commercial banks. During the second half of 1993 four overlapping branches were closed, however, the full effect of these closings was not realized until 1994.

FDIC deposit insurance premiums decreased $1.4 million in 1995 as the result of the decrease in deposit insurance rates on that portion of the Company's deposits which are BIF insured. These deposits did not incur an insurance expense for the last seven months of 1995 and are not expected to incur any insurance charge in 1996. However, those deposits which remain SAIF insured, which include all of the Franklin deposits and the deposits related to the June 1994 acquisition of nine

Management's Discussion and
Analysis (Continued)

branches in the Rochester area, are expected to continue to accrue insurance assessments at the rate of $.23 per hundred dollars of deposits until the current SAIF recapitalization issue is resolved. Under pending federal legislation, a one-time expense will be incurred which will be calculated on the Company's SAIF deposits on March 31, 1995. For example, a pre-tax recapitalization charge of .75% to .80% per hundred dollars of deposits would equate to approximately $7.0 to $7.4 million if it were based upon March 31, 1995 deposit balances. It is still undetermined what level of charges might occur or if there will be discounts applied to these deposit balances. FDIC deposit insurance premiums increased $.3 million in 1994 over the $7.0 million in 1993 due to the increase in deposits related to the Rochester branch acquisition as well as other internally generated deposit growth. Since the premium for FDIC deposit insurance remained constant for 1994 and 1993 the increase its totally related to volume increases.

Contracted data processing expense increased $2.8 million in 1995 to $9.7 million and represents the first full year of expense related to the data processing facilities management contract. Contracted data processing of $6.9 million in 1994 represents the one half year expense related to the contract combined with the costs associated with the Rochester acquisition with the increase being $6.1 million from the $.8 million in 1993. The majority of major systems conversions were completed during 1995 and the Company is now operating under similar systems for all of its operations. This situation should provide for future efficiencies in almost all aspects of the Company's operations.

Legal and financial services expenses increased by $.1 million to $3.3 million in 1995 from $3.2 million in 1994 which was a decrease of $1.2 million from the $4.4 million in 1993. The levels of expense in 1995 are generally in line with those of 1994. The $4.4 million expense in 1993 was inflated with one-time expenses associated with the acquisition activity and increased legal fees associated with the disposition of non-performing assets.

Other expenses increased $2.3 million to $26.3 million in 1995 from $24.0 million in 1994. Approximately $1.5 million of the increase consists of a full year's goodwill amortization related to the Rochester acquisition compared with seven months of amortization in 1994. Additionally, $1.7 million of prepayment penalties related to the late 1995 downsizing are also included. Other expenses increased $.9 million in 1994 from $23.1 million in 1993 with all of the increase being related to the amortization of $2.1 million of goodwill related to the Rochester acquisition in 1994.

When measured as a ratio of other operating expenses to average assets the ratios of 1.6%, 1.6% and 1.9% for 1995, 1994 and 1993, respectively, are all under our 2.0% high performance target and most recently include the increased expenses associated with becoming a commercial bank, adding trust services and continuing to pay for the ever increasing regulatory burden.

The provision for income taxes as a percentage of pre-tax income was 37.6%, 20.8% and 38.1% for 1995, 1994 and 1993, respectively. The 1995 percentage is more representative of the levels of tax burden which the Company incurs. The abnormally low effective tax rate in 1994 is due to a significant increase in the proportion of tax exempt income to total pre-tax income in 1994. The Company adopted Statement 109 as of January 1, 1993 and recognized $3.4 million in the first quarter of 1993 representing the cumulative effect of the change in accounting for income taxes.

Dividends

Payment of dividends by ONBANCorp on its common and preferred stock is subject to various regulatory and tax restrictions. ONBANCorp is regulated by the Federal Reserve Board and as such is subject to its regulations and guidelines with respect to payment of dividends, including its Policy Statement of Cash Dividends Not Fully Covered by Earnings. Since substantially all of the funds available for the payment of dividends were derived from OnBank, OnBank & Trust Co. and Franklin, future dividends will depend upon the earnings of the Banks, their financial condition, their need for funds, applicable governmental policies and regulations and such other matters as the Board of Directors of the respective Banks deem appropriate. Under New York State Banking Law, dividends may be declared and paid only out of the net profits of the Banks. The approval of the Superintendent of the New York State Banking Department of Banking is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits

Management's Discussion and
Analysis (Continued)

of the preceding two years, less any required transfer to surplus. Under federal law, no insured depository institution may make any capital distribution, including the payment of a dividend, that would result in the institution failing to meet its minimum capital requirements.

Liquidity

The objective of liquidity management at ONBANCorp is to ensure the ability to access funding which enables each Bank to efficiently satisfy the cash flow requirements of depositors and borrowers and allow ONBANCorp to meet its cash needs. Liquidity is managed at ONBANCorp by monitoring funds availability from a number of primary sources.

The first, largest and most reliable source of short-term balance sheet liquidity is represented by the $1.0 billion in securities which have been classified as trading or available for sale. The securities are carried at fair value and could be liquidated very quickly as evidenced by the sales in both late 1994 and late 1995 of in excess of $1.0 billion in available for sale securities either to reduce the duration and increase the yield of the portfolio or to shrink the Company as part of the overall interest rate risk management activities. Other sources of funds consist of deposits, cash flows from ongoing operations and borrowings.

ONBANCorp's growth and overall profitability and financial strength have made available numerous external funding sources. The Company enters into financing transactions using repurchase agreements, which are collateralized by U.S. Treasury and mortgage-backed securities, as an additional funding source. Transactions are generally less than two years in maturity and at year end 1995 these repurchase agreements amounted to $362 million compared to $1,058 million at year end 1994. The significant decrease reflects the Company's downsizing at year end 1995 in conjunction with the FAS 115 "Window" and the currently low relative net interest margin on these transactions associated with the flat yield curve environment.

At year end 1995 the Banks' approved commitments to extend credit amounted to $38.0 million. Further information is in notes (17) and (18) of Notes to Consolidated Financial Statements. ONBANCorp's liquidity should be sufficient to meet normal transaction requirements and flexible enough to take advantage of market opportunities and to react to other liquidity needs.

Shareholders' Equity and Capital Adequacy

ONBANCorp's ratio of shareholders' equity of $388.8 million to total assets of $5.6 billion at December 31, 1995 was 7.0%. The ratio increased from 5.4% at December 31, 1994 when shareholders' equity was $362.9 million and total assets were $6.7 billion. The increase in shareholders' equity represents the net income less dividends declared plus the improvement in the net after tax unrealized holding loss on securities. Additionally, as a result of the repurchase of common and preferred stock during 1995 shareholders' equity was reduced by $26.1 million. Stock repurchase programs have been and could continue to be capital management tools of the Company.

Total capital to risk adjusted assets was 15.1% and 13.4% as of December 31, 1995 and 1994, respectively. The Company and the Banks are considered well capitalized and in compliance with Federal Reserve Board and FDIC capital requirements as of both of the above dates.

Recently Issued Accounting Standards

In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights, an amendment to SFAS No. 65, Accounting for Certain Mortgage Banking Activities (Statement 122). Statement 122 requires a mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securtizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Statement 122 will be prospectively adopted and is effective for the Company's fiscal year beginning January 1, 1996. The expected impact on the consolidated financial statements in 1996 will not be material based on the Company's expected sale of loans with servicing retained during 1996.

In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to Be Disposed of (Statement 121). The statement requires that long-lived assets and certain identifiable intangibles to be held and used by a company be reviewed for impairment whenever events or changes in circum-

Management's Discussion and
Analysis (Continued)

stances indicate the carrying amount of the asset may not be recoverable. In performing the review for recoverability, companies are required to estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Under Statement 121, an impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. The Statement also establishes standards for recording an impairment loss for certain assets that are subject to disposal. Excluded from the scope of the statement are financial instruments, mortgage and other loan servicing rights, deposit intangibles and deferred tax assets. The Company will prospectively adopt Statement 121 effective January 1, 1996, and the expected impact on the Company's consolidated financial statements is not material.

The Company maintains compensation plans which provide for grants of stock options to officers. The Company currently follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25) in accounting for its plans. In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123) which encourages, but does not require, companies to use a fair value based method of accounting for stock-based employee compensation plans. Under this method, compensation cost is measured as of the date stock awards are granted based on the fair value rather than the intrinsic value of the award, and such cost is recognized over the service period, which is usually the vesting period. If a company elects to continue using the intrinsic value based method under Opinion 25, pro forma disclosures of net income and net income per share are required, as if the fair value based method had been applied. Under the intrinsic value based method presently utilized by the Company, compensation cost is the excess, if any, of the quoted market price of the stock as of the grant date over the amount employees must pay to acquire it, or over the price established for determining appreciation. Under the Company's compensation policies, there is no such excess on the dates of grant. Statement 123 is effective on January 1, 1996 and the Company will continue to account for its compensation plans in accordance with Opinion 25.

Management's Statement of
Responsibility

Management is responsible for preparation of the consolidated financial statements and related financial information contained in all sections of this annual report, including the determination of amounts that must necessarily be based on judgments and estimates. It is the belief of management that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles and that the financial information appearing throughout this annual report is consistent with the consolidated financial statements.

Management depends upon the Company's system of internal accounting controls in meeting its responsibility for reliable financial statements. This system is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded.

The audit committee of the Board of Directors, composed solely of outside directors, meets periodically and privately with ONBANCorp, Inc.'s management, internal auditors and independent auditors, KPMG Peat Marwick LLP, to review matters relating to the quality of financial reporting, internal accounting control, and the nature, extent and results of audit efforts. The independent auditors and internal auditors have unlimited access to the audit committee to discuss all such matters. The financial statements have been audited by the Company's independent auditors for the purpose of expressing an opinion on the Company's consolidated financial statements.


     /s/ Robert J. Bennett               /s/ Robert J. Berger

     Robert J. Bennett                   Robert J. Berger
     Chairman, President & CEO           Senior Vice President, Treasurer & CFO


Independent Auditors' Report

The Board of Directors and Shareholders
ONBANCorp, Inc.:

We have audited the accompanying consolidated balance sheets of ONBANCorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ONBANCorp, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impariment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures on January 1, 1995. The Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes, effective January 1, 1993.


/s/ KPMG Peat Marwick LLP

Syracuse, New York
January 22, 1996

Consolidated Balance Sheets

======================================================================================================================
(In Thousands, Except Share Data)                                                                 December 31,
                                                                                             1995             1994
- ----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                   $  150,621          135,387
Federal funds sold and other                                                                 134,623           38,577
Securities:
  Trading, at fair value                                                                       1,790           26,024
  Available for sale, at fair value                                                          978,361          710,767
  Held to maturity, fair value of $ 1,797,286 in 1995
    and $3,035,242 in 1994                                                                 1,761,692        3,153,896
- ----------------------------------------------------------------------------------------------------------------------
         Total securities                                                                  2,741,843        3,890,687
- ----------------------------------------------------------------------------------------------------------------------
Loans, net of premium and discount                                                         2,288,990        1,982,972
Allowance for loan losses                                                                    (34,583)         (33,775)
- ----------------------------------------------------------------------------------------------------------------------
         Net loans                                                                         2,254,407        1,949,197
- ----------------------------------------------------------------------------------------------------------------------
Loans available for sale                                                                      40,137           23,687
Premises and equipment, net                                                                   66,549           60,973
Due from brokers                                                                              65,205          446,916
Other assets                                                                                 113,674          177,881
- ----------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                     $5,567,059        6,723,305
======================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                                                     320,140          303,016
    Interest bearing:
      Savings, NOW and money market                                                        1,291,952        1,448,903
      Time deposits less than $100,000                                                     1,671,027        1,565,708
      Time deposits $100,000 and greater                                                     525,154          475,716
- ----------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                    3,808,273        3,793,343
- ----------------------------------------------------------------------------------------------------------------------
  Repurchase agreements                                                                      361,617        1,058,316
  Other borrowings                                                                           903,370        1,158,772
  Due to brokers                                                                              43,951          284,232
  Other liabilities                                                                           61,082           65,706
- ----------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                 5,178,293        6,360,369
- ----------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Preferred stock, Series B 6.75% Cumulative Convertible, par value $1.00 per share;
    10,000,000 shares authorized; shares issued and outstanding:
    1995 - 2,515,700; 1994 - 2,817,500: aggregate liquidation value $ 62,893 at
      December 31, 1995                                                                        2,516            2,818
  Common stock, par value $1.00 per share; 56,000,000 shares authorized;
    shares issued: 1995 - 14,095,499; 1994 - 14,050,321                                       14,095           14,050
  Additional paid-in capital                                                                 155,748          162,960
  Retained earnings                                                                          253,727          229,374
 Net unrealized holding loss on securities, net of deferred taxes                            (18,952)         (45,816)
  Treasury stock, at cost, 1995 -  577,900 shares                                            (18,068)              --
  Guarantee of ESOP indebtedness                                                                (300)            (450)
- ----------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                          388,766          362,936
- ----------------------------------------------------------------------------------------------------------------------

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $5,567,059        6,723,305
======================================================================================================================

          See accompanying notes to consolidated financial statements.

Consolidated Statements of
Income

=============================================================================================================================
(In Thousands, Except Per Share Data)                                                          Years Ended December 31,

                                                                                           1995          1994          1993
- -----------------------------------------------------------------------------------------------------------------------------
Interest income:
  Securities                                                                             $244,078       233,530       155,267
  Loans                                                                                   184,591       153,247       169,827
  Federal funds sold and other                                                              2,790         1,498         2,528
- -----------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                             431,459       388,275       327,622
- -----------------------------------------------------------------------------------------------------------------------------
 Interest expense:
  Deposits                                                                                157,415       112,667        97,816
  Borrowings:
    Repurchase agreements                                                                  51,306        58,720        32,151
    Other                                                                                  70,223        53,259        41,088
- -----------------------------------------------------------------------------------------------------------------------------
          Total interest expense                                                          278,944       224,646       171,055
- -----------------------------------------------------------------------------------------------------------------------------
                Net interest income                                                       152,515       163,629       156,567
Provision for loan losses                                                                   6,790         7,638        10,297
- -----------------------------------------------------------------------------------------------------------------------------
                Net interest income after provision for loan losses                       145,725       155,991       146,270
- -----------------------------------------------------------------------------------------------------------------------------

Other operating income (loss):
  Service charges                                                                          15,596        14,717        13,833
  Mortgage banking                                                                          3,135         5,881        12,105
  Net gain (loss) on securities transactions                                                5,457       (79,496)       14,525
  Other                                                                                     5,113         6,209         5,603
- -----------------------------------------------------------------------------------------------------------------------------
          Total other operating income (loss)                                              29,301       (52,689)       46,066
- -----------------------------------------------------------------------------------------------------------------------------

Other operating expenses:
  Salaries and employee benefits                                                           40,383        40,789        44,857
  Building, occupancy and equipment                                                        17,907        17,739        18,450
  Deposit insurance premiums                                                                5,867         7,268         7,015
  Contracted data processing                                                                9,682         6,927           842
  Legal and financial services                                                              3,326         3,199         4,368
  Other                                                                                    26,297        23,968        23,134
- -----------------------------------------------------------------------------------------------------------------------------
          Total other operating expenses                                                  103,462        99,890        98,666
- -----------------------------------------------------------------------------------------------------------------------------
                Income before income taxes and cumulative effect of accounting change      71,564         3,412        93,670
Income taxes                                                                               26,887           708        35,707
- -----------------------------------------------------------------------------------------------------------------------------
                Income before cumulative effect of accounting change                       44,677         2,704        57,963
Cumulative effect of change in accounting for income taxes                                     --            --         3,400
- -----------------------------------------------------------------------------------------------------------------------------

          Net income                                                                       44,677         2,704        61,363

Dividends on preferred stock                                                                4,522         4,755         4,755
- -----------------------------------------------------------------------------------------------------------------------------
                Net income (loss) attributable to common shares                          $ 40,155        (2,051)       56,608
=============================================================================================================================

Earnings per common share:
  Primary:
    Income (loss) before cumulative effect of accounting change                          $   2.84          (.15)         3.97
    Cumulative effect of accounting change                                                     --            --           .25
    Net income (loss)                                                                        2.84          (.15)         4.22
  Fully diluted:
    Income (loss) before cumulative effect of accounting change                              2.75          (.15)         3.71
    Cumulative effect of accounting change                                                     --            --           .22
    Net income (loss)                                                                        2.75          (.15)         3.93
=============================================================================================================================

          See accompanying notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders'
Equity

                                                                                          Net
                                                                                      Unrealized              Guarantee
                                                                Additional              Holding                  of
                                               Preferred  Common  Paid-in  Retained   Gain (Loss)  Treasury     ESOP
(In Thousands, Except Per Share Data)            Stock     Stock  Capital  Earnings  on Securities   Stock   Indebtedness   Total
===================================================================================================================================
Balance at December 31, 1992                    $2,818    13,837  131,867   199,653         --     (12,959)      (750)     334,466

Net income                                          --        --       --    61,363         --          --         --       61,363
Stock issued under:
  Stock option plans                                --       130      490        --         --          --         --          620
  Tax benefit related to stock options              --        --    1,141        --         --          --         --        1,141
  Employee Stock Purchase Plan                      --        13      395        --         --          --         --          408
  Common stock offering                             --        --   27,740        --         --      12,959         --       40,699
Cash dividends declared:
  Preferred ($1.69 per share)                       --        --       --    (4,755)        --          --         --       (4,755)
  Common ($.685 per share)                          --        --       --   (10,389)        --          --         --      (10,389)
Employee Stock Ownership Plan
  loan repayment                                    --        --       --        --         --          --        150          150
Change in net unrealized holding gain (loss) on
  securities, net of taxes of $5,177                --        --       --        --      6,935          --         --        6,935
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993                    $2,818    13,980  161,633   245,872      6,935          --       (600)     430,638
- -----------------------------------------------------------------------------------------------------------------------------------

Net income                                          --        --       --     2,704         --          --         --        2,704
Stock issued under:
  Stock option plans                                --        50      468        --         --          --         --          518
  Tax benefit related to stock options              --        --      374        --         --          --         --          374
  Employee Stock Purchase Plan                      --        20      485        --         --          --         --          505
Cash dividends declared:
  Preferred ($1.69 per share)                       --        --       --    (4,755)        --          --         --       (4,755)
  Common ($1.03 per share)                          --        --       --   (14,447)        --          --         --      (14,447)
Employee Stock Ownership Plan
  loan repayment                                    --        --       --        --         --          --        150          150
Change in net unrealized holding gain(loss)
  on securities, net of taxes of $ (35,721)         --        --       --        --    (52,751)         --         --      (52,751)
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                    $2,818    14,050  162,960   229,374    (45,816)         --       (450)     362,936
- -----------------------------------------------------------------------------------------------------------------------------------

Net income                                          --        --       --    44,677         --          --         --       44,677
Stock issued under:
  Stock option plans                                --        23      220        --         --          --         --          243
  Tax benefit related to stock options              --        --      148        --         --          --         --          148
  Employee Stock Purchase Plan                      --        22      478        --         --          --         --          500
Cash dividends declared:
  Preferred ($1.69 per share)                       --        --       --    (4,522)        --          --         --       (4,522)
  Common ($1.14 per share)                          --        --       --   (15,802)        --          --         --      (15,802)
Preferred stock redeemed                          (302)       --   (8,058)       --         --          --         --       (8,360)
Purchase of treasury stock                          --        --       --        --         --     (18,068)        --      (18,068)
Employee Stock Ownership Plan
  loan repayment                                    --        --       --        --         --          --        150          150
Change in net unrealized holding gain (loss) on
  securities, net of taxes of $17,909               --        --       --        --     26,864          --         --       26,864
- -----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                    $2,516    14,095  155,748   253,727    (18,952)    (18,068)      (300)     388,766
===================================================================================================================================

          See accompanying notes to consolidated financial statements.

Consolidated Statements of
Cash Flows

==================================================================================================================
(In Thousands)                                                                    Years Ended December 31,
                                                                             1995           1994           1993
- ------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
        Net income                                                       $   44,677          2,704         61,363
        Adjustments to reconcile net income to net cash
                provided by operating activities:
                Amortization and accretion of premiums, discounts and
                        net deferred fees                                      (323)       (11,627)        11,000
                Depreciation and amortization                                12,891         12,366         10,698
                Provision for loan losses                                     6,790          7,638         10,297
                Deferred income taxes                                          (862)        (4,700)        (9,425)
                Net gain on sale of loan servicing rights                        --         (3,451)            --
                Net losses (gains) on sale of securities                     (2,113)        81,544        (11,270)
                Net decrease (increase) in trading securities                53,419        275,227        (46,578)
                Net increase in loans available for sale                    (55,660)       (71,342)      (428,570)
                Decrease (increase)  in other assets                         39,729        (32,650)         6,207
                Increase (decrease) in other liabilities                     (1,482)         4,461        (17,280)
- ------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                             97,066        260,170       (413,558)

- ------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
        Proceeds from sales of securities available for sale              2,095,113        990,734      1,073,719
        Proceeds from maturities of and principal collected on
                securities available for sale                               229,948        226,474         97,642
        Proceeds from maturities of and principal collected on
                securities held to maturity                                 640,609        703,036        996,964
        Purchases of securities available for sale                         (669,896)      (418,658)    (1,651,238)
        Purchases of securities held to maturity                           (865,026)    (2,236,073)    (1,446,520)
        Loans made to customers, net of principal repayments               (319,994)      (272,509)       231,874
        Purchases of premises and equipment                                 (11,578)        (9,496)        (4,059)
        Premium paid for deposits                                                --        (24,884)            --
        Other                                                                 6,393          7,367         18,646
- ------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                    $1,105,569     (1,034,009)      (682,972)
- ------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

Consolidated Statements of
Cash Flows (Continued)

========================================================================================================================
(In Thousands)                                                                          Years Ended December 31,
                                                                                   1995           1994           1993
- ------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
        Net increase (decrease) in deposit accounts excluding time deposits   $  (139,827)      (114,749)        84,339
        Net  increase  (decrease) in time deposits                                154,757        629,146       (102,241)
        Deposits of acquired branches                                                --          272,947           --
        Net increase (decrease) in repurchase agreements                         (800,812)       (88,621)       610,456
        Net increase in other borrowings                                             --             --            4,942
        Advances from Federal Home Loan Bank                                      964,886        617,619        607,500
        Repayment of advances from Federal Home Loan Bank                      (1,217,684)      (473,157)      (221,000)
        Repayments of collateralized mortgage obligations                          (2,604)        (8,637)       (11,406)
        Net proceeds from issuance of common stock                                    743          1,023         41,727
        Purchase of treasury stock                                                (18,068)          --             --
        Redemption of preferred stock                                              (8,360)          --             --
        Cash dividends paid on common stock                                       (19,737)       (13,890)        (8,072)
        Cash dividends paid on preferred stock                                     (4,649)        (4,755)        (4,755)
- ------------------------------------------------------------------------------------------------------------------------

Net cash provided (used) by financing activities                               (1,091,355)       816,926      1,001,490
- ------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                              111,280         43,087        (95,040)

Cash and cash equivalents at beginning of year                                    173,964        130,877        225,917
- ------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                      $   285,244        173,964        130,877
========================================================================================================================

Supplemental disclosure of cash-flow information:

        Cash paid during the year for:
                Interest                                                      $   278,710        218,901        131,064
                Income taxes                                                        4,601         32,058         43,736
        Non-cash investing and financing activities:
                Securitization of mortgage loans                                   39,210        232,027        376,528
                Transfer to other real estate owned                                 4,682          4,124          4,374
                Change in net unrealized holding gain (loss) on securities         26,864        (52,751)         6,935
                Securities purchased not settled                                   43,951        284,232           --
                Securities sold not settled                                        65,205        551,029           --
                Repurchase agreement transactions not settled                        --          104,113           --
        Transfers of securities to held to maturity                                  --        1,265,441           --
        Transfer of securities to trading                                            --           12,621           --
        Transfer of securities to available for sale                            1,543,160           --        2,321,875
========================================================================================================================

          See accompanying notes to consolidated financial statements.

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(1) Summary of Significant Accounting Policies

Business
- --------
ONBANCorp, Inc. (the Company) is a financial services company primarily in the business of commercial and retail banking providing a wide range of banking, fiduciary and financial services to corporate, institutional, municipal and individual customers. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies.

The following summarizes the significant accounting policies of ONBANCorp, Inc. and subsidiaries:

Basis of Presentation
- ---------------------
The consolidated financial statements include the accounts of ONBANCorp, Inc. and its wholly-owned subsidiaries, OnBank, OnBank & Trust Co. and Franklin First Savings Bank (the Banks). All significant intercompany balances and transactions are eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities
- ----------
The Company classifies its debt securities in one of three categories: trading, available for sale, or held to maturity. Equity securities are classified as either trading or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those debt securities which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

Trading and available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in earnings for transfers into trading securities. The unrealized holding gains or losses included in the separate component of equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned.

Loans
- -----
Loans are stated at the amount of unpaid principal plus unamortized premiums, less net unamortized deferred fees and unearned discounts.

Loans available for sale generally include both mortgage and student loans originated with the intent to sell and are carried at the lower of aggregate cost or fair value.

Loan fees and certain direct loan costs are deferred. Premiums, discounts and deferred fees on loans are accrued to income using the interest method.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition precludes accrual.

Allowance for Loan Losses
- -------------------------
The allowance for loan losses is increased by provisions charged to operations and decreased by charge-offs of loans, net of recoveries. Loans are charged off when, following reasonable and prudent collections efforts, management determines that ultimate success of the loan's collectibility is remote. Charge-offs include the excess of a loan's carrying value over estimated fair value of real estate received and transferred to real estate owned. Management's periodic evaluation of the adequacy of the allowance considers the Banks' past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay, estimated value of underlying collateral, if any, and current and prospective economic conditions.

A substantial portion of the Banks' loans are secured by real estate in New York State and Pennsylvania. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio is susceptible to changes in market conditions in these areas.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New York and Pennsylvania. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan losses. Such agencies may require the Banks to recognize additions to the allowances based on their judgment of information available to them at the time of their examination.

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures on January 1, 1995. Management considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the loan agreement. Significant factors impacting management's judgement in determining when a loan is impaired include an evaluation of compliance with repayment program, condition of collateral, deterioration in financial

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(1) Summary of Significant Accounting Policies (Continued)

strength of borrower or any case when the expected future cash payments may be less than the recorded amount. Accordingly, the Company measures certain impaired loans based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price or fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated.

Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. The Company recognizes interest income on impaired loans using the cash basis of income recognition. Adoption of these statements did not have a material impact on the Company's 1995 consolidated financial statements.

Premises and Equipment
- ----------------------
Land is carried at cost and premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated by the straight-line method based on the estimated service lives of the respective assets. Leasehold improvements are amortized by the straight-line method based on the lesser of estimated useful life or term of the lease.

Other Real Estate Owned
- -----------------------
Real estate formally acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value of the property actually received. Write-downs from cost to fair value which are required at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses.

Mortgage Banking Activities
- ---------------------------
Mortgage banking income includes gains and losses on the sale of loans originated for sale, including mortgage-backed securities created with those loans, gains on the sale of loan servicing rights, servicing income and amortization of loan servicing rights. Gains or losses on sales of mortgages are recorded equal to the difference between sales proceeds and the carrying value of the loans after allowing for the recognition of a normal servicing fee. The Company typically retains the servicing rights related to mortgages sold. Loan servicing rights may also be purchased.

Loan servicing rights are amortized over the estimated lives of the loans serviced using the interest method adjusted for prepayments. The Banks evaluate the recoverability of loan servicing rights considering such factors as estimated and historical prepayment rates, current economic conditions and other portfolio characteristics and, if necessary, adjust the carrying value to reflect net realizable value.

Trust Department
- ----------------
Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company.

Repurchase Agreements
- ---------------------
The Banks enter into sales of mortgage-backed securities under agreements to repurchase certificates of the same agency bearing the identical contract interest rate and similar remaining weighted average maturities as the original certificates that result in approximately the same market yield (fixed coupon dollar repurchase agreements). Fixed coupon dollar repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The dollar amount of certificates underlying the agreements remains in the asset accounts. During the period of the agreement, the certificates are delivered into the counterparties' accounts maintained at the securities dealer. The dealer may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to return to the Banks substantially identical securities at the maturities of the agreements.

The Banks also enter into sales of U.S. Treasury and mortgage-backed securities under agreements to repurchase the same securities (fixed coupon repurchase agreements). These agreements are also treated as financings and involve the delivery of U.S. Treasury and mortgage-backed securities to the dealer.

Financial Instruments
- ---------------------
The Company holds derivative financial instruments such as put and call options and interest rate swaps. The Company is not an issuer of any financial instrument derivatives.

In conjunction with its trading activities, the Banks issue financial call and put options, generally with contractual maturities of one month. Call options are issued on the Banks' available for sale or trading securities and are contracts allowing, but not requiring, the holder to buy a financial instrument at a specified price during a specified time period. Put options are contracts allowing, but not requiring, the holder to sell a financial instrument at a specified price during a specified time period. As the issuers of options, the Banks receive a premium, and then bear the risk of an unfavorable change in the price of the financial instrument underlying the option. When a call option is exercised, the fee collected is recorded as income. When a put option is exercised, the fee collected is treated as an adjustment to the basis of the underlying security. If fair value of the security is less than the option's strike price minus the premium, then a loss is recognized. If an option expires unexercised, the fee is recognized as income.

Interest rate swaps used in asset liability management activities to hedge exposure to fluctuating interest rates are accounted for using the accrual method.

Employee Benefit Plans
- ----------------------
The Company's pension plan is a noncontributory defined benefit plan which covers eligible employees who have completed 1,000 hours of service, attained 21 years of age, and have one year of service. The projected unit credit method is utilized for measuring net periodic pension costs over the employees' service lives. The Company's funding policy is to contribute annually at least the minimum required to meet the funding standards set forth under provisions of the Employee Retirement Income Security Act of 1974.

The Company maintains an Employee Stock Purchase Plan which allows, subject to certain limitations, eligible Company employees to purchase shares of ONBANCorp common stock for 85% of the market value of such stock through payroll deductions.

Federal Income Taxes
- --------------------
Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, Accounting for Income Taxes and has reported the cumulative

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(1) Summary of Significant Accounting Policies (Continued)

effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of income. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Per Share Data
- --------------
Primary net income per share is based on the weighted average number of shares outstanding and common stock equivalents assumed outstanding during the year. Fully diluted shares outstanding includes the maximum dilutive effect of stock issuable upon conversion of convertible preferred stock. Conversion was not assumed for 1994 due to its anti-dilutive effect on the calculation of fully diluted earnings per share.

Statements of Cash Flows
- ------------------------
For purposes of reporting cash flows, cash and cash equivalents includes cash, amounts due from banks, federal funds sold and other short-term investments.

Reclassifications
- -----------------
Certain reclassifications have been made to prior period amounts to conform to current year presentation.

(2) Acquisitions

On August 31, 1993, 6,012,085 common shares were issued by ONBANCorp, Inc. in exchange for all the outstanding common shares of Franklin First Financial Corp. ("Franklin"), a savings and loan holding company and sole shareholder of Franklin First Savings Bank, a Pennsylvania chartered savings bank. The merger has been accounted for as a pooling-of-interests. Accordingly, the accounts of Franklin have been combined with those of the Company for all periods presented.

On June 3, 1994, OnBank & Trust Co. acquired from the Resolution Trust Corporation (RTC) $273 million of deposits at 9 Branches of Columbia Banking Federal Savings Association, Rochester, New York. These branches were acquired at a premium of $24.9 million, which is being amortized over seven years using the straight line method.

(3) Federal Reserve Board Reserve Requirement

The Banks are subject to Federal Reserve Board regulations that require them to maintain average cash reserves against their deposits (primarily demand and NOW accounts). The regulations currently require that average reserves be maintained against transactions accounts in the amount of 3% of the aggregate of such accounts exceeding $4.3 million, plus 10% of the total in excess of $47.7 million. The reserve requirement at December 31, 1995 amounted to $47,798,000.

(4) Securities

In connection with the implementation of SFAS No. 115 at December 31, 1993, securities, principally mortgage-backed, with an amortized cost of $2.3 billion were transferred to the available for sale portfolio. A significant portion of the transfer was made in view of a bank regulatory policy in effect at December 31, 1993 which could have required such securities to be classified as available for sale if adverse market conditions developed. Thus, the Company could not determine its ability to hold the securities and classify them as held to maturity. In 1994, the regulatory policy was revised to require transfer of securities to available for sale only in cases where the safety and soundness of an institution is an issue. In view of the policy revision, in 1994, the Company transferred securities with a fair value of $1.265 billion from available for sale to held to maturity. The net unrealized holding loss of $71.6 million at the date of transfer is being amortized into earnings over the remaining life of the securities on the interest method.

In November 1995, the Financial Accounting Standards Board (FASB) published A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the Guide). Concurrent with the initial adoption of the Guide, but no later than December 31, 1995, the Company was permitted to reassess the appropriateness of the classifications of all securities held at that time and implement reclassifications without calling into question the intent of the Company to hold other debt securities to maturity in the future. In November 1995, the Company transferred securities with a carrying value of $1.543 billion and a fair value of $1.564 billion from the held to maturity portfolio to the available for sale portfolio.

Securities held to maturity at December 31, 1995 are summarized as follows:

===============================================================================================
                                          Amortized            Gross Unrealized          Fair
(In Thousands)                               Cost            Gains         Losses       Value
- -----------------------------------------------------------------------------------------------
Debt securities:
        U.S. Government obligations      $    25,051             97            73        25,075
        U.S. Government agencies             209,539             13         7,589       201,963
        State and municipal                   74,351          1,570            23        75,898
        Corporate and other                      130             --            --           130
        Mortgage-backed securities         1,498,733          8,365        12,878     1,494,220
- -----------------------------------------------------------------------------------------------
                Total debt securities      1,807,804         10,045        20,563     1,797,286
        Unamortized holding loss on
                securities transferred       (46,112)
- -----------------------------------------------------------------------------------------------
                                         $ 1,761,692
===============================================================================================

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(4) Securities (Continued)

Securities available for sale at December 31, 1995 are summarized as follows:

==============================================================================
                                    Amortized     Gross Unrealized       Fair
(In Thousands)                         Cost       Gains      Losses     Value
- ------------------------------------------------------------------------------

Debt securities:
    U.S. Government obligations      $  4,628         51         14      4,665
    Corporate and other                   294         --         --        294
    Mortgage-backed securities        894,418     15,497      1,010    908,905
- ------------------------------------------------------------------------------
            Total debt securities     899,340     15,548      1,024    913,864
- ------------------------------------------------------------------------------
Equity Securities:
    Common                                 13         --         --         13
    Federal Home Loan Bank Stock       64,484         --         --     64,484
- ------------------------------------------------------------------------------
            Total equity securities    64,497         --         --     64,497
- ------------------------------------------------------------------------------
                                     $963,837     15,548      1,024    978,361
==============================================================================

Securities in the trading account at December 31, 1995 consisted of equity securities, and equity and mortgage-backed securites at December 31, 1994. The change in net unrealized holding gain (loss) on trading securities included in net gain (loss) on securities transactions is a gain of $2,434,000 in 1995, a loss of $302,000 in 1994, and a gain of $1,056,000 in 1993. Included in net gain
(loss) on securities transactions for the year ended December 31, 1994 are $2,712,000 of gross gains associated with the transfer of equity securities from securities available for sale to trading securities.

The following table presents the carrying value and fair value of debt securities at December 31, 1995, based on scheduled maturities. Actual maturities can be expected to differ from scheduled maturities due to prepayment or early call privileges of the issuer.

==============================================================================
                                  Held to Maturity        Available for Sale
                               Carrying         Fair    Amortized         Fair
(In Thousands)                    Value        Value         Cost        Value
- ------------------------------------------------------------------------------
1 year or less               $   58,101       58,601          294          294
1 year through 5 years          191,499      193,442        4,124        4,129
5 years through 10 years         47,774       49,625          482          514
After 10 years                    1,363        1,398           22           22
- ------------------------------------------------------------------------------
                                298,737      303,066        4,922        4,959
Mortgage-backed securities    1,462,955    1,494,220      894,418      908,905
- ------------------------------------------------------------------------------
                             $1,761,692    1,797,286      899,340      913,864
==============================================================================

Securities held to maturity at December 31, 1994 are summarized as follows:

==============================================================================
                                    Amortized    Gross Unrealized       Fair
(In Thousands)                         Cost      Gains     Losses      Value
- ------------------------------------------------------------------------------
Debt securities:
    U.S. Government obligations    $  124,570       19       5,816    118,773
    U.S. Government agencies          519,643       --      42,300    477,343
    State and municipal                98,372      248       1,564     97,056
    Corporate and other                   130       --           9        121
    Mortgage-backed securities      2,477,262      302     135,615  2,341,949
- ------------------------------------------------------------------------------
            Total debt securities   3,219,977      569     185,304  3,035,242
Unamortized holding loss on
    securities transferred            (66,081)
- ------------------------------------------------------------------------------
                                   $3,153,896
==============================================================================

Securities available for sale at December 31, 1994 are summarized as follows:

==============================================================================
                                     Amortized    Gross Unrealized      Fair
(In Thousands)                          Cost      Gains     Losses     Value
- ------------------------------------------------------------------------------
Debt securities:
    U.S. Government obligations       $ 16,049      290         77     16,262
    U.S. Government agencies            10,006       --         --     10,006
    Corporate and other                    375       --         --        375
    Mortgage-backed securities         634,792      139     10,631    624,300
- ------------------------------------------------------------------------------
            Total debt securities      661,222      429     10,708    650,943
- ------------------------------------------------------------------------------
Equity Securities:
    Common                                  13       --         --         13
    Federal Home Loan Bank Stock        59,811       --         --     59,811
- ------------------------------------------------------------------------------
            Total equity securities     59,824       --         --     59,824
- ------------------------------------------------------------------------------
                                      $721,046      429     10,708    710,767
==============================================================================

Securities carried at $537,649,000 at December 31, 1995 were pledged for municipal deposits.

The following table summarizes proceeds, gains and losses realized for securities available for sale for the years ended December 31, 1995, 1994 and 1993:

==============================================================================
(In Thousands)       Change in
          Cash    Securities Sold     Net        Realized      Realized
        Proceeds    Not Settled    Proceeds        Gains        Losses
- ------------------------------------------------------------------------------
1995   $2,095,113     (485,824)    1,609,289       13,700       10,662
1994      990,734      551,029     1,541,763        2,921       82,223
1993    1,073,719           --     1,073,719       17,511          970
==============================================================================

(5) Loans

The composition of the loan portfolio at December 31 is summarized as follows:

==============================================================================
(In Thousands)                               1995           1994
- ------------------------------------------------------------------------------
Commercial                               $  271,798        226,538
Commercial real estate                      248,325        193,150
Commercial real estate construction          40,655          8,164
Residential real estate construction         12,969         23,478
Residential real estate                   1,117,406      1,002,434
Consumer loans                              595,652        524,022
- ------------------------------------------------------------------------------
                                          2,286,805      1,977,786
Net deferred fees, discounts
and premiums                                  2,185          5,186
- ------------------------------------------------------------------------------
                                         $2,288,990      1,982,972
==============================================================================

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(5) Loans (Continued)

The principal balances of loans not accruing interest amounted to approximately $23,580,000 and $22,525,000 at December 31, 1995 and 1994, respectively. The difference between the amount of interest income that would have been recorded if these loans had been paid in accordance with their original terms and the amount of interest income that was recorded in each of the years in the three-year period ended December 31, 1995 was immaterial.

The Banks have entered into transactions with the Company's directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1995 was $5,369,000.

Changes in the allowance for loan losses for the years ended December 31 were as follows:

==============================================================================
(In Thousands)                        1995           1994          1993
- ------------------------------------------------------------------------------

Balance, beginning of year          $ 33,775        32,717        31,722
Provision charged to operations        6,790         7,638        10,297
Loans charged-off                     (7,591)       (8,138)      (11,735)
Recoveries                             1,609         1,558         2,433
- ------------------------------------------------------------------------------
Balance, end of year                $ 34,583        33,775        32,717
==============================================================================

Impaired loans were $8,270,000 at December 31, 1995. Included in this amount is $5,824,000 of impaired loans for which the related allowance for loan losses is $2,362,000. In addition, included in the total impaired loans is $2,446,000 of impaired loans that, as a result of the adequacy of collateral values, do not have an allowance for loan losses. The average impaired loans for the year ended December 31, 1995 was approximately $9,634,000. Loans with modified payment terms were immaterial at December 31, 1995. The effect on interest income of impaired loans was not material to the consolidated financial statements in 1995. The Company is not committed to lend additional funds to these borrowers.

The following table summarizes gross proceeds, gains and losses realized for loans available for sale for the years ended December 31, 1995, 1994 and 1993:

==============================================================================
                                     Gross       Realized     Realized
(In Thousands)                     Proceeds        Gains       Losses
- ------------------------------------------------------------------------------

1995                               $ 35,370          301          117
1994                                 39,777           12        1,866
1993                                157,560        3,891          463
==============================================================================

(6) Mortgage Banking Activities

Loans serviced for others totaled approximately $1,146,989,000, $1,222,840,000, and $1,465,800,000 at December 31, 1995, 1994 and 1993, respectively.

Changes in the combined capitalized excess mortgage servicing fees and purchased mortgage servicing rights are as follows:

==============================================================================
                                         Years ended December 31
(In Thousands)                       1995         1994         1993
- ------------------------------------------------------------------------------

Balance, beginning of year         $ 8,350       11,545       12,695
Capitalized excess mortgage
        servicing fees                 671        1,765        3,832
Amortization                        (1,914)      (3,213)      (4,807)
Sale of servicing rights                --       (1,747)          --
Write-down for accelerated
        prepayments                     --           --         (175)
- ------------------------------------------------------------------------------

Balance, end of year               $ 7,107        8,350       11,545
==============================================================================


Mortgage banking income is summarized as follows:

==============================================================================
                                        Years ended December 31
(In Thousands)                      1995          1994        1993
- ------------------------------------------------------------------------------

Loan servicing fees received      $ 5,062        6,087        6,398
Servicing rights amortization
        and write downs            (1,914)      (3,213)      (4,982)
Gain (loss) on sale:
        Servicing                    --          3,451         --
        Loans                         (13)        (444)      10,689
- ------------------------------------------------------------------------------
                                  $ 3,135        5,881       12,105
==============================================================================

(7) Premises and Equipment

A summary of premises and equipment at December 31 is as follows:


==============================================================================
(In Thousands)                           1995         1994
- ------------------------------------------------------------------------------

Land                                  $  9,063        8,390
Buildings                               61,504       52,898
Furniture, fixtures and equipment       27,481       25,194
Leasehold improvements                  10,729       10,461
Construction in progress                   673        3,685
- ------------------------------------------------------------------------------
                                       109,450      100,628
Less accumulated depreciation and
        amortization                    42,901       39,655
- ------------------------------------------------------------------------------
                                      $ 66,549       60,973
==============================================================================


Depreciation and amortization of premises and equipment included in building, occupancy and equipment expense amounted to $6,271,000, $5,767,000, and $5,094,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(8) Repurchase Agreements

Repurchase agreements amounted to $361,617,000, including accrued interest of $2,340,000, at December 31, 1995. These agreements, with a weighted average interest rate of 6.35%, were collateralized by securities with carrying values aggregating $378,840,000 and fair values aggregating 386,658,000 at December 31, 1995. All repurchase agreements were over 90 days to maturity.

Information concerning borrowings under repurchase agreements for the years ended December 31 is as follows:

==============================================================================
(Dollars In Thousands)                          1995           1994
- ------------------------------------------------------------------------------

Maximum month-end balance                    $ 929,332      1,505,624
Average balance                                856,327      1,403,327
Weighted average interest rate                   5.99%          4.18%
==============================================================================

Repurchase agreements amounted to $1,058,316,000, including accrued interest of $11,236,000, at December 31, 1994. These agreements, with a weighted average interest rate of 5.64%, were collateralized by securities with carrying values aggregating $1,184,871,000 and fair values aggregating $1,130,921,000 at December 31, 1994.

9) Other Borrowings

Other borrowings at December 31 are summarized as follows:

==============================================================================
(In Thousands)                                  1995          1994
- ------------------------------------------------------------------------------

Federal Home Loan Bank                       $ 877,721     1,130,519
Collateralized mortgage obligations             13,649        16,253
Industrial Development Agency bond              12,000        12,000
- ------------------------------------------------------------------------------

                                             $ 903,370     1,158,772
==============================================================================

Borrowings from the Federal Home Loan Bank (FHLB) as of December 31, are due as follows:

==============================================================================
                         1995                         1994
                Amount          Rate           Amount          Rate
- ------------------------------------------------------------------------------
(Dollars In Thousands)
      1995     $   --               --        772,000     3.91 to 7.95 %
      1996      390,057     4.56 to 8.51      260,526     4.56 to 8.51
      1997      382,000     5.23 to 7.95       67,000     5.28 to 7.95
      1998       95,000     5.48 to 7.72       30,000     5.48 to 5.63
Thereafter       10,664     4.05 to 7.97          993     4.05 to 6.52
- ------------------------------------------------------------------------------

               $877,721                     1,130,519
==============================================================================

At December 31, 1995 and 1994, FHLB borrowings are collateralized by Federal Home Loan Bank stock of $ 64,484,000 and $59,811,000, respectively, and U.S. Government and mortgage-backed securities and mortgage loans with carrying values approximating $ 1,174,772,000 and $1,551,018,000, respectively.

The Banks may borrow up to $150,000,000 from the Federal Home Loan Bank of New York (FHLB) during any calendar month without FHLB Board approval. The aggregate limit available without FHLB Board approval is 30% of assets.

In June, 1989, collateralized mortgage obligations (CMOs) of $51,600,000, were issued by Franklin. Net proceeds were used to reduce existing short-term borrowings and to fund mortgage commitments. In conjunction with the debt, $55,800,000 in mortgage loans were securitized and converted into mortgage-backed securities as collateral for the CMOs.

CMOs are summarized as follows:

==============================================================================
(In Thousands)                                           1995          1994
- ------------------------------------------------------------------------------

Class A-3, 9.05% interest rate, maturing in 2015        $13,186       15,790
Class A-4, 7.80% interest rate, maturing in 2018            463          463
- ------------------------------------------------------------------------------
                                                        $13,649       16,253
==============================================================================

The anticipated aggregate principal payments on the CMOs during each of the five years subsequent to December 31, 1995 are: 1996 - $2,064,000; 1997 - $2,064,000;
1998 - $2,064,000; 1999 - $1,032,000; 2000 - $1,032,000. Since the rate of payment of principal of each class will depend on the rate of repayment (including prepayments) of collateral, the actual maturity of any class could be significantly earlier than its stated maturity.

The Company financed the expansion of its parking facility with the proceeds of $12,000,000 of City of Syracuse Industrial Development Agency Civil Facility Bonds. The obligation bears interest at a weekly variable rate, 5.15% at December 31, 1995, and is payable in monthly installments. The bonds are subject to a mandatory sinking fund redemption beginning in 1996 of $225,000 with a final maturity of April 1, 2018. The bonds are secured by a letter of credit which is collateralized by mortgage-backed securities having an unpaid principal balance of $17,508,000 and a market value of $16,772,000 at December 31, 1995.

The Company enters into interest rate swaps which involve the exchange of fixed and floating rate interest payment obligations without the exchange of underlying principal obligations. These agreements have been utilized by the Company to effectively convert variable-rate liabilities into fixed-rate liabilities to more closely match the interest rate sensitivity of assets and liabilities. Entering into interest rate swaps involves not only the risk of default by the other party but also interest rate risk if positions are not matched. The Company has swaps outstanding on $50,000,000 of FHLB borrowings at December 31, 1995. The original terms to maturity of swaps ranged from one to three years and the weighted average remaining term of the agreements was 1.8 years. Under the agreements, the Company pays interest at a fixed rate and receives interest at rates that vary according to the London Interbank Offered Rate. Interest payments are exchanged at three or six month intervals. At December 31, 1995, the weighted average fixed interest rate the Company was paying was 5.55%, and the weighted average variable interest rate the Company was receiving was 5.91%. There were no swaps during 1994.

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(10) Income Taxes

As discussed in Note 1, the Company adopted Statement 109 as of January 1, 1993. The cumulative effect of the accounting change of $3,400,000 is reported separately in the consolidated statments of income for the year ended December 31, 1993.

Total income tax expense (benefit) was allocated as follows:

==============================================================================
(In Thousands)                             1995          1994           1993
- ------------------------------------------------------------------------------
Income before income taxes and
   cumulative effect of
   accounting change                     $ 26,887           708        35,707
Paid-in capital, for stock options
   exercised                                 (148)         (374)       (1,141)
Shareholders' equity, for unrealized
   gain (loss) on securities               17,909       (35,721)        5,177
- ------------------------------------------------------------------------------
                                         $ 44,648       (35,387)       39,743
==============================================================================

Income tax expense (benefit) attributable to income from operations:

==============================================================================
(In Thousands)                            1995           1994          1993
- ------------------------------------------------------------------------------
Current:
   Federal                              $ 21,461         3,690        33,522
   State                                   6,288         1,718         8,210
- ------------------------------------------------------------------------------
                                          27,749         5,408        41,732
- ------------------------------------------------------------------------------
Deferred:
   Federal                                  (273)       (3,329)       (5,418)
   State                                    (589)       (1,371)         (607)
- ------------------------------------------------------------------------------
                                            (862)       (4,700)       (6,025)
- ------------------------------------------------------------------------------
Total                                   $ 26,887           708        35,707
==============================================================================

Income tax expense attributable to income before income taxes and cumulative effect of accounting change differed from the amounts computed by applying the U.S. Federal Statutory Income Tax rate to pre-tax income as follows:

==============================================================================
(In Thousands)                             1995           1994           1993
- ------------------------------------------------------------------------------

Federal statutory rate                        35%            34%            35%
Computed "expected" tax expense         $ 25,047          1,160         32,784
State taxes, net of Federal benefit        3,704            229          4,942
Tax exempt income                         (1,037)          (969)        (1,159)
Other                                       (827)           288           (860)
- ------------------------------------------------------------------------------
Actual income tax expense               $ 26,887            708         35,707
==============================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 follow:

==============================================================================
(In Thousands)                                             1995        1994
- ------------------------------------------------------------------------------

Deferred tax assets:
Net unrealized holding loss on securities                $12,635      30,544
Non-accrual interest                                         638         723
Deferred loan origination fees and expenses                2,405       2,327
Deferred compensation                                        934         964
Financial statement allowance for loan losses             13,080      12,480
Core deposit intangible assets                             4,643       4,476
Other                                                      2,146         605
- ------------------------------------------------------------------------------
Total deferred tax assets                                 36,481      52,119
- ------------------------------------------------------------------------------

Deferred tax liabilities:
Leasing transactions                                       2,512        --
Loan servicing rights                                      1,293       1,373
Tax loan loss reserve in excess of base year reserve       2,863       2,327
Acquired loans                                             2,108       3,152
Prepaid deposit insurance                                   --           932
Other                                                      1,321         904
- ------------------------------------------------------------------------------
Total deferred tax liabilities                            10,097       8,688
- ------------------------------------------------------------------------------
Net deferred tax assets                                  $26,384      43,431
==============================================================================

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

Included in retained earnings at December 31, 1995 is approximately $33,000,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves for purposes other than to absorb losses on loans would result in taxable income to the Company.

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(11) Pension Plans

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31:

==============================================================================
In Thousands)                                         1995              1994
- ------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
    vested benefits of $9,915 and $8,646 at
    1995 and 1994, respectively                     $ 11,003            9,633
- ------------------------------------------------------------------------------

Projected benefit obligation for service
  rendered to date                                    14,887           12,716
Plan assets at fair value, primarily listed
  stocks and fixed income securities                  16,477           13,103
- ------------------------------------------------------------------------------

Plan assets in excess of the projected
  benefit obligation                                   1,590              387
Unrecognized net loss from past
  experience different from that assumed
  and effects of changes in assumptions                    6              937
Unrecognized past service liability                   (1,447)          (1,663)
Unrecognized net asset being amortized
  over 12.5 years                                       (359)            (430)
- ------------------------------------------------------------------------------

Accrued pension cost included in
  other liabilities                                 $   (210)            (769)
==============================================================================

Net periodic pension expense included the following components at December 31:

==============================================================================
(In Thousands)                                     1995       1994       1993
- ------------------------------------------------------------------------------

Service cost-benefits earned during the period     1,459      1,676      1,236
Interest cost on projected benefit obligation      1,005        816        751
Actual return on plan assets                      (2,728)       374     (1,323)
Net amortization and deferral                      1,433     (1,560)       307
Early retirement costs                              --         --        1,645
- ------------------------------------------------------------------------------

Net periodic pension expense                     $ 1,169      1,306      2,616
==============================================================================

The weighted-average discount rate and expected long-term rate of return on pension plan assets were 7.5% and 8.5%, respectively, for 1995 and 8.25% and 8.5%, respectively, for 1994. The rate of increase of future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.5% for 1995 and was 6.0% for 1994.

(12) Incentive Savings Plan

The Company maintains an incentive savings 401(k) plan which is a defined contribution plan providing for contributions to several trust funds by both the Banks and their employees. Participants may contribute 1% to 15% of their compensation subject to IRS limitations. The Banks make matching contributions equal to 50% of participant contributions up to a limit of 3% of the participant's base pay. Participants vest immediately in their own contributions and over a period of five years in the Banks' contributions. Plan expense was approximately $578,000, $564,000, and $445,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

13) Employee Stock Ownership Plan

All salaried and hourly employees of the Banks are eligible to participate in an Employee Stock Ownership Plan (ESOP) upon attaining age 21 and completing a year of service. Participants vest in the shares allocated to their accounts depending on their length of service, with 100% vesting occurring after 6 years of service. The ESOP is designed to invest in the Company's common stock and has the authority to borrow funds from a third party to acquire such stock.

The ESOP has a term loan from a third party lender which bears interest at 89% of the prime rate. The prime rate was 8.5% at December 31, 1995. The remaining balance of the loan was $300,000 at December 31, 1995. Scheduled principal payments are $150,000 per year through 1997.

As of December 31, 1995, the note is collateralized by mortgage-backed securities with carrying values aggregating $736,000 with an aggregate market value of $742,000 and by 39,100 shares of the Company's common stock owned by the ESOP, which has a fair value of $1,305,000 and represents 100% of the unallocated shares.

The Company has guaranteed the loan of the ESOP. Therefore, the loan balance is reflected as a liability included in other liabilities with a corresponding reduction in shareholders' equity.

ESOP expense approximates $150,000 in each of the years in the three year period ending December 31, 1995.

(14) Stock Option Plans

Under the terms of the Stock Option and Appreciation Rights Plan (the Option
Plan), options to purchase up to 700,000 shares of common stock may be granted to officers and employees of the Company and its subsidiaries. Options granted may be nonqualified stock options or qualified stock options, which afford favorable tax treatment to recipients upon compliance with certain restrictions and do not normally result in tax deductions to the Company. The Option Plan initially permitted the granting of tandem stock appreciation rights (SARS) in respect to options which enable the recipient on exercise to elect payment in cash based upon increases in market value of the stock from the date of grant. Options granted are exercisable as determined by the Option Committee of the Board of Directors, may have a term of up to ten years and are exercisable at a price at least equal to the fair market value at the date of grant.

Under the terms of the Directors Stock Option Plan, as of the date of each annual meeting, options to purchase 3,000 shares of the Company's common stock are granted to non-employee directors who continue as a member of the Board and have not previously been granted such options. The Directors Stock Option Plan requires that options be granted at an exercise price at not less than fair market value on the date of the grant. Options vest over three years and are exercisable over a ten year period if the optionee continues to serve as a director of the Company. Under the terms of the plan, 100,000 shares of common stock were reserved for issuance upon the exercise of options granted.

Under Franklin's Stock Incentive Plan, non-qualified and qualified stock options were granted to directors, officers and employees of Franklin. All options are vested and are exercisable over a ten year period.

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(14) Stock Option Plans (Continued)

(The following table summarizes data concerning the Plans:

==============================================================================
                               Number      Common      Number       Option
                                 of        Stock         of          Price
                               Shares      Awards       SARS       Per Share
- ------------------------------------------------------------------------------
Balance at December 31,1992   540,922      66,176     110,200    $6.00 - 24.00

        Granted                79,800        --          --             $34.50
        Exercised            (156,508)       --          --      $6.00 - 24.00
        Cancelled              (3,911)    (66,176)    (31,100)
- ------------------------------------------------------------------------------
December 31,1993              460,303        --        79,100    $6.00 - 34.50
- ------------------------------------------------------------------------------

        Granted               111,500        --          --     $31.75 - 35.00
        Exercised             (50,177)       --          --     $ 6.87 - 24.00
        Cancelled              (6,000)       --        (7,100)
- ------------------------------------------------------------------------------
December 31, 1994             515,626        --        72,000    $6.00 - 35.00
- ------------------------------------------------------------------------------

        Granted                16,100        --          --             $22.88
        Exercised             (23,540)       --          --      $6.00 - 24.00
        Cancelled             (16,994)       --        (4,500)
- ------------------------------------------------------------------------------
December 31, 1995             491,192        --        67,500    $6.00 - 35.00
- ------------------------------------------------------------------------------

Exercisable at
        December 31, 1995     387,525
==============================================================================


(15) Shareholders' Equity

The Company's 6.75% Series B Cumulative Convertible Preferred Stock has a liquidation preference of $25.00 per share. The stock is convertible at the option of the holder at any time into approximately .779 shares of common stock, except that, if the shares are called for redemption, the conversion right will terminate at the close of business two business days next preceding the date fixed for redemption. Shares may be redeemed at the option of ONBANCorp, in whole or in part, at any time on or after July 1, 1996 at $26.013 per share and at prices decreasing annually thereafter to $25.00 per share on and after July 1, 2002, plus dividends accrued and accumulated but unpaid to the redemption date.

Under Federal Reserve Board and FDIC Regulations, the Company and the Banks are required to maintain core capital of at least 4% of total assets. In addition, the Federal Reserve Board and FDIC have implemented risk-based capital requirements. Those regulations require that: (1) a Tier I capital to risk-weighted assets be 4%; and (2) the total capital to risk-weighted assets ratio be 8%.

At December 31, 1995, ONBANCorp and the Banks were in compliance with all capital requirements.

(16) Dividends

The payment of dividends by the Banks to the Company, which in turn pays dividends to its shareholders, is subject to the Banks being in compliance with regulatory capital requirements.

Under New York State Banking law, dividends may be declared and paid only out of net profits of the Banks. The approval of the Superintendent of the New York State Department of Banking is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years. At December 31, 1995, the amount of dividends which could be paid without prior approval was $29,996,000.

Under Pennsylvania Banking law, no dividend may be paid that would constitute an unsafe or unsound practice or result in an institution failing to meet its capital requirements.

17) Commitments and Contingencies

In the normal course of the Banks' business, there are various outstanding commitments and contingent liabilities that have not been reflected in the consolidated financial statements. In addition, in the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Company.

At December 31, 1995, the Banks were obligated under noncancellable operating leases. Building, occupancy and equipment expense includes rental expense of $3,592,000, $3,532,000 and $3,448,000, for the years ended December 31, 1995,
1994 and 1993, respectively. The minimum rentals at December 31, 1995 under the existing terms of these leases are as follows: $2,609,000 in 1996; $2,299,000 in 1997; $1,826,000 in 1998; $1,640,000 in 1999; $1,476,000 in 2,000 and $9,807,000
in later years.

At December 31, 1995 the Company was obligated under a contract with Systematics, Inc. for on-site data processing management services. Future contractual expenses are $8,366,000 in 1996, $8,038,000 in 1997, $7,875,000 in
1998 and $2,795,000 in 1999.

Under pending federal legislation, the Company may be required to participate in a one-time recapitalization of the FDIC's Savings Association Insurance Fund
(SAIF). If enacted in its current form, the assessment is estimated to be between 75 to 80 basis points of SAIF insured deposits held as of March 31, 1995. Based upon these rates the Company's pre-tax expense would be approximately $6,961,000 to $7,426,000. The proposed legislation would also repeal the bad debt reserve methods currently available to thrift institutions, requiring the Company to recapture a portion of their existing tax bad debt reserves. The aggregate potential Federal and state tax expense resulting from recapture would be approximately $5,600,000. There is no assurance that this pending legislation will be enacted into law, therefore, the FASB has stated that the charge to earnings must be recorded in the period it is enacted. Accordingly, the Company has made no accrual for this potential obligation.

(18) Financial Instruments with Off-Balance-Sheet Risk

The Banks are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers and to reduce exposure to fluctuations in interest rates. Those financial instruments include commitments to extend credit, the serviced loan portfolio, options written and forward purchase and sale contracts. Those instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the consolidated statement of financial position. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Unless noted otherwise, the Banks do not require collateral or other security to support off-balance-sheet financial instruments with credit risk. Market risk represents the account-

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(18) Financial Instruments with Off-Balance-Sheet Risk (Continued)

ing loss that would be recognized at the reporting date if future changes in market prices make a financial instrument less valuable.

The Banks' exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit, forward purchase contracts, and put options written is represented by the contractual notional amount of those instruments. The Banks use the same credit policies to evaluate the creditworthiness of counterparties to these transactions as it does for on-balance-sheet instruments.

The Banks control their credit risk through credit approvals, limits, and monitoring procedures. The Banks' credit risk with respect to mortgage servicing losses results from unrecoverable advances of delinquent principal, interest and tax payments made on behalf of mortgagors. To date, the Banks have not suffered significant losses from their loan servicing activities.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis using the same criteria and credit policies as it does for on-balance-sheet instruments. The credit risk amounts are equal to the contractual amounts assuming that the amounts are fully advanced and the collateral or other security is of no value. The amount of collateral obtained by the Banks upon extension of credit is based on management's credit evaluation of the counterparty. The type of collateral varies but is primarily mortgages on real estate. The Banks have experienced little difficulty in accessing collateral when required.

The Banks enter into forward contract commitments involving the delayed delivery or purchase of mortgage-backed securities and loans. These forward contracts are used to reduce the market risk associated with the underlying securities or loans. Contractual terms of forward commitments specify the aggregate amount of contract, the interest yield or prices at which securities or loans are to be delivered, and the period covered. Credit and market risks arise from the potential inability of counterparties to meet the terms of their contracts and from movements in security and loan values, respectively.

Deferred fees from put options outstanding at December 31, 1995 and 1994 amounted to approximately $31,000 and $52,000, respectively, with average fair values of $91,000 and $543,000 for the years ending December 31, 1995 and 1994, respectively. The fair value of these options approximated the deferred fees outstanding at December 31, 1995 and 1994. Net trading gains (losses) on financial options included in gain (loss) on securities transactions totaled $910,000, $(2,604,000), and $4,453,000 in 1995, 1994 and 1993, respectively.

A summary of the contract or notional amounts of the Banks' exposure to off-balance-sheet risk, at December 31, excluding unused lines of credit of approximately $237,646,000 as of December 31, 1995, follows:

==============================================================================
                                                 Contract or Notional
                                                        Amount
(In Thousands)                                      1995      1994
- ------------------------------------------------------------------------------

Financial instruments whose contract
        amount represents credit risk:
                Commitments to extend credit      $38,024    73,658
                Standby letters of credit          42,496    36,899
                Put options written                12,000    28,000

Financial instruments whose notional or
        contract amounts exceed the amount of
        credit risk:
                Interest rate swaps                50,000        --
==============================================================================


(19) Concentrations of Credit Risk

Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Banks do not have a significant exposure to any individual customer or counterparty. A geographic concentration arises because the Banks operate only in Upstate New York and Northeastern Pennsylvania.

The credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Banks have experienced little difficulty in accessing collateral when required.

(20) Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

(a) Cash and Cash Equivalents
- -----------------------------
For these short-term instruments that generally mature in ninety days or less, the fair value approximates carrying value.

(b) Securities
- --------------
Fair values for securities and derivative instruments are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

The carrying value of FHLB stock, which is redeemable at par, approximates fair value.

(c) Loans
- ---------
Fair values for residential mortgage loans are based on quoted market prices of similar loans sold in the secondary market, adjusted for differences in loan characteristics. The fair values for commercial and consumer

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(20) Fair Values of Financial Instruments (Continued)

loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.

The fair value of loans available for sale is based on quoted market prices. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Delinquent loans (not in foreclosure) are valued using the methods noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans delinquent more than thirty days are reduced by an allocated amount of the general allowance for loan losses.

(d) Due from Brokers
- --------------------
Due to the short term nature, the carrying value approximates fair value.

(e) Accrued Interest Receivable and Payable
- -------------------------------------------
For these short-term instruments, the carrying value approximates fair value.

(f) Deposits
- ------------
The fair values disclosed for demand deposits, savings accounts and money market accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying values). The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

(g) Repurchase Agreements
- -------------------------
For these short term instruments that mature in less than six months, the carrying value approximates fair value. For those with maturities greater than six months, the fair value is estimated using a discounted cash flow approach. This approach applies the current incremental rates to such borrowings.

(h) Other Borrowings
- --------------------
The fair value of long term debt has been estimated using discounted cash flow analyses that apply interest rates currently being offered for notes with similar terms.

(i) Due to Brokers
- ------------------
Due to the short term nature, the carrying value approximates fair value.

(j) Commitments to Extend Credit and Letters of Credit
- ------------------------------------------------------
The fair value of commitments to extend credit are equal to the deferred fees outstanding, as the contractual rates and fees approximate those currently charged to originate similar commitments.

The estimated fair values of the Company's financial instruments as of December 31, 1995 and 1994 are as follows:

=====================================================================================
                                              1995                      1994
                                     Carrying        Fair      Carrying        Fair
(In Thousands)                        Amount        Value       Amount        Value
- -------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents        $  285,244      285,244      173,964      173,964
   Securities                        2,741,843    2,777,437    3,890,687    3,772,033
   Net loans (1)                     2,294,544    2,379,369    1,972,884    1,940,126
   Due from brokers                     65,205       65,205      446,916      446,916
   Accrued interest receivable          33,535       33,535       42,698       42,698
=====================================================================================

Financial liabilities:
   Deposits:
     Demand accounts, savings and
       money market accounts         1,612,092    1,612,092    1,751,919    1,751,919
     Time deposits                   2,196,181    2,203,000    2,041,424    2,000,550
   Repurchase agreements               361,617      364,866    1,058,316    1,053,663
   Other borrowings                    903,370      911,034    1,158,772    1,140,853
   Due to brokers                       43,951       43,951      284,232      284,232
   Accrued interest payable             17,177       17,177       16,943       16,943
=====================================================================================

(1)  Includes loans available for sale.

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(21) Parent Company Financial Information

The condensed balance sheets of ONBANCorp, Inc. at December 31 follow:

==============================================================================
(In Thousands)                                        1995       1994
- ------------------------------------------------------------------------------
Assets:
  Cash                                            $  9,892      1,479
  Due from subsidiary banks                          5,328      4,820
  Trading securities                                 1,790     15,999
  Investment in subsidiary banks                   373,683    345,129
  Other assets                                         369     26,811
- ------------------------------------------------------------------------------
    TOTAL ASSETS                                  $391,062    394,238
- ------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Liabilities:
    Due to subsidiary banks                       $     --     25,896
    Accounts payable,accrued dividends
      & other liabilities                            2,296      5,406
  Total shareholders' equity                       388,766    362,936
- ------------------------------------------------------------------------------
    TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                          $391,062    394,238
==============================================================================

The condensed statements of income for the years ended December 31, follows:

==============================================================================
(In Thousands)                                  1995      1994       1993
- ------------------------------------------------------------------------------

Income:
   Net interest income                        $   439       961        750
   Gain on securities transactions              2,318     4,041      4,850
   Other income                                  --        --        2,445
   Dividends from subsidiary banks             43,000    11,000      8,200
- ------------------------------------------------------------------------------
     Income before equity in
        undistributed earnings
        of subsidiary banks                    45,757    16,002     16,245
   Equity in undistributed
        earnings (loss) of subsidiary banks     1,540   (10,283)    50,513
- ------------------------------------------------------------------------------
           Total income                        47,297     5,719     66,758
Operating expenses                              2,417     1,959      3,853
- ------------------------------------------------------------------------------
   Income before income taxes                  44,880     3,760     62,905
Income taxes                                      203     1,056      1,542
- ------------------------------------------------------------------------------
      Net income                              $44,677     2,704     61,363
==============================================================================


The condensed statements of cash flows for the years ended December 31, follow:

==============================================================================
(In Thousands)                                     1995       1994      1993
- ------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income                                     $ 44,677     2,704    61,363
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
      Equity in undistributed (earnings) loss
         of subsidiary banks                       (1,540)   10,283   (50,513)
      Gain on securities transactions                  --        --    (4,850)
      Net change in trading securities             14,209    (3,378)       --
      Other                                         1,138    (7,233)    3,914
- ------------------------------------------------------------------------------
      Net cash provided by operating
         activities                                58,484     2,376     9,914
- ------------------------------------------------------------------------------

Cash flows from investing activities:
  Net sales (purchases) of securities                  --    23,000   (15,491)
  Investment in subsidiaries                           --   (30,000)       --

- ------------------------------------------------------------------------------
      Net cash used by investing
         activities                                    --    (7,000)  (15,491)
- ------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from issuance of common stock              743     1,023    41,727
  Cash dividends paid on
    common stock                                  (19,737)  (13,980)   (8,072)
  Cash dividends paid on
    preferred stock                                (4,649)   (4,755)   (4,755)
  Purchase of treasury stock                      (18,068)       --        --
  Redemption of preferred stock                    (8,360)       --        --
- ------------------------------------------------------------------------------
      Net cash provided (used) by
        financing activities                      (50,071)  (17,712)   28,900
- ------------------------------------------------------------------------------

Net increase (decrease) in cash                     8,413   (22,336)   23,323
Cash and cash equivalents at beginning
  of year                                           1,479    23,815       492
- ------------------------------------------------------------------------------

Cash and cash equivalents at end of year         $  9,892     1,479    23,815
==============================================================================

Supplemental disclosure of non-cash investing activities:

   Transfer of securities to trading             $     --    12,621        --
   Change in net unrealized holding
     gain (loss) on securities of subsidiaries     26,864   (50,963)    5,147
==============================================================================

Notes To Consolidated
Financial Statements
December 31, 1995, 1994 and 1993

(22) Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for the years ended December 31, 1995 and 1994 are as follows:

===============================================================================================================
                                                                        Three Months Ended
(In Thousands Except Per Share Data)               Mar. 31,1995    Jun. 30,1995    Sep. 30,1995    Dec. 31,1995
- ---------------------------------------------------------------------------------------------------------------
Total interest income                                 $102,384         107,237         112,470         109,368
Total interest expense                                  64,985          69,674          73,656          70,629
- ---------------------------------------------------------------------------------------------------------------

     Net interest income                                37,399          37,563          38,814          38,739

Provision for loan losses                                1,690           1,690           1,610           1,800
- ---------------------------------------------------------------------------------------------------------------
     Net interest income
         after provision for loan losses                35,709          35,873          37,204          36,939

Other operating income                                   6,735           7,187           6,539           8,840
Other operating expenses                                26,166          26,320          24,018          26,958
- ---------------------------------------------------------------------------------------------------------------

     Income before income taxes                         16,278          16,740          19,725          18,821

Income taxes                                             6,353           6,604           7,059           6,871
- ---------------------------------------------------------------------------------------------------------------

  Net income                                          $  9,925          10,136          12,666          11,950
- ---------------------------------------------------------------------------------------------------------------

Net income per common share:
  Primary                                             $    .62             .63             .82             .78
  Fully Diluted                                       $    .61             .62             .78             .75
===============================================================================================================

                                                                        Three Months Ended
(In Thousands Except Per Share Data)               Mar. 31,1994    Jun. 30,1994    Sep. 30,1994     Dec. 31,1994
- ---------------------------------------------------------------------------------------------------------------

Total interest income                                 $ 86,370          94,231         101,529         106,145
Total interest expense                                  46,496          52,128          58,900          67,122
- ---------------------------------------------------------------------------------------------------------------

     Net interest income                                39,874          42,103          42,629          39,023

Provision for loan losses                                2,609           2,009           1,510           1,510
- ---------------------------------------------------------------------------------------------------------------
     Net interest income
         after provision for loan losses                37,265          40,094          41,119          37,513

Other operating income (loss) (1)                        5,915           6,132           9,343         (74,079)
Other operating expenses                                22,289          24,457          26,316          26,828
- ---------------------------------------------------------------------------------------------------------------

     Income before income taxes and cumulative
         effect of accounting change                    20,891          21,769          24,146         (63,394)

Income taxes (credit)                                    8,026           8,393           9,291         (25,002)
- ---------------------------------------------------------------------------------------------------------------


  Net income (loss)                                   $ 12,865          13,376          14,855         (38,392)
- ---------------------------------------------------------------------------------------------------------------

Net income (loss) per common share:
  Primary                                             $    .82             .86             .96           (2.82)
  Fully Diluted                                       $    .78             .82             .91           (2.82)
===============================================================================================================



(1) The other operating loss of $74,079,000 during the quarter ended December 31, 1994, includes an $80 million loss on the sale of $1.3 billion of available for sale securities.

Board of Directors
Senior Officers


ONBANCorp Board of Directors

Robert J. Bennett
Chairman of the Board,
President &
Chief Executive Officer

William F. Allyn
President
Welch Allyn, Inc.

Chester D. Amond
President, Retired
Syracuse China Corporation

William J. Donlon
Chairman & Chief Executive
Officer, Retired
Niagara Mohawk Power Corporation

Russell A. King
Consulting Partner
King & King Architects, Inc.

Henry G. Lavarnway, Jr.
Private Investments

John D. Marsellus
Chairman
Marsellus Casket Company

J. Kemper Matt
President
Dupli Envelope & Graphics Corp.

Peter J. Meier
President
G.A. Braun, Inc.

Peter J. O'Donnell, Jr. *
President
Pine Tree Management Corporation

T. David Stapleton, Jr.
Attorney
Karpinski, Stapleton
& Fandrich, P. C.

William J. Umphred, Sr.
Senior Vice President
Retired
C-TEC Corporation

Thomas H. van Arsdale
President &
Chief Executive Officer
Franklin First Savings Bank

John L. Vensel
Chairman and Chief
Executive Officer
Crucible Materials Corp.

Joseph N. Walsh, Jr.
Vice President, Retired
NYNEX


*  Director Nominee


ONBANCorp Senior Officers

Robert J. Bennett
Chairman, President & Chief
Executive Officer

Howard W. Sharp
Executive Vice President

David M. Dembowski
Secretary & Senior Vice President

Robert J. Berger
Senior Vice President, Treasurer
& Chief Financial Officer

William M. Le Beau
Senior Vice President
Loan & Asset Review

Sandra L. Yingling
Auditor

Thomas R. Delduchetto
Vice President
Human Resources

Investor Relations


I n v e s t o r   R e l a t i o n s

Investor Relations:

ONBANCorp, Inc.
101 South Salina Street
PO Box 4983
Syracuse, NY 13221-4983
(315) 424-5995


Transfer Agent &  Registrar:

American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, NY 10005


A n n u a l   R e p o r t

ONBANCorp, Inc. is required to file an annual report with the SEC on Form 10-K for the year ended December 31, 1995. Shareholders may obtain, free of charge, a copy of such annual report, excluding exhibits, by writing to:

Mr. Robert J. Berger, Senior Vice President,
Treasurer & Chief Financial Officer
ONBANCorp, Inc.
101 South Salina Street
PO Box 4983
Syracuse, NY 13221-4983


M a r k e t   M a k e r s   (D e c e m b e r   1 9 9 5)

A. G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Dean Witter Reynolds, Inc.
Donaldson, Lufkin & Jenrette
First Albany Corporation
Furman Selz Incorporated
Herzog, Heine, Geduld, Inc.
Huntleigh Securities Corp.

Keefe, Bruyette & Woods, Inc.
Kenny Securities Corp.
Merrill Lynch, Pierce, Fenner
     & Smith, Inc.
Morgan Stanley & Co., Inc.
Neuberger & Berman
Oppenheimer & Co., Inc.
Paine Webber Inc.

Prudential Securities, Inc.
Ryan Beck & Co., Inc.
Sandler O'Neill & Partners
Sherwood Securities Corp.
Smith Barney Inc.
Sterne, Agee & Leach
Troster Singer Corp.
Tucker Anthony Incorporated

(MAIL CARD FRONT)
                                               [BAR-LINES]   ---------------
                                                                NO POSTAGE
                                                                NECESSARY
                                                                IF MAILED
                                                                  IN THE
                                                               UNITED STATES
                                                               ---------------
- ------------------------------------------------
              BUSINESS REPLY MAIL
  FIRST-CLASS MAIL PERMIT NO. 1127 SYRACUSE NY
- ------------------------------------------------
      POSTAGE WILL BE PAID BY ADDRESSEE


ONBANCORP
INVESTOR RELATIONS
PO BOX 4983
SYRACUSE NY 13221-7997


                                   [BAR-CODE]



(MAIL CARD BACK)


            Automatic Dividend Reinvestment And Stock Purchase Plan


You may elect to have a portion of your dividend automatically reinvested in ONBANCorp common stock with no brokerage fee. In addition, you may elect to supplement your dividends with cash for additional purchases. Participation is completely voluntary and you may withdraw at any time.

If you would like more information on our Dividend Reinvestment and Stock Purchase Plan, please fill out and return this card.


Name
    --------------------------------------------------------------------------
Address
       -----------------------------------------------------------------------
City                                         State          Zip
    --------------------------------------        --------     ---------------
Telephone
         ---------------------------------------------------------------------

Thank you!

(MAIL CARD FRONT)
                                               [BAR-LINES]     ---------------
                                                               | NO POSTAGE  |
                                                               | NECESSARY   |
                                                               | IF MAILED   |
                                                               |   IN THE    |
                                                               |UNITED STATES|
                                                               ---------------
- ------------------------------------------------
|             BUSINESS REPLY MAIL              |
| FIRST-CLASS MAIL PERMIT NO. 1127 SYRACUSE NY |
- ------------------------------------------------
      POSTAGE WILL BE PAID BY ADDRESSEE


ONBANCORP
INVESTOR RELATIONS
PO BOX 4983
SYRACUSE NY 13221-7997


                                   [BAR-CODE]


(MAIL CARD BACK)

            May we send you more information on any of the following services? Please check all services that you would like additional information on and return this card.

Commercial Banking Services
- ----- Small Business Services
- ----- International Banking
- ----- Commercial Leasing Options
- ----- Cash Management Services
- ----- Corporate Financing Options
- ----- Deposit Services

Trust and Investment Services
- ----- Investment Management
- ----- Trusts
- ----- Estate Planning
- ----- Employee Benefits Plans
- ----- Custody Service
- ----- "Pathways to Prosperity" Mutual Funds
- ----- Discount Brokerage Service
- ----- Charitable Giving

Retail Services
- ----- Checking
- ----- Savings/Certificates of Deposit
- ----- Personal Loans
- ----- VISA(R)/MasterCard(R)
- ----- Mortgage Loan
- ----- Home Equity Loan
- ----- Auto Loans/Leases
- ----- Other (Please Specify)


Name
    --------------------------------------------------------------------------
Address
       -----------------------------------------------------------------------
City                                         State          Zip
    --------------------------------------        --------     ---------------
Telephone
         ---------------------------------------------------------------------

Thank you!

[LOGO-ONBANCorp, Inc.]

ONBANCorp, Inc.

Shareholder Relations
(315) 424-5995
(800) 311-5995

OnBank & Trust Co.*

Metro Syracuse Region
Syracuse, New York
(800) 283-4357

Capital Region
Albany, New York
(518) 426-6200

Rochester Region
Rochester, New York
(716) 442-6680


OnBank*

Syracuse, New York
(800) 283-4357


Franklin First
Savings Bank*

Wilkes-Barre, Pennsylvania
(800) 262-1210


Trust Services

(315) 442-1731 Syracuse
(518) 432-5580 Albany
(716) 442-8610 Rochester
(717) 821-8600 Wilkes-Barre


Investment Services

TradeStar Investments, Inc.
Discount Brokerage Service
(315) 424-4570

Liberty Securities Corporation
Mutual Funds & Annuities
(315) 424-4570 Syracuse
(518) 426-6222 Albany
(800) 223-8793 Wilkes-Barre


[LOGO-EQUAL HOUSING LENDER]

*Member FDIC