Form 10-K405, Exhibit 13
period 1996-12-31
ONBANCORP INC
filed 1997-03-31
CIK 846609

1996 ANNUAL REPORT

COMMERCIAL BUSINESS BANKING SERVICES

TRUST & INVESTMENT SERVICES

CONSUMER BANKING SERVICES

RESIDENTIAL REAL ESTATE LENDING

EDP SYSTEMS & OPERATIONS

[LOGO]

FINANCIAL HIGHLIGHTS



                                                                      Year Ended December 31
---------------------------------------------------------------------------------------------------------------------
($ In Millions Except Share Data)                           1996       1995           1994           1993       1992
---------------------------------------------------------------------------------------------------------------------
Net Income..........................................  $     43.0       44.7            2.7           61.4       41.2
Return on Equity....................................        11.4%      11.7%            .7%          16.4%      13.9%
Return on Assets....................................         .81%       .71%           .04%          1.19%      1.21%
---------------------------------------------------------------------------------------------------------------------
Per Common Share Data:
Net Income (Loss) Fully Diluted.....................  $     2.86       2.75           (.15)          3.93       2.86
Dividends Declared..................................        1.24       1.14           1.03            .69        .45
Book Value..........................................       24.82      24.11          20.82          25.77      20.87
---------------------------------------------------------------------------------------------------------------------
Results Excluding Certain One-time Items (A):
Net Income..........................................  $     48.1       44.7            2.7           58.0       41.2
Return on Equity....................................        12.8%      11.7%            .7%          15.5%      13.9%
Return on Assets....................................         .90%       .71%           .04%          1.12%      1.21%
Net Income (Loss) Per Share Fully Diluted...........  $     3.20       2.75           (.15)          3.71       2.86
---------------------------------------------------------------------------------------------------------------------
Commercial Loans....................................  $      667        568            428            386        398
Consumer Loans......................................         728        589            524            517        567
Residential Real Estate Loans.......................       1,054      1,130          1,026            816        991
Allowance for Loan Losses...........................         (38)       (35)           (34)           (33)       (32)
Loans, Net..........................................       2,411      2,254          1,949          1,681      1,910
Securities..........................................       2,611      2,742          3,891          3,628      2,283
Total Earning Assets................................       5,073      5,171          5,902          5,514      4,416
Total Assets........................................       5,418      5,567          6,723          5,772      4,724
Deposits............................................       3,822      3,808          3,793          3,006      3,024
Shareholders Equity.................................         360        389            363            431        334
---------------------------------------------------------------------------------------------------------------------
Equity to Assets Ratio..............................         6.6%       7.0%           5.4%           7.5%       7.1%
Total Capital to Risk Assets........................        13.8%      15.1%          13.4%          18.3%      15.8%
Common Shares Outstanding (000).....................    12,145.3   13,517.6       14,050.3       13,979.9   12,649.0
Loan Quality Ratios:
    % Net Loans Charged Off to Average Loans........         .19%       .28%           .35%           .47%       .14%
    % Non-performing Assets to Total Assets.........         .59%       .60%           .53%           .79%      1.21%
    % Loan Loss Allowance to Non-performing Loans...       139.7%     119.4%         113.5%          95.5%      80.6%
Efficiency Ratio (B)................................        56.5%      58.7%          52.5%          52.5%      44.5%

------------------------

(A) Excludes after tax effect of $4.5 million government mandated special SAIF deposit insurance premiums and other net banking industry charges relating to the thrift industry of $.6 million in 1996; excludes $3.4 million cumulative effect of accounting change in 1993.

(B) Excludes net gain (loss) on securities transactions; and 1996 special SAIF deposit insurance premium of $7.3 million.

DESCRIPTION OF BUSINESS
--------------------------------------------------------------------------------
ONBANCorp Inc. is a Delaware chartered bank holding company headquartered in Syracuse, New York. It operates two wholly owned subsidiaries, OnBank & Trust Co. in Upstate New York, and Franklin First Savings Bank in Wilkes-Barre, Pennsylvania. Financial services are offered through 120 locations, including
8 specialized lending offices and 27 electronic ATM locations at the rest stops on the New York State Thruway. Bank subsidiaries provide investment and insurance services. Mutual funds and annuities are also available through Liberty Securities Corporation.

ONBANCorp Common Stock is traded Over The Counter and is listed by NASDAQ-NMS using the symbol "ONBK". At year end, 1996, there were approximately 11,300 holders of record of ONBANCorp common stock.


QUARTERLY CLOSING SALES PRICES
--------------------------------------------------------------------------------
                                1996                             1995
QUARTER              HIGH        LOW       CLOSE      High        Low      Close
Fourth.........  $   38.75      34.00      37.13      33.63      29.13     33.38
Third..........      34.63      28.88      34.63      34.13      28.00     32.50
Second.........      35.50      30.75      32.75      28.63      25.00     28.38
First..........      35.00      30.25      35.00      26.50      21.63     25.50

TABLE OF CONTENTS




MANAGEMENT MESSAGE.....................................................        2
  First Quarter........................................................        3
  Second Quarter.......................................................        4
  Third Quarter........................................................        5
  Fourth Quarter.......................................................        6
COMMERCIAL BUSINESS BANKING SERVICES...................................        8
TRUST & INVESTMENT SERVICES............................................       10
CONSUMER BANKING SERVICES..............................................       12
RESIDENTIAL REAL ESTATE LENDING........................................       14
EDP SYSTEMS & OPERATIONS...............................................       16
COMMUNITY & CIVIC SUPPORT..............................................       18
FINANCIAL REPORTS......................................................       19
DIRECTORS & SENIOR OFFICERS............................................       52

MANAGEMENT MESSAGE



TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:


ONBANCorp 1996 annual performance showed continued improvements from core services. Reported results, however, were masked by certain one-time Government mandated third quarter banking industry charges related to the thrift industry including the special SAIF deposit insurance premium. Fully diluted earnings per share as reported were $2.86. When adjusted to exclude these non-recurring charges, earnings per common share were $3.20--which represents an increase of 16% or $.45 per share over the prior year. Net income for the year before these non-recurring items was $48.1 million, the second highest in your Company's history, and was $43.0 million after these mandated charges. Comparative previous year earnings were $2.75 per common share and $44.7 million.

Improved operating results reflect continued momentum toward the Company's transformation from a specialized services thrift into a diversified full-service banking organization. Strong year over year performance improvements were achieved in fundamental service areas, including commercial banking with business and municipal clients, trust and investment activities, consumer banking and electronically assisted banking and fee income. Residential lending remained flat, reflecting somewhat soft demand in the local economy. Controllable non-interest expenses remained efficient. Loan and asset quality levels remained very strong with net charge-offs representing only 0.19% of average loans, and year end non-performing assets a meager 0.59% of total assets. Net interest margin improved to 3.03% for the year, up nearly 19% from the prior year, due primarily to increased business generation and planned securities reductions. The total investment securities portfolio comprised primarily of Government, Agency and guaranteed mortgage-backed securities ended the year at $2.6 billion--a reduction of $2.0 billion from their $4.6 billion peak in late 1994.

DIVIDENDS PER COMMON SHARE WERE INCREASED FOR THE EIGHTH SUCCESSIVE YEAR.


To improve shareholders earnings per share, your Board of Directors continued a planned repurchase of ONBANCorp common stock equivalent shares in 1996. Also, the Board authorized redemption of the Company's Series B Cumulative Convertible Preferred Stock. Capital levels remain well above highly capitalized requirements of bank regulators. Dividends per common share were increased for the eighth successive year, including every year since your holding company was formed in 1989.

A brief summary of progress and highlights for each quarter of 1996 follows.


FIRST QUARTER

Performance plans for 1996 were implemented starting in the first quarter, which called for accelerated emphasis on developing core banking relationships with the regions' businesses, consumers and households. Our local banking professionals began by expanding customer solicitation efforts and also by adding focus to additional fee income. The quarterly dividend payment increased seven percent to $.30 per common share. To further increase earnings per common share (EPS), the Board of Directors announced a continuing plan for the Company to repurchase 10% of fully diluted shares of common stock or common stock equivalent shares of ONBANCorp convertible preferred stock.

By first quarter ended March 31,1996, the consolidated portfolio of loans had increased 13% from March 31 of the previous year, with the largest growth components coming from a 25% increase in loans to businesses followed by a 16% increase in consumer lending. Fee revenues began increasing from trust services and from electronically assisted banking services associated with banking cards. First quarter 1996 profits saw Net Income increase 17% to $11.6 million--compared to $9.9 million for the prior year first quarter, and 1996 first quarter fully diluted EPS of $.74 improved 21% over the comparable prior year period.

MANAGEMENT MESSAGE



SECOND QUARTER


By the end of the first half 1996, ONBANCorp six-months earnings had increased 16% to $23.2 million, compared to $20.1 million for the first six months of 1995; and, EPS had improved to $1.50--up 23% from $1.22 EPS for the first half of the previous year. Loan portfolio growth was again led by double digit percentage increases in both commercial and consumer lending, while residential lending demand remained sluggish in local markets. Trust and investment business solicitation accelerated during the second quarter, as the market value of trust assets reached $695 million from combined trust efforts in Central New York and Northeastern Pennsylvania.

Following the Annual Meeting Of Shareholders, your elected Board of Directors carefully considered voting results on all shareholder proposals included in the proxy statement for the April 23,1996 Annual Meeting. Published studies supported the view that the type of shareholder protections included in the ONBANCorp Charter and Bylaws tended to enhance a company's value in merger or sale transactions. With the assistance of legal and financial advisers, as well as careful consideration of the published studies, your Board reported it continues to believe that amendments to the Company's Charter and Bylaws are not in the best interest of shareholders. These amendments contemplated by a small group of shareholders were opposed by the Directors for reasons set forth in the ONBANCorp proxy statement. In its normal course, your Board continues close scrutiny of the strategic options available to your Company.

Selected operations were consolidated and efficiencies created through the sale of four small volume or under-utilized offices in the 1996 second quarter; and, certain regional residential lending offices which were unable to achieve minimal lending quotas were downsized or closed. The net interest margin for the 1996 second quarter increased to the 3.00% level from 2.51% in the comparable previous year quarter.

THIRD QUARTER


Our bankers continued to improve your Company's performance in the third quarter of 1996, in spite of significant one-time charges upon the U.S. banking system and our banks as mandated by the Federal Government in its effort to bail out the savings and loan industry. Most severely affected of our banks was the Franklin First subsidiary whose third quarter earnings were nearly eliminated. The non-recurring charges related to a special SAIF deposit insurance premium and a tax on thrift bad debt reserves resulted in a net ONBANCorp earnings reduction of $.35 per share. Future earnings are anticipated to modestly improve, since lower deposit insurance charges are envisioned. Third quarter net income reached $12.4 million before the one-time charges and $7.3 million after the charges. Similarly, quarterly net income per share or EPS was $.84 before the one-time charges and $.49 after the one-time charges.

By September 30, 1996 the commercial and construction loans in portfolio increased to $646 million and represented 26% of the total loan portfolio. Consumer loans and leases increased to more than $688 million, an increase of 18% over the consumer lending portfolio a year earlier at September 30th. Investment securities assets, comprised predominantly of guaranteed mortgage-backed securities, together with liabilities for borrowed or retail brokered deposits continued to be reduced during the first nine months of 1996.

Trust performance improvements accelerated through September 1996. Trust assets at market value increased 19% from a year earlier and reached $748 million. Trust and investment services fee revenue increased 19% nine months to date to $2.4 million. Largest trust services gains continued from administration of employee benefits plans, trusts under agreement, estates and investment management for clients.

MANAGEMENT MESSAGE



FOURTH QUARTER


The fourth and final quarter of 1996 saw a 16% increase in quarterly earnings per common share, as well as a 21% increase in the return on assets over the similar prior year quarterly earnings measures. EPS reached $.87 for the final 1996 quarter compared to $.75 on comparative fourth quarter results. Return On Assets improved to .92% from .76%. Operating efficiency and asset quality measures remained very sound. Net interest margin improved. The Board of Directors declared a 13% increase in the quarterly cash dividend per common share to $.34--equivalent to $1.36 annually, which marked the eighth consecutive year of improved dividends for ONBANCorp Shareholders.

Capital plans witnessed a fourth quarter completion of the stock repurchase program for 10% or 1,550,000 of the Company's common equivalent shares. Also, more than 98% of the Company's 2,342,052 outstanding shares of Series "B" Cumulative Convertible Preferred Stock as of December 31, 1996 were converted to common stock in early January. As more fully described in the following sections of this report, significant year over year performance improvements were achieved by your bank professionals in commercial banking, trust and investment services, consumer banking services, and technical information delivery support systems. Residential lending, while operating in a regional market of less than robust demand for mortgage loans, still maintained a first place ranking for residential mortgages originated in our headquarters county. Thanks to the hard work of your banking professionals at all levels of the organization, we concluded 1996 as a premier local banking competitor for small and mid-size businesses, trust clients, consumers and homeowners among our local peers.

WE REMAIN COMMITTED TO BUILDING A HIGH PERFORMANCE FINANCIAL ORGANIZATION WHICH IMPROVES SHAREHOLDER VALUE.


ONBANCORP DIRECTOR Chester D. Amond has served your Corporation and its banks in numerous and distinguished ways. When Chet Amond first joined the bank board in 1982, he brought not only world class professionalism from the many years he led Syracuse China Corp., but a warmth and genuineness that has endured.

In spite of the numerous community, charitable and civic organizations with which he is associated, Mr. Amond has always made time to assist the bank-notably as a Member of the Company's Compensation Committee. Many associates and friends are customers today because Chet introduced them. His corporate commitment, community contributions, integrity and firm, but kind guidance will be greatly missed. Chet has achieved retirement age and is scheduled to be succeeded on the Board by Lee H. Flanagan, President of B.G.Sulzle Co., one of the world's leading manufacturers of surgical needles. In this annual report we discuss the progress made in transforming your organization in recent years from a limited services thrift institution into a diversified community banking organization. We also highlight the efforts of the talented and dedicated people within ONBANCorp who, in the final analysis, are responsible for the progress of your Company. We remain committed to building a high performance regional financial organization which improves shareholder value and is worthy of your continued support.


Sincerely,

/s/ Robert J. Bennett

Robert J. Bennett
Chairman, President &
Chief Executive Officer

COMMERCIAL BUSINESS BANKING SERVICES


ONBANCORP BANKS ACCOMPLISH THE GOAL OF BEING REGIONAL BUSINESS BANKING LEADER IN CORE MARKET.

Since first embarking on a course in 1990 to become the local bank of choice for businesses in our trade area, the business banking staff has propelled ONBANCorp from a non-competitive position to the regional business banking leader in our core market surrounding Syracuse and Central New York. Significant inroads in banking for small and mid-size businesses are also being made in key metropolitan regions we have entered since 1993--including Wilkes-Barre/Scranton, Pennsylvania and Rochester and Albany, New York. Our focus is to be the primary relationship banker to local small and mid-size companies. This course was established immediately following formation of the bank holding company in late 1989. ONBANCorp began implementing an ambitious plan to diversify a long-standing thrift institution and transform it into a full service commercial banking enterprise. The achievements of your business bankers are very noteworthy, considering the organization started six years ago without a commercial banking staff, without commercial banking services or commercial banking systems, and the primary competitors were established banking giants. For 1996, the commercial lending portfolio increased approximately $100 million, an increase of 18% from December 31,1995. Commercial loans and leases exceed $667 million and now comprise more than 27% of the loan mix. Commercial loan quality has remained strong and delinquent or written-off loans have been very nominal.

ONBANCorp has systematically developed an experienced corps of top quality business banking professionals who came to us from our regions' major competitors who consolidated their decision processes into offices distant from the local market. Among our competitive advantages are:
a) Experienced local talent who live, work and provide considerable personal support in our communities,
b) Faster banking decisions for business clients, and
c) Advanced commercial customer information and telecommunications processing systems.

HIGH CALIBER BUSINESS BANKERS MAKE THE DIFFERENCE BY GAINING LOCAL & NATIONAL RECOGNITION.

Rapid changes in systems technology prompted a complete revamp of our customer information delivery systems over the recent five years. We now use one of the Nation's premier banking technology outsourcing organizations, whose regional operations are housed in our Syracuse customer support center. Key benefits are--significant efficiencies, nationwide backup processing sites, ease of keeping technologically current, access to thousands of banking systems support talent as needed to rapidly convert or integrate acquisitions or mergers, and customer systems that are kept at a competitive forefront. Most importantly, our customer delivery technology supports a full range of business financial services that did not exist at our banks just a few years ago.

Fee income from commercial banking services jumped to nearly $5.2 million annually. The wide range of financial services to businesses include: business loans, leasing, lines of credit, international letters of credit, electronically assisted cash management and collection services, direct deposit and wire transfer services, special services for small businesses, cash concentration services, an array of depository and account analysis services, credit card payment processing, high balance business deposit accounts that can electronically transfer to investment funds, and a selection of Keogh, 401(k) and retirement accounts.

OnBank & Trust Co. was recognized both locally and nationally in 1996 for special community lending to small businesses in central city projects. In May 1996, your Bank was recognized at a ceremony in Washington, D.C. by the Federal Financing Board, the Federal Home Loan Bank System and Members of the United States Congress for "Excellence In Community Lending." In July, we were honored by the Mayor of Rochester, New York together with the Chair of the Federal Financing Board and the President of the Federal Home Loan Bank of New York for introducing a "first in the Nation" funding program to assist fledgling inner-city businesses. These exemplify the high caliber of business bankers we are fortunate to employ.

TRUST & INVESTMENT SERVICES


SIGNIFICANT CLIENTS WERE WON BY ONBANCORP'S TRUST PROFESSIONALS.

The market value of trust assets increased to more than $876 million, up more than $196 million or 29% from December last year. Trust and investment fee revenues for the year grew by 17%, to exceed $3.1 million. Through diligent efforts of our capable trust and investment professionals, the largest revenue gains came from trusteeships for employee retirement and benefit plans, administration of trusts under agreement, and estates and investment management.

Our trust and investment professionals have accomplished much since trust services were first introduced within ONBANCorp in early 1993 as the result of an acquisition. At that time, the market value of trust assets under management was $551 million. All trust and administrative information systems were completely upgraded in the first year following that acquisition. Significant new trust clients have been added within local Upstate New York, Rochester and Northeastern Pennsylvania regions from individuals, businesses and community organization clients.

Through previous ownership, the trust operations trace a history of more than seventy years of providing completely confidential and customized trust and investment management to families, individuals and organizations. With the aid of sophisticated on-line telecomputing, we have recently added direct access to extensive investment and economic research to our existing history of client service. We also added numerous high quality investment vehicles, including--pooled investment funds, equity growth funds, short-term fixed income funds, intermediate and long-term bond funds, and asset allocation models that have performed very competitively for trust and investment clients.

ONBANCORP PROVIDES COMPLETELY CONFIDENTIAL AND CUSTOMIZED TRUST & INVESTMENT MANAGEMENT.

Our trust professionals are not sales commissioned agents. They avoid the bias for managing client assets or investing in funds that might be prescribed by a parent investment brokerage or similar firm. In addition to their capacity of discreetly managing multimillion dollar value accounts, trust and investment officials take great pride in using carefully selected tools, including "Pathway To Prosperity" for investment funds asset allocation--thereby providing ongoing investment planning for individuals whose net worth may be $50,000 or more. This program has provided electronic access to numerous rofessionally managed investment funds, including global funds and small cap funds.

The ONBANCorp trust professional enjoys a unique position in our competitive market. Most trust operations competitors concentrate only on the very large accounts and are headquartered in distant cities, thus incurring expensive overhead costs. These factors discourage the active serving of those trust customers whose net worth is less than millions of dollars. Key fundamentals of ONBANCorp trust operations are: local trust professionals, up to date trust services and direct response to customers.

CONSUMER BANKING SERVICES


CONSUMER BANKERS EXPAND PERSONAL LOANS AND LEASES PORTFOLIO.

Aggressive selling and customer solicitation by our bankers throughout the regional network of branches in New York and Pennsylvania, as well as, advances in electronic technology employed to assist customer banking convenience have helped to significantly increase both service volume and fee revenue. Consumer banking personnel increased the portfolio of personal loans and leases by nearly 24% for the year ended December 31, 1996, to a new high of $728 million. Fee revenues for services such as agent credit card processing, MasterMoney interchange transactions, ATM service for non-customers who use our banks' network of ATMs, processing consumer credit card payments made to merchants and similar electronically assisted services exceeded $4.7 million in 1996--up from $3.4 million the previous year.

The Baldwinsville, New York branch team from the Northern Syracuse suburb won "Branch Of The Year" honors through sustained customer selling efforts. They achieved an enviable record for capturing "Branch-of the-Month" for five out of the twelve months in 1996. This branch team and its management have indicated they are particularly focused on developing more loans for the year ahead. High loan goals challenge the remaining branches to a friendly competition to attain this prestigious branch award.

The consumer lending portfolio increased by more like more than $139 million. Noticeably strong performance for generating nearly half the growth came from the Pennsylvania subsidiary. Primary growth areas were financing automobile leases and financing of manufactured homes. Personal loans and credit lines secured by home equity allowed OnBank & Trust to maintain a first place competitive ranking in its home county. Strong consumer credit quality prevailed throughout the Company, which concluded the year with less than a 1.3% delinquency rate on consumer loans.

There has been a revolution in the development of electronic systems technology specifically aimed at increasing banking convenience for individuals. Our banks have embraced these developments ever mindful

ONBANCORP HELPS MAKE BANKING MORE CONVENIENT FOR INDIVIDUALS WITH THE LATEST TECHNOLOGY.

that customer privacy must not be sacrificed. The following list highlights some of the many electronically-assisted, routine and convenient daily financial transactions made practical for ONBANCorp customers:

-  DIRECT DEPOSIT of payroll, social security and retirement checks

- ANSWERLINE PLUS direct dial telephone access to personal bank account details, new and existing loan information, and interest rates

- MASTERMONEY -TM- card access to personal deposit accounts for retail purchases or 24-Hour ATM transactions

- MASTERCARD-Registered Trademark- AND VISA-Registered Trademark- bank credit cards which are acceptable internationally and at major ATM networks throughout the USA and Canada--including the CIRRUS, PLUS, NYCE, MAC and JEANIE Networks

- FREE ATM USAGE by our customers at our internal network of bank ATMs and OnBank ATMs located at all the rest stops on the New York State Thru-way

- ELECTRONICALLY LINKED BRANCHES throughout ONBANCorp will allow customers quick and efficient loan and deposit transactions at any branch anywhere within ONBANCorp when interstate banking is allowed in the summer of 1997

- CLIENT STATEMENT which can provide customers with information on all their personal bank accounts conveniently combined on one monthly bank statement

- TDD (TELECOMMUNICATION DEVICE FOR THE DEAF) service to assist banking for the hearing impaired

- COMPUTER FACILITATED CONSUMER LOAN APPLICATION and loan underwriting systems allow fast decisions on personal loans and laser printed documents at branches

- INTERNET access to our banks' services which selectively allows on-line loan applications and a host of consumer banking services on the World Wide Web via personal computer at http:// www.onbank.com

As we employ electronic technology to assist customers, we are mindful that it only helps make banking more convenient for individuals. The advanced tools do not replace "local people-to-people banking" which is the foundation of our service.

RESIDENTIAL REAL ESTATE LENDING


ONBANCORP'S NEW YORK BANK MAINTAINED FIRST PLACE IN MARKET SHARE.

In line with softness in the local mortgage market, residential mortgages originated throughout our banks approached $200 million in fiscal 1996. Residential mortgage loans held in portfolio decreased a modest $76 million at December 31, 1996 from the prior year end. A total of $1.05 billion residential loans represent 43 percent of the loan mix on the balance sheet. An additional $1.1 billion residential mortgages are serviced for other investors "off balance sheet" from which servicing fee revenues are received. The New York bank maintained its first-place market share by a wide margin of residential mortgages originated in its core headquarters county. Mortgage delinquency and default rates at ONBANCorp continue exceptionally favorable compared to industry standards.

Less regulated non-bank mortgage companies continued to make competitive inroads into the mortgage origination business. Mortgage banking has become a wholesale commodity-like product line where success demands rapid turnaround of customer applications, combined with efficient processes for mortgage underwriting, servicing and collection of customer payments. Profit margins on mortgage lending are narrow. Pricing terms for most mortgage loans are established and controlled in the market by two large organizations, the Federal National Mortgage Association or "FANNIE MAE" and the Federal Home Loan Mortgage Corporation known as "FREDDIE MAC." Recognized underwriting standards are also primarily established by these organizations. In this environment, information system technology designed both to assist the borrower and provide significant cost efficiencies plays a major competitive role.

We are fortunate that very talented residential banking staff, whose skills range from selling and customer service to more technical systems and

ADDED CONVENIENCES FOR MORTGAGE LOAN CUSTOMERS INCLUDE TECHNOLOGY BASED AND PERSONAL SERVICES.

operations support, have prepared your organization's delivery systems for the competitive future. Among many improvements to our mortgage delivery processes are the following:

-  All banks within ONBANCorp share common mortgage systems.

- Prospective borrowers who might be considering the possibility of a mortgage can call up a menu of our services on the Internet at either http://www.onbank.com or http://www.franklinfirst.com

- Prospects using a touch tone telephone can call our computerized "Mortgage Connection" system at (800) 683-7926 and privately pre-qualify themselves for a mortgage, and then initiate a sales lead to our mortgage originators.

- Mortgage originators use laptop computers at meetings with potential mortgage loan customers and quickly show alternatives for types of mortgages with detailed payment schedules.

- Should customers decide they wish to expedite a mortgage application, the bank's mortgage originator can, using the laptop computer's Interlinq software, bypass what historically were a series of handwritten steps and directly enter the customer's mortgage application into the central CPI mortgage processing and accounting system.

- Mortgage applications that meet prescribed standards can be directly input into the Freddie Mac "Loan Prospector" system and, through automation, be underwritten by Freddie Mac within a few hours instead of a few days.

We take pride in the added conveniences for mortgage loan customers and the competitive cost efficiencies that have been delivered by our residential staff. These improvements have helped maintain market share and have added value to your Company.

EDP SYSTEMS & OPERATIONS


SIGNIFICANT EFFICIENCIES AND TECHNOLOGICAL ADVANCEMENTS KEEP ONBANCORP BANKS AT THE COMPETITIVE FOREFRONT.

The talented people in New York and Pennsylvania who are behind ONBANCorp's information systems and operations continued in 1996 to greatly improve processes that help clients manage their finances and banking relationships. Advanced technology and information systems provide considerable convenience and benefits to our banks and our clients, and help us maintain very competitive advantages in the delivery of service to customers. It is understood that highly automated customer information delivery is a must to effectively compete for today's financial services customer.

In the previous year, our systems team successfully coordinated the entire base of approximately three quarters of a million customer deposit and loan accounts and rendered our banking operations ready in advance of interstate banking. We enjoy shared, common systems throughout our offices. When the Federal interstate banking laws become effective in July 1997, our clients will finally be allowed to make deposits or loan payments at any of the branch offices within the Company. In 1996, our systems and operations professionals were successful in substantially improving customer service levels in three key areas:

a) More efficiently answering customer questions about their accounts
b) Increasing the speed of processing loan applications for individuals and homeowners
c) Expanding the capacity and speed that allows business clients to collect and use their funds.

An upgraded voice response unit (VRU) system was installed, which quickly accommodates automated responses to thousands of customer inquiries about deposit account transactions or balances each day. Our Internet web site added the capability to accept selected consumer loans, and the utilization of laptop computers was expanded, as discussed previously, to allow quick response to mortgage applicants.

OUR ATM NETWORK CONTINUES TO EXPAND, PROVIDING ADDED CONVENIENCE FOR
CUSTOMERS.

Fee income increased from expanded usage by customers and non-customers of the many electronically assisted services made available through our banks such as turnpike ATMs, MasterMoney card and other similar online cash and related services.

Particularly noteworthy are commercial customer systems improvements made in 1996 which have the multiple benefits of helping business clients, improving bank efficiency and increasing fee revenue. The automated lock box system used for collecting funds for business firms was streamlined. This delivery system is especially helpful to firms which routinely collect large volumes of payments. For example, one cable television client uses our advanced lock box system to rapidly receive approximately 300,000 customer payments each month.

Our electronic cash management system was made more versatile by making it compatible for businesses that use Windows -TM- software. The capacity of our wire transfer system was substantially upgraded and can readily process hundreds of thousands of commercial wires each month. An improved Electronic Data Interchange (EDI) system was implemented which is used by business clients to electronically receive payments of customer invoices, and, thereby, accelerate a firm's available funds.

The year concluded with the smooth integration of all customer, administrative, services delivery and accounting information systems associated with the merger of OnBank with and into OnBank & Trust Co. Transaction volume levels have increased with increased banking business. ONBANCorp information systems, which are managed through a cooperative outsourcing agreement with Alltel Information Systems (resident within our central service center), have witnessed processing volume increases to a level of eighteen million transactions per month.

COMMUNITY & CIVIC SUPPORT


AN ACTIVE MEMBER OF THE COMMUNITIES WE SERVE, ONBANCORP HELPS IMPROVE THE QUALITY OF LIFE.

Strong community banks traditionally take pride in being integral to their communities. It is more than coincidental that strong communities help make for strong financial institutions. Conversely, the people who are the Bank readily accept responsibility for supporting the development and well being of their communities. Employees and Directors throughout ONBANCorp and its subsidiary organizations have long understood the value of volunteering and otherwise demonstrating commitment to trying to help improve the quality of living in the communities we serve. It is with a strong sense of appreciation to note that most employees routinely volunteer their personal time and resources. Through volunteer efforts, preschoolers have become more prepared for learning and living, and a significant number of disadvantaged youth have completed their educational requirements with the help of mentors from our banks. Inner-city schools have been "adopted," and countless efforts have been devoted to: improving housing, health care, needs of the elderly, small business, and activities aimed at improving the well being of our civic and community fabric.

Big Brother/Big Sister, the Red Cross, "Success By Six," and the United Way Campaigns are among the more visible beneficiaries. There are also numerous community support activities and programs that quietly benefit from our voluntary involvement, including--hospital boards, performing and fine arts organizations, scouting, the Boys & Girls Club, the March Of Dimes, the Urban League, various Chambers of Commerce, economic development organizations, neighborhood centers and affordable housing programs. Additionally, lending programs for small businesses, training and employment assistance programs for the economically disadvantaged and many others favorably affect our community. More important than what is said about these endeavors, is what is actually accomplished.

FINANCIAL REPORTS




Selected Financial Data................................................      20
Management's Discussion and Analysis...................................      21
Management's Statement of Responsibility...............................      31
Independent Auditors' Report............................................      31
Consolidated Balance Sheets............................................      32
Consolidated Statements of Income......................................      33
Consolidated Statements of Changes in
   Shareholders' Equity.................................................      34
Consolidated Statements of Cash Flows..................................      35
Notes to Consolidated Financial Statements.............................      37
Selected Quarterly Financial Data......................................      51






ONBANCORP BANKING SUBSIDIARIES
On January 1, 1997 ONBANCorp's two New York State Bank subsidiaries were merged. The resultant two banks were ($ in thousands):


                                                                             Mortgage-  Short-Term
                                                                   Net        Backed     & Other
                                                      Assets      Loans     Securities  Investments   Deposits    Equity
                                                    ----------------------------------------------------------------------
OnBank & Trust Co.................................  $4,084,428   1,559,483   1,900,134     288,929    2,918,573    262,867

Franklin First SB.................................   1,404,771     851,151     366,686      65,752      904,855     88,973

SELECTED FINANCIAL DATA



---------------------------------------------------------------------------------------------------
(In Thousands Except Share Data)                                Year Ended December 31,

                                                          1996        1995        1994        1993
---------------------------------------------------------------------------------------------------
BALANCE SHEET DATA AT PERIOD END

Securities......................................  $  2,610,975   2,741,843   3,890,687   3,627,804
Net loans.......................................     2,410,634   2,254,407   1,949,197   1,680,721
Total assets....................................     5,417,877   5,567,059   6,723,305   5,772,280
Deposits........................................     3,821,906   3,808,273   3,793,343   3,005,999
Repurchase agreements...........................       254,471     361,617   1,058,316   1,251,050
Other borrowings................................       874,917     903,370   1,158,772   1,022,947
Shareholders' equity.............................       360,051     388,766     362,936     430,638

---------------------------------------------------------------------------------------------------
OPERATIONS DATA

Interest income.................................  $    374,845     431,459     388,275     327,622
Interest expense................................       222,098     278,944     224,646     171,055
Net interest income.............................       152,747     152,515     163,629     156,567
Provision for loan losses.......................         7,813       6,790       7,638      10,297
Other operating income (loss)...................        36,262      29,301     (52,689)     46,066
Other operating expenses........................       110,614     103,462      99,890      98,666
Income taxes....................................        27,618      26,887         708      35,707
Cumulative effect of accounting change(1).......            --          --          --       3,400
Net income......................................        42,964      44,677       2,704      61,363

---------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA

Net income (loss) fully diluted.................  $       2.86        2.75        (.15)       3.93
Dividends declared..............................          1.24        1.14        1.03         .69
Book value......................................         24.82       24.11       20.82       25.77
---------------------------------------------------------------------------------------------------


(1) Reflects the effect of the adoption of the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW
ONBANCorp, Inc.'s ("ONBANCorp" or "the Company") results of operations have been dependent upon the results of operations of its three wholly owned subsidiaries; OnBank & Trust Co., OnBank and Franklin First Savings Bank ("Franklin"), collectively (the "Banks"). On January 1, 1997 OnBank and OnBank & Trust Co. merged, thereby creating a single banking entity in New York State.

ONBANCorp's major market areas serve metropolitan populations across New York State and Northeastern Pennsylvania. The Upstate New York Region from Westchester County to the Great Lakes of Ontario and Erie, has a population approximating seven million. This exceeds the populations of forty individual states including the neighboring states of Connecticut and Massachusetts. The Wilkes-Barre/Scranton area of Northeastern Pennsylvania has strikingly similar characteristics to Syracuse, Rochester, Albany and Buffalo, namely, large populations, a wide variety of industries, good transportation, many colleges and numerous small businesses. The size and diversity of the markets served tend to inhibit any radical changes in economic growth, unemployment or real estate values. The economy of the area, therefore, tends to follow the national trends. These large target markets offer considerable potential in the small business and household sectors to broaden ONBANCorp's base of banking services and thus enhance its ability to complete the transformation to a full service regional banking company.

At December 31, 1996 total assets were $5.4 billion, earning assets were $5.1 billion, deposits were $3.8 billion and shareholders' equity was $360.1 million, net of $20.2 million of net unrealized holding loss on securities. The unrealized holding loss relating to the held to maturity securities will be amortized into capital as the related securities are repaid.

Net income for 1996 was $43.0 million or $2.86 per common share on a fully diluted basis ("EPS"). However, when certain one-time government mandated third quarter charges related to the special SAIF deposit insurance premium and other net banking industry charges related to the thrift industry are added back net income would have been $48.1 million or $3.20 EPS. Net interest income in 1996 of $152.7 million is slightly higher than the $152.5 million for the prior year despite average earning assets declining by $957 million. The 1996 net interest margin increased by .48% to 3.03% from 2.55% in 1995 and is expected to increase in 1997 as a result of the increasing percentage of total assets which are expected to be represented by loans which tend to earn higher yields than the securities which they are replacing. Full year 1996 operating expenses increased by $7.2 million, however, when adjusted for the $7.3 million in one-time special SAIF charges in the third quarter of 1996, operating expenses would have declined slightly from 1995 to 1996. The efficiency ratio of 56.5%, which excludes the one-time special SAIF charges and $6.0 million of net gains on securities transactions, is considered to be within good banking industry performance standards.

Asset quality remains very sound as measured by the 0.59% ratio of non-performing loans ($27.1 million) plus other non-performing assets ($4.8 million) to total assets ($5.418 billion) at December 31, 1996. The coverage ratio of the allowance for loan losses to non-performing loans was 140% at year end.

At December 31, 1996 the book value per common share of $24.82 represented a 2.9% increase from the $24.11 at December 31, 1995. This increase was the combined result of net income per common share less dividends and the change in the unrealized holding loss on securities as well as share repurchases and preferred stock conversions. As a continuing part of its capital management plan, the Company repurchased 37,000 shares of Cumulative Convertible Preferred Stock and 1,522,000 shares of common stock during 1996. The company converted 137,000 shares of Cumulative Convertible Preferred Stock into common stock during the fourth quarter of 1996 as part of the mandatory redemption of Cumulative Convertible Preferred Stock. This redemption was completed on January 8, 1997 with approximately 98% of the Cumulative Convertible Preferred Stock outstanding being converted to approximately 1.8 million shares of common stock which were issued from treasury stock with the difference being redeemed for cash of $26.013 per Cumulative Convertible share. The conversion factor for each share of preferred stock was .78 shares of common stock. During 1995 the Company repurchased 301,800 shares of Cumulative Convertible Preferred Stock and 577,900 shares of common stock. Repurchases generally have the effect of improving EPS and return on equity ("ROE") while reducing slightly return on assets ("ROA").

During January 1997 the Company, through a subsidiary Trust formed for the sole purpose of issuing capital securities, authorized and issued $60,000,000 OnBank Capital Trust I, 9.25% Capital Securities and also announced that the primary use of the proceeds of the issuance would be to fund the acquisition of up to 1,400,000 or approximately 10% of the outstanding shares of common stock as a continuation of the Company's capital management program. In October of 1996 the Federal Reserve Board approved Tier I capital treatment for this type of capital securities which provides the Company with a method of funding Tier I capital that is tax deductible. The proceeds to the Trust are lent to the holding company as long-term junior subordinated debentures that are subordinated to all holding company debt but senior to all preferred and common stock. The securities may be called at a premium, in whole or in part, on or after February 1, 2007 and provisions are included which provide for the temporary deferral of interest payments for a period of up to five years. The Federal Reserve Board limits the amount of capital securities outstanding in a company's capital base, together with all its cumulative preferred, to 25% of its Tier I capital base.

Corporate strategy in 1996 continued to emphasize the focus on increasing core banking activities to replace the transitional investments in securities. ONBANCorp is in the midst of transitioning from its 1990 thrift profile to a regional banking company. During the intervening years capital has been leveraged in the form of financing transactions albeit to a much lesser extent during 1995 and 1996. These transactions have generally involved short-term market rate borrowings, such as repurchase agreements, funding assets such as Treasuries, adjustable-rate and other mortgage-backed securities. The intended short term nature of the financing transactions along with the minimal credit risk associated with these assets (generally US Government or mortgage-backed securities) which were classified as available for sale, provided the opportunity to increase ROE and EPS as well as to adjust the balance sheet as more traditional banking relationships were added. However, rapidly rising interest rates in 1994 had an adverse effect on this strategy.

In connection with the implementation of Statement of Financial Accounting Standards (SFAS) No. 115 at December 31, 1993, securities, principally mortgage-backed, with an amortized cost of $2.3 billion were transferred to the available for sale portfolio. In 1994 regulatory policy was revised to require transfer of securities to available for sale only in cases where the safety and soundness of an institution is an issue. In view of the policy revision, the Company transferred securities with a fair value of $1.27 billion and a net unrealized holding loss of $71.6 million at date of transfer from available for sale to held to maturity. These transfers had the practical effect of limiting the potential capital erosion which could have occurred if interest rates rose dramatically and these securities had remained classified as available for sale.

As of November 15, 1995, all companies subject to SFAS No.115 were permitted a one-time opportunity to reallocate securities previously classified as held to maturity into the available for sale category without calling into question the company's intent to hold the remaining securities to maturity. ONBANCorp availed itself of this opportunity and transferred approximately $1.54 billion in securities from held to maturity to available for sale. Following this transfer the Company sold approximately $1.2 billion of its available for sale securities and used the proceeds to pay down borrowings and to fund loan growth, enabling the Company to shrink the absolute levels of securities and borrowings. The yield on assets sold was approximately the same as the cost of the borrowings repaid, therefore, net interest income was not adversely affected. Prepayment fees related to the prepayment of borrowings were more than offset by gains on securities sold. The future implications of these actions were that net interest income would remain approximately the same while net interest margin would improve because net interest income (the numerator) would remain approximately the same while the average earning assets (the denominator) would significantly diminish by approximately $1 billion. Total securities have declined to $2.61 billion at December 31, 1996 from $2.74 billion at December 31, 1995 and from $3.89 billion at December 31, 1994 and on a percentage basis represent 48%, 49% and 58% of total assets on those respective dates.

NET INTEREST INCOME
The most significant impact on the Company's net income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest earning assets and interest bearing liabilities. The volume of interest earning assets represented by loans and securities, compared to the volume of interest bearing liabilities represented by deposits and borrowings, combined with the spread between the two, produces the changes in the net interest income between periods. The accompanying tables on pages 23 and 24 show the relative contribution of changes in average volume and average interest rates on changes in net interest income for the periods indicated.

This table sets forth for the indicated years ended December 31, the average daily balances of the Company's major asset and liablity items and the interest earned or paid thereon expressed in dollars and weighted average rates.

------------------------------------------------------------------------------------------------------------------------------
                                                      1996                        1995                          1994
(DOLLARS IN                             AVERAGE               YIELD/   AVERAGE             YIELD/   AVERAGE             YIELD/
 THOUSANDS)                             BALANCE     INTEREST   RATE    BALANCE  INTEREST    RATE    BALANCE   INTEREST   RATE
------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS (1)
  Securities........................ $   2,611,400   170,003   6.51%  3,819,923  244,078    6.39%  4,237,331   233,530   5.51%
  Loans.............................     2,365,244   201,394   8.51%  2,129,445  184,591    8.67%  1,824,207   153,247   8.40%
  Federal funds sold and other......        58,740     3,448   5.87%     42,801    2,790    6.52%     33,434     1,498   4.48%
------------------------------------------------------------------------------------------------------------------------------
     Total interest earning assets..     5,035,384   374,845   7.44%  5,992,169  431,459    7.20%  6,094,972   388,275   6.37%
  Non-interest earning assets.......       300,003                      327,291                      302,981
------------------------------------------------------------------------------------------------------------------------------
     Total assets................... $   5,335,387                    6,319,460                    6,397,953
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

INTEREST BEARING LIABILITIES
  Savings deposits..................       734,793    19,145   2.61%    804,737   22,931    2.85%    691,470    18,044   2.61%
  Time deposits.....................     2,209,632   122,862   5.56%  2,170,492  121,124    5.58%  1,723,534    76,415   4.43%
  Money market accounts, NOW
   accounts,and escrow deposits.....       531,888    12,740   2.40%    552,626   13,360    2.42%    782,802    18,208   2.33%
------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
      deposits......................     3,476,313   154,747   4.45%  3,527,855  157,415    4.46%  3,197,806   112,667   3.52%
  Repurchase agreements.............       300,706    18,866   6.27%    856,327   51,306    5.99%  1,403,327    58,720   4.18%
  Other borrowings..................       798,313    48,485   6.07%  1,189,981   70,223    5.90%  1,061,655    53,259   5.02%
------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
      liabilities...................     4,575,332   222,098   4.85%  5,574,163  278,944    5.00%  5,662,788   224,646   3.97%
  Non-interest bearing deposits.....       321,978                      298,464                      284,797
  Non-interest bearing liabilities..        61,935                       66,447                       55,308
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities..............     4,959,245                    5,939,074                    6,002,893
  Shareholders equity...............       376,142                      380,386                      395,060
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
      shareholders equity........... $   5,335,387                    6,319,460                    6,397,953
------------------------------------------------------------------------------------------------------------------------------
Net interest income.................    $  152,747                      152,515                                163,629
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
     Interest rate spread...........                           2.59%                        2.20%                        2.40%
     Net interest margin (2)........                           3.03%                        2.55%                        2.68%
Average interest earning assets to
 average interest bearing
 liabilities........................                           1.10X                        1.07X                        1.08X
Average equity to average
 assets ratio.......................                           7.05%                        6.02%                        6.17%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------------------------------------------
                                                         1996 COMPARED TO 1995           1995 COMPARED TO 1994
                                                         INCREASE (DECREASE)              INCREASE (DECREASE)
(DOLLARS IN THOUSANDS)                               VOLUME      RATE       NET        VOLUME      RATE      NET
-------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
  Securities...................................  $   (78,579)    4,504   (74,075)       (24,426)   34,974    10,548
  Loans........................................       20,243    (3,440)   16,803         26,293     5,051    31,344
  Federal funds sold and other.................          958      (300)      658            492       800     1,292
-------------------------------------------------------------------------------------------------------------------
      Total change in income from interest
        earning assets.........................      (57,378)      764   (56,614)         2,359    40,825    43,184
-------------------------------------------------------------------------------------------------------------------

INTEREST BEARING LIABILITIES
  Savings deposits.............................       (1,923)   (1,863)   (3,786)         3,130     1,757     4,887
  Time deposits................................        2,174      (436)    1,738         22,343    22,366    44,709
  Money market accounts, NOW accounts,
    and  escrow deposits.......................         (508)     (112)     (620)        (5,531)      683    (4,848)
-------------------------------------------------------------------------------------------------------------------
      Total deposits...........................         (257)   (2,411)   (2,668)        19,942    24,806    44,748
  Borrowings:
    Repurchase agreements......................      (34,733)    2,293   (32,440)       (27,578)   20,164    (7,414)
    Other borrowings...........................      (23,708)    1,970   (21,738)         6,923    10,041    16,964
-------------------------------------------------------------------------------------------------------------------
      Total change in expense of interest
        bearing liabilities....................      (58,698)    1,852   (56,846)          (713)   55,011    54,298
-------------------------------------------------------------------------------------------------------------------
      Change in net interest income............  $     1,320    (1,088)      232          3,072   (14,186)  (11,114)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


Average interest earning assets decreased to $5.04 billion in 1996 from $5.99 billion in 1995 from $6.09 billion in 1994. Average interest bearing liabilities decreased to $4.58 billion in 1996 from $5.57 million in 1995 from $5.66 million in 1994. The yield on average earning assets was 7.44% in 1996 up from 7.20% in 1995 which was up from 6.37% in 1994. The increase in yield from 1995 to 1996 primarily related to the proportion of total earning assets which were represented by loans even though the average yield on the loans was .16% less in 1996. The increase in yield from 1994 to 1995 primarily related to the increased volume of average loans at a 0.27% higher yield than in 1994 as well as the reinvestment in late 1994 and early 1995 of the net proceeds of the securities repositioning which occurred in December of 1994 at approximately 175 basis point improvement in yield. A combination of managed reductions, decreased prepayment rates on mortgage-backed securities and the direction and speed with which the interest rate environment has changed during the past three years directly affected the yields on securities. The changing interest rate environment of the past three years has had a similar effect on various components of interest bearing liabilities. Deposit costs for savings deposits and interest bearing transaction accounts have remained relatively stable, however, the cost of time deposits had increased substantially from 4.43% in 1994 to 5.58% for 1995. These increased costs are primarily a function of increased competition from money market funds and others as well as the change in time deposit mix which includes increasing and more expensive deposits from municipalities and retail brokers. The cost of repurchase agreements is directly related to their maturity and market interest rates which increased in 1996. The increase in cost to 6.27% in

1996 from 5.99% in 1995 from 4.18% in 1994 relates primarily to the selective lengthening in maturities of these liabilities to the one and two year category in order to maintain a reasonable duration balance between interest earning assets and interest bearing liabilities. The cost of other borrowings increased to 6.07% in 1996 from 5.90% in 1995 and from 5.02% in 1994 for the same reasons as repurchase agreements.

The sale of securities in late 1995 enabled the Company to shrink the absolute levels of securities and borrowings. Average securities declined by $1.2 billion from 1995 to 1996 while the yield on the securities portfolio increased slightly by .12% to 6.51% for 1996 due to slightly higher market interest rates as well as continued slower prepayments on mortgage-backed securities and the associated decline in the rate of amortization of premium. The average balance of loans increased by $235.8 million from 1995 to 1996 while the yield on the portfolio declined by .16% for the same periods. The newer loans were predominantly commercial and consumer which are shorter term than many of the fixed rate mortgages which they replaced as they paid down or were sold. A decline in interest rates is primarily responsible for the slight decline in loan yield, however, when taken together with the increase in proportions of loans to total earning assets, the yield on total interest earning assets increased by .24% to 7.44% from 1995 to 1996. The cost of total deposits remained relatively constant within .01% from 1995 to 1996 while the cost of repurchase agreements and other borrowings increased .28% and .17%, respectively, from 1995 to 1996. The increased cost of borrowings was more than offset by the decline in average volumes of $555.6 million and $391.7 million, respectively from 1995 to 1996 as the proceeds from the securities sales were used to pay down these borrowings thereby shrinking the average balance sheet and reducing the proportions of both securities and borrowings in the process. The combined effect of increasing the yield on interest earning assets by .24% and decreasing the cost of interest bearing liabilities by .15% from 1995 to 1996 along with an increase in non-interest bearing deposits of $23.5 million was an increase in net interest margin of .48% to 3.03% in 1996 from 2.55% in 1995. Net interest income of $152.7 million in 1996 was up slightly from $152.5 million despite the substantial shrinkage in the average balance sheet. The increase in yield from the reinvestment of the late 1994 repositioning of securities and the decline in the rate of amortization of mortgage-backed securities premiums related to slower prepayments in 1995 combined to increase interest income on securities and loans to $431.5 million in 1995 from $388.3 million in 1994. Despite a drop in average interest bearing liabilities to $5.57 billion in 1995 from $5.66 billion in 1994 the cost of funds and interest expense has increased to 5.00% and $278.9 million from 3.97% and $224.6 million for 1995 and 1994, respectively. The combined effects of the changes in average balances and yield/rates is that net interest income decreased by $11.1 million in 1995 from 1994. The result of interest income increasing more than interest expense as a function of volume was $3.1 million while the increase in yields on earning assets and the greater increase in rates on average interest bearing liabilities had a $14.2 million negative impact.

Market rates of interest have fluctuated significantly during the past three years. Rates rose precipitously during 1994 and the yield curve flattened. Rates declined dramatically during 1995, however, the yield curve remained essentially flat. During 1996 rates were less volatile, however the yield curve steepened slightly. During the first two years of this period as the Company was continuing its transition to a commercial bank, the volume of short term financing transactions was significant and, therefore, the net interest margin declined from 2.68% in 1994 to 2.55% in 1995 and then increased to 3.03% in 1996. As short term financing transactions are being replaced by more traditional retail and commercial banking assets and liabilities, both currently and in the future, it is reasonable to expect that the net interest margin will increase from the levels of both 1994 and 1995. The flattening of the yield curve, especially in the shorter zero to five year sector and the speed with which overall interest rates increased during 1994 are the factors which most affected the Company's interest rate risk profile during that fourth quarter. The Company had absorbed the effects of increasing rates during the first nine months of 1994 and, in fact, had record net interest income of $42.6 million in the third quarter of 1994. Rising interest rates in October, November and early December of 1994 had a negative impact on both net interest margin and net interest income, but more significantly a negative impact on the mark-to-market valuation of the available for sale securities portfolio and, therefore, capital. This combination of events created a situation wherein if interest rates, and especially short-term interest rates, were to continue to increase from their mid-December levels, the net interest margin, net interest income and mark-to-market capital reductions all would have worsened. Given this rapidly changing situation, the Company made the decision to reduce its exposure by incurring approximately $80 million in pretax losses related to the available for sale portfolio.

As a combined result of the significant decline in rates from December 31, 1994 to December 31, 1995, the late 1995 transfer of securities and scheduled amortization, the net unrealized holding loss on available for sale securities, net of deferred taxes, decreased by $26.9 million which had the effect of increasing shareholders' equity by that amount. By contrast the net unrealized depreciation related to held to maturity securities improved by $154.2 million to a positive $35.6 million and had no impact on shareholders' equity. Future price volatility of both the available for sale portfolio and the held to maturity portfolio will be a function of their relative effective durations which were 1.95 years and 3.27 years, respectively at December 31, 1996. From a credit quality perspective the portfolios are comprised of primarily government sponsored agencies and/or AAA rated securities. At December 31, 1996 the net unrealized holding loss on securities, net of deferred taxes had slightly increased to $20.2 million from $19.0 million at December 31, 1995 as a result of slightly higher interest rates.

The Asset-Liability Committee, which includes members of senior management, monitors the Company's exposures to changing interest rates. Interest rate risk is measured by the variability of projected net interest income under various interest rate scenarios. Management's goal is to position the Company as to limit the variability of net interest income under those scenarios.

The Company monitors interest rate risk with the aid of a computer model which considers the impact of lending, deposit gathering activities, the repricing of variable rate assets and liabilities, and the effect of changing interest rates on expected prepayments and maturities. At December 31, 1996 utilizing the model described above, the Company's assessment is that the variability of net interest income would be largely unaffected by changes in interest rates over the next year, but large, sustained increases or decreases in interest rates or a significant flattening in the yield curve would likely have a negative impact on net interest income in later years.

Management closely monitors the Company's exposure to changing interest rates and spreads and stand ready to take action to mitigate such exposure.
Possible actions include, but are not limited to, changes in the pricing of loan and deposit products, changing the composition of interest earning assets and interest bearing liabilities, and the use of off-balance sheet instruments.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses increased to $7.8 million in 1996 from $6.8 million in 1995 which had decreased from $7.6 million in 1994. Net chargeoffs declined to $4.6 million in 1996 from $6.0 million in 1995 down from $6.6 million in 1994. The increased provision in 1996 over 1995 reflects the increased overall lending activity which has occurred even though non-performing loans have not increased. The lower provision for loan losses in 1995 from 1994 reflects the decreased volume of non-performing loans in, however, the provisions were sufficient to provide for a simultaneous increase in the ratio of the allowance for loan losses to non-performing loans to 113.5%, 119.4% and 139.7% at December 31, 1994, 1995 and 1996, respectively. This increased coverage ratio also reflects the increased emphasis on commercial lending and the inherently higher risk factors associated with this type of lending.

The adequacy of the allowance for loan losses is assessed based upon management's periodic evaluation considering past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of underlying collateral, if any, and current and prospective economic conditions. The allowance to ending loans of 1.52% at December 31, 1996 was up from 1.51% at December 31, 1995 which was down from 1.71% at December 31, 1994. While the allowance for loan losses has increased to $37.8 million at year end 1996 from $34.6 million and from $33.8 million, respectively, for year end 1995 and 1994, non-performing loans have decreased over the same periods to 1.09% of total loans at December 31, 1996 from 1.24% and 1.48% at year end 1995 and 1994, respectively. The provision over the past three years has accommodated the net chargeoffs while at the same time gradually increasing the overall allowance for loan losses and the coverage ratio of non-performing loans to the extent that ratio has exceeded 100% or total coverage as of December 31, 1996, 1995 and 1994.

Other real estate owned ("OREO") has increased to $4.1 million at December 31, 1996 from $4.0 million at December 31, 1995 which had decreased from $5.4 million at December 31, 1994. This year end 1996 balance reflects the results of management's ongoing effort to reduce and maintain these non-earning assets to a minimal level. In evaluating the overall credit risk in the balance sheet, the ratio of non-performing assets (non-performing loans plus OREO and repos-sessed assets) to total assets was down slightly to .59% at December 31, 1996 from .60% at December 31, 1995 which was up slightly as a result of the lower overall asset base from .53% at year end 1994. These percentages imply a relatively low credit risk profile for the Company.

OTHER OPERATING INCOME

Other operating income, which is generated by service charges, mortgage banking activities, net gain (loss) on securities transactions and other sources, increased by $7.0 million to $36.3 million in 1996 and by $82.0 million to $29.3 million in 1995 from a loss of $52.7 million in 1994. Service charges increased by $3.2 million to $18.8 million in 1996 from $15.6 million in 1995 which was up $.9 million from $14.7 million in 1994. These increases reflect the expansion of commercial banking services in conjunction with the Company's longer term strategy which is to continue to increase commercial banking activities in the Central New York State market along with the Albany, Rochester and the Scranton/Wilkes Barre markets which the Company currently serves. Electronic banking fees derived from merchant card processing as well as lock box processing and other consumer transaction related activities are becoming a more significant portion of this component of income and are expected to continue to increase in the future as the Banks obtain more business.

The Company's mortgage banking revenue consists of servicing income, gains and losses on the sale of loans originated for sale and the amortization of loan servicing rights. Gains and losses on the sale of mortgage-backed securities created from loans originated by the Company are considered a mortgage banking activity as distinguished from the gains or losses arising from the sale of such securities purchased and available for sale. Residential mortgage loans are originated to meet consumer demand which has predominantly been for long-term fixed rate mortgage loans in the Banks' New York and Pennsylvania market areas. Following the rapid rise in interest rates which occurred in 1994 the market for residential mortgage loans diminished substantially as a result of the higher rates and the associated decline in refinancings. Residential mortgage loan originations decreased to $195 million in 1996 from $254 million in 1995 from $389 million in 1994. The mix in 1996 and in 1995 was predominantly fixed rate, however, because of the absolute level of rates and the overall duration characteristics of the balance sheet the Company retained most of the loans originated in portfolio. In 1994 a change in consumer preference, influenced mainly by the rising interest rate scenario, occurred to the extent that approximately 37% of the residential real estate loans originated were ARMS. Based upon this change in mix, and the overall interest rate risk in the balance sheet at the time, the Banks retained almost all of the last three quarters of 1994's production in the portfolio.

From time to time the Company sells loans in the secondary market to help manage interest rate sensitivity. Such sales generate income (or loss) at the time of sale, produce future servicing income and provide funds for additional lending and other purposes. Typically, loans are sold with the Banks retaining responsibility for collecting and remitting loan payments, inspecting properties, making certain insurance and tax payments on behalf of borrowers and otherwise servicing the loans, and receiving a fee for performing these services.

Mortgage banking income increased $1.2 million in 1996 from the $3.1 million in 1995 which had declined $2.7 million from $5.9 million in 1994. The serviced for others loan portfolio has decreased over the past three years to $1,091 million, from $1,147 million and $1,223 million at December 31, 1996, 1995 and 1994, respectively. During this period, loan originations and sales of new loans have decreased to a point where amortization and prepayments, which reduce the portfolio, have been greater than the increases created by the sale of new loans which are additions to the portfolio. The loan servicing fee component has decreased in line with the portfolio decreases to $4.7 million from $5.1 million and $6.1 million in 1996, 1995 and 1994, respectively. Gains or losses on the sale of loans fluctuates and is generally related to interest rate risk management activity. Gains on the sale of loans were $1.8 million in 1996 and immaterial in 1995 and in 1994. A gain of $3.5 million related to the sale of mortgage servicing rights was recognized in 1994.

The Company capitalized mortgage servicing rights of $2.8 million in 1996, $.7 million in 1995 and $1.8 million in 1994. The Company recognized amortization of these assets of $2.2 million in 1996, $1.9 million in 1995 and $3.2 million in 1994. As a result of the sale of servicing rights during 1994 the Company reduced the asset by $1.7 million and recognized income amounting to $3.5 million. The combined capitalized mortgage servicing rights and purchased mortgage servicing rights at December 31 were $7.7 million in 1996, $7.1 million in 1995 and $8.4 million in 1994. When expressed as a percentage of the serviced loan portfolio these balances are .7%, .6% and .7%, respectively.

Income from other sources, including trust income, increased $2.0 million in 1996 to $7.2 million primarily as the net result of a $2.9 million gain related to the sale of branches offset by $1.3 million loss on the sale of a building. This income component decreased $1.1 million in 1995 to $5.1 million from $6.2 million in 1994.

OTHER OPERATING EXPENSES

Total operating expenses increased $7.2 million or 6.9% to $110.6 million for 1996 over 1995 and $3.6 million or 3.6% to $103.5 million for 1995 over 1994. Included in 1996 is a one-time, $7.3 million government mandated charge relating to the recapitalization of the SAIF insurance fund. Salaries and employee benefits increased $1.1 million to $41.5 million in 1996 from 1995 which had declined $.4 million to $40.4 million from $40.8 million in 1994. The 2.8% increase in 1996 was primarily related to merit increases. The 1995 decline represented primarily continued efficiencies associated with the significant decline in 1994 related to the decision to enter into a data processing facilities management contract under which many OnBank employees were hired by the vendor. The average full time equivalent employee (FTE) level has declined 3.6% during 1996.

Building, occupancy and equipment expense increased slightly to $18.3 million in 1996 from the relatively constant levels of $17.9 million in 1995 and $17.7 million in 1994. Additional technology related equipment expenses along with increased real estate taxes and rents account for the majority of the 1996 increase. The 1995 increase is primarily related to increased real estate taxes and utility costs.

FDIC deposit insurance premiums increased $3.5 million in 1996 to $9.3 million. Of the total premium, $7.3 million related to the government mandated one-time assessment related to the recapitalization of the SAIF insurance fund. Absent any major dislocations in the banking industry, future FDIC insurance premiums are expected to be substantially less than those incurred in recent years. FDIC deposit insurance premiums decreased $1.4 million in 1995 as the result of the decrease in deposit insurance rates on that portion of the Company's deposits which were BIF insured. These deposits did not incur an insurance expense for the last seven months of 1995. However, those deposits which remained SAIF insured, including all of the Franklin First deposits and approximately $217 million in deposits related to the June 1994 acquisition of nine branches in the Rochester area continued to accrue insurance assessments at the rate of $.23 per hundred dollars of deposits until the SAIF recapitalization was resolved.

Contracted data processing expense increased $1.1 million to $10.8 million in 1996 over 1995 resulting from increased business activity along with the assumption of additional responsibilities by our external vendor. The increase of $2.8 million in 1995 to $9.7 million represents the first full year of expense related to the data processing facilities management contract with Alltel Services, Inc. Contracted data processing of $6.9 million in 1994 represents the one half year expense related to the Alltel contract combined with the costs associated with the Rochester acquisition. The majority of major systems conversions were completed during 1995 and the Company is now operating under similar systems for all of its operations. This situation should provide for future efficiencies in almost all aspects of the Company's operations.

Legal and financial services expenses increased by $1.1 million to $4.4 million in 1996 from $3.3 million in 1995 which was $.1 million more than the $3.2 million in 1994. The levels of expense in all three years varies somewhat and are directly related to increased commercial banking activities and increased other professional fees generally related to increased regulatory compliance mandates such as FDICIA ("Federal Deposit Insurance Corporation Improvement Act"), HMDA ("Home Mortgage Disclosure Act"), and BSA ("Bank Secrecy Act") as well as the associated cost of in excess of twenty regulatory examinations (i.e.; FDIC, New York State Banking Department, Pennsylvania Banking Department, Internal Revenue Service, New York State Department of Taxation and Finance, Federal Reserve Bank of New York).

Intangible expenses of $4.4 million in 1996, and 1995 and $3.0 million in 1994 are related almost totally to the amortization of deposit premium associated with the acquisition of the nine Rochester branches in June of 1994 with the 1994 amount reflecting the partial year expense. The deposit premium is being amortized over a seven year period.

Other expenses have remained constant at $21.9 million for 1996 and 1995 and increased by $.9 million from 1994's level of $20.9 million. These expenses have remained under good control.

When measured as a ratio of other operating expenses to average assets the ratios of 1.9% (adjusted for the one-time SAIF charge of $7.3 million) 1.6% and 1.6% for 1996, 1995 and 1994, respectively, are all under our 2.0% high performance target.

INCOME TAXES

The provision for income taxes as a percentage of pre-tax income was 39.1%, 37.6% and 20.8% for 1996, 1995 and 1994, respectively. The significantly lower effective tax rate in 1994 is due to a substantial increase in the proportion of tax exempt income to total pre-tax income in 1994. Under more normal operating income levels such as those of 1995 and 1996 a tax rate of between 35% and 40% would be anticipated. Additional discussion of income taxes is presented in footnote (10) of notes to consolidated financial statements.

DIVIDENDS

Payment of dividends by ONBANCorp on its common and preferred stock is subject to various regulatory and tax restrictions. ONBANCorp is regulated by the Federal Reserve Board and as such is subject to its regulations and guidelines with respect to payment of dividends, including its Policy Statement of Cash Dividends Not Fully Covered by Earnings. Since substantially all of the funds available for the payment of dividends were derived from OnBank, OnBank & Trust Co. and Franklin, future dividends will depend upon the earnings of the Banks, their financial condition, their need for funds, applicable governmental policies and regulations and such other matters as the Board of Directors of the respective Banks deem appropriate. Under New York State Banking Law, dividends may be declared and paid out of the net profits of the Banks. The approval of the Superintendent of the New York State Banking Department of Banking is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years. At December 31, 1996, the New York banks could not have paid additional dividends to the Company without prior regulatory approval because they had fully utilized their discretionary dividend-paying capacity in 1996 to help fund the Company's recently completed share repurchase program. Under federal law, no insured depository institution may make any capital distribution, including the payment of a dividend, that would result in the institution failing to meet its minimum capital requirements.

LIQUIDITY

The objective of liquidity management at ONBANCorp is to ensure the ability to access funding which enables each Bank to efficiently satisfy the cash flow requirements of depositors and borrowers and to allow ONBANCorp to meet its cash needs. Liquidity is managed at ONBANCorp by monitoring funds availability from a number of primary sources.

The first, largest and most reliable source of short term balance sheet liquidity is represented by the $.9 billion in securities which have been classified as trading or available for sale. The securities are carried at fair value and could be liquidated very quickly as evidenced by the sales in both late 1994 and 1995 of in excess of $1.0 billion in available for sale securities either to reduce the duration and increase the yield of the portfolio or to shrink the Company as part of the overall interest rate risk management activities. Other sources of funds consist of deposits, cash flows from ongoing operations and borrowings.

ONBANCorp's growth and overall profitability and financial strength have made available numerous external funding sources. The Company enters into financing transactions using repurchase agreements, which are collateralized by U.S. Treasury and mortgage-backed securities, as an additional funding source. Transactions are generally less than two years in maturity and at year end 1996 these repurchase agreements amounted to $254 million compared to $362 million and $1,058 million at year end 1995 and 1994, respectively. The significant and continuing decrease reflects the Company's downsizing at year end 1995 and the currently low relative net interest margin on these transactions associated with the current yield curve environment.

At year end 1996 the Banks' approved commitments to extend credit amounted to $82.0 million. Further information is in notes (17) and (18) of notes to consolidated financial statements. ONBANCorp's liquidity should be sufficient to meet normal transaction requirements and flexible enough to ta1ke advantage of market opportunities and to react to other liquidity needs.

SHAREHOLDERS' EQUITY AND CAPITAL ADEQUACY

ONBANCorp's ratio of shareholders' equity of $360.1 million to total assets of $5.4 billion at December 31, 1996 was 6.6%. The ratio decreased from 7.0% at December 31, 1995 when shareholders' equity was $388.8 million and total assets were $5.6 billion. The decrease in shareholders' equity primarily represents the net income less dividends declared and the effect of the repurchase of common and preferred stock during 1996 which amounted to $51.7 million. Stock repurchase programs have been and will continue to be an important capital management tool of the Company.

Total capital to risk adjusted assets was 13.8% and 15.1% as of December 31, 1996 and 1995, respectively. The Company and Banks are considered well capitalized and in compliance with Federal Reserve Board and FDIC capital requirements as of both of the above dates.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is based on consistent application of a "financial components approach" that focuses on control. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. In December 1996, FASB deferred for one year the effective date of SFAS No. 125 as it relates to transfers of financial assets and secured borrowings and collateral. Management does not believe that the adoption of SFAS No. 125 will have a material impact on its financial condition or results of operations.

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


    /s/ Robert J. Bennett               /s/ Robert J. Berger

    Robert J. Bennett                   Robert J. Berger
    Chairman, President & CEO           Senior Vice President, Treasurer & CFO


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
ONBANCorp, Inc.:

We have audited the accompanying consolidated balance sheets of ONBANCorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ONBANCorp, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Syracuse, New York
January 22, 1997

CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                              ------------------------
(IN THOUSANDS, EXCEPT SHARE DATA)                                                 1996         1995
----------------------------------------------------------------------------  ------------  ----------

ASSETS
Cash and due from banks.....................................................  $    169,740     150,621
Federal funds sold and other................................................        12,253     134,623
Securities:
  Trading, at fair value....................................................         1,727       1,790
  Available for sale, at fair value.........................................       925,340     978,361
  Held to maturity, fair value of $1,702,201 in 1996
   and $1,797,286 in 1995...................................................     1,683,908   1,761,692
------------------------------------------------------------------------------------------------------
         Total securities...................................................     2,610,975   2,741,843
------------------------------------------------------------------------------------------------------
Loans, net of premium and discount..........................................     2,448,474   2,288,990
Allowance for loan losses...................................................       (37,840)    (34,583)
------------------------------------------------------------------------------------------------------
         Net loans..........................................................     2,410,634   2,254,407
------------------------------------------------------------------------------------------------------
Loans available for sale....................................................        38,759      40,137
Premises and equipment, net.................................................        62,557      66,549
Due from brokers............................................................            --      65,205
Other assets................................................................       112,959     113,674
------------------------------------------------------------------------------------------------------
         TOTAL ASSETS.......................................................  $  5,417,877   5,567,059
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing....................................................       356,171     320,140
    Interest bearing:
      Savings, NOW and money market.........................................     1,214,823   1,291,952
      Time deposits less than $100,000......................................     1,646,576   1,671,027
      Time deposits $100,000 and greater....................................       604,336     525,154
------------------------------------------------------------------------------------------------------
        Total deposits......................................................     3,821,906   3,808,273
------------------------------------------------------------------------------------------------------
  Repurchase agreements.....................................................       254,471     361,617
  Other borrowings..........................................................       874,917     903,370
  Due to brokers............................................................        40,724      43,951
  Other liabilities.........................................................        65,808      61,082
------------------------------------------------------------------------------------------------------
         Total liabilities..................................................     5,057,826   5,178,293
------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Preferred stock, Series B 6.75% Cumulative Convertible,
   par value $1.00 per share; 10,000,000 shares authorized;
   shares issued and outstanding: 1996--2,342,052; 1995--2,515,700;
   aggregate liquidation value $58,551 at December 31, 1996.................         2,342       2,516
  Common stock, par value $1.00 per share; 56,000,000 shares authorized;
    shares issued: 1996--14,139,475; 1995--14,095,499.......................        14,139      14,095
  Additional paid-in capital................................................       152,465     155,748
  Retained earnings.........................................................       276,767     253,727
  Net unrealized holding loss on securities, net of taxes...................       (20,169)    (18,952)
  Treasury stock, at cost, shares 1996--1,994,143; 1995--577,900............       (65,343)    (18,068)
  Guarantee of ESOP indebtedness............................................          (150)       (300)
------------------------------------------------------------------------------------------------------
         Total shareholders' equity.........................................       360,051     388,766
------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................  $  5,417,877   5,567,059
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


(IN THOUSANDS EXCEPT PER SHARE DATA)                                                       YEARS ENDED DECEMBER 31,
                                                                                 1996                1995                1994
-----------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME:
  Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  170,003             244,078             233,530
  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        201,394             184,591             153,247
  Federal funds sold and other . . . . . . . . . . . . . . . . . . . .          3,448               2,790               1,498
-----------------------------------------------------------------------------------------------------------------------------
        Total interest income. . . . . . . . . . . . . . . . . . . . .        374,845             431,459             388,275
-----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        154,747             157,415             112,667
  Borrowings:
     Repurchase agreements . . . . . . . . . . . . . . . . . . . . . .         18,866              51,306              58,720
     Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         48,485              70,223              53,259
-----------------------------------------------------------------------------------------------------------------------------
        Total interest expense . . . . . . . . . . . . . . . . . . . .        222,098             278,944             224,646
-----------------------------------------------------------------------------------------------------------------------------
           Net interest income . . . . . . . . . . . . . . . . . . . .        152,747             152,515             163,629

PROVISION FOR LOAN LOSSES. . . . . . . . . . . . . . . . . . . . . . .          7,813               6,790               7,638
-----------------------------------------------------------------------------------------------------------------------------
           Net interest income after provision for loan losses . . . .        144,934             145,725             155,991
-----------------------------------------------------------------------------------------------------------------------------

OTHER OPERATING INCOME (LOSS):
  Service charges. . . . . . . . . . . . . . . . . . . . . . . . . . .         18,807              15,596              14,717
  Mortgage banking . . . . . . . . . . . . . . . . . . . . . . . . . .          4,287               3,135               5,881
  Net gain (loss) on securities transactions . . . . . . . . . . . . .          6,018               5,457             (79,496)
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7,150               5,113               6,209
-----------------------------------------------------------------------------------------------------------------------------
        Total other operating income (loss). . . . . . . . . . . . . .         36,262              29,301             (52,689)
-----------------------------------------------------------------------------------------------------------------------------

OTHER OPERATING EXPENSES:
  Salaries and employee benefits . . . . . . . . . . . . . . . . . . .         41,507              40,383              40,789
  Building, occupancy and equipment. . . . . . . . . . . . . . . . . .         18,268              17,907              17,739
  Deposit insurance premiums . . . . . . . . . . . . . . . . . . . . .          9,343               5,867               7,268
  Contracted data processing . . . . . . . . . . . . . . . . . . . . .         10,828               9,682               6,927
  Legal and financial services . . . . . . . . . . . . . . . . . . . .          4,393               3,326               3,199
  Intangibles. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,361               4,435               3,027
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21,914              21,862              20,941
-----------------------------------------------------------------------------------------------------------------------------
        Total other operating expenses . . . . . . . . . . . . . . . .        110,614             103,462              99,890
-----------------------------------------------------------------------------------------------------------------------------
           Income before income taxes. . . . . . . . . . . . . . . . .         70,582              71,564               3,412

INCOME TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27,618              26,887                 708
-----------------------------------------------------------------------------------------------------------------------------
           NET INCOME. . . . . . . . . . . . . . . . . . . . . . . . .         42,964              44,677               2,704

Dividends on preferred stock . . . . . . . . . . . . . . . . . . . . .          4,155               4,522               4,755
-----------------------------------------------------------------------------------------------------------------------------
           Net income (loss) attributable to common shares . . . . . .     $   38,809              40,155              (2,051)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) PER COMMON SHARE:
  Primary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     2.98                2.84                (.15)
  Fully diluted. . . . . . . . . . . . . . . . . . . . . . . . . . . .           2.86                2.75                (.15)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                    ADDITIONAL
                                                                       PREFERRED        COMMON        PAID-IN        RETAINED
(IN THOUSANDS EXCEPT PER SHARE DATA)                                     STOCK          STOCK         CAPITAL        EARNINGS
-----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993 . . . . . . . . . . . . . . . . . .        $  2,818         13,980        161,633        245,872
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --          2,704
Stock issued under:
  Stock option plans . . . . . . . . . . . . . . . . . . . . . .              --             50            468             --
  Tax benefit related to stock options . . . . . . . . . . . . .              --             --            374             --
  Employee Stock Purchase Plan . . . . . . . . . . . . . . . . .              --             20            485             --
Cash dividends declared:
  Preferred ($1.69 per share). . . . . . . . . . . . . . . . . .              --             --             --         (4,755)
  Common ($1.03 per share) . . . . . . . . . . . . . . . . . . .              --             --             --        (14,447)
Employee Stock Ownership Plan:
  loan repayment . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --             --
Unrealized holding loss on securities,
  net of taxes of ($35,721). . . . . . . . . . . . . . . . . . .              --             --             --             --
-----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994 . . . . . . . . . . . . . . . . . .        $  2,818         14,050        162,960        229,374
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --         44,677
Stock issued under:
  Stock option plans . . . . . . . . . . . . . . . . . . . . . .              --             23            220             --
  Tax benefit related to stock options . . . . . . . . . . . . .              --             --            148             --
  Employee Stock Purchase Plan . . . . . . . . . . . . . . . . .              --             22            478             --
Cash dividends declared:
  Preferred ($1.69 per share). . . . . . . . . . . . . . . . . .              --             --             --         (4,522)
  Common ($1.14 per share) . . . . . . . . . . . . . . . . . . .              --             --             --        (15,802)
Preferred stock repurchase . . . . . . . . . . . . . . . . . . .            (302)            --         (8,058)            --
Treasury stock purchase. . . . . . . . . . . . . . . . . . . . .              --             --             --             --
Employee Stock Ownership Plan:
  loan repayment . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --             --
Unrealized holding gain on securities,
  net of taxes of $17,909. . . . . . . . . . . . . . . . . . . .              --             --             --             --
-----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995 . . . . . . . . . . . . . . . . . .        $  2,516         14,095        155,748        253,727
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --         42,964
Stock issued under:
  Stock option plans . . . . . . . . . . . . . . . . . . . . . .              --             26            190             --
  Tax benefit related to stock options . . . . . . . . . . . . .              --             --            246             --
  Employee Stock Purchase Plan . . . . . . . . . . . . . . . . .              --             18            516             --
Cash dividends declared:
  Preferred ($1.69 per share). . . . . . . . . . . . . . . . . .              --             --             --         (4,155)
  Common ($1.24 per share) . . . . . . . . . . . . . . . . . . .              --             --             --        (15,769)
Treasury stock purchase. . . . . . . . . . . . . . . . . . . . .              --             --             --             --
Preferred stock repurchase . . . . . . . . . . . . . . . . . . .             (37)            --           (926)            --
Preferred stock conversion . . . . . . . . . . . . . . . . . . .            (137)            --         (3,309)            --
Employee Stock Ownership Plan:
  loan repayment . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --             --
Unrealized holding loss on securities,
  net of taxes of ($860) . . . . . . . . . . . . . . . . . . . .              --             --             --             --
-----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996 . . . . . . . . . . . . . . . . . .        $  2,342         14,139        152,465        276,767
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


                                                                        NET
                                                                     UNREALIZED                    GUARANTEE
                                                                      HOLDING                          OF
                                                                    GAIN (LOSS)        TREASURY       ESOP
(IN THOUSANDS EXCEPT PER SHARE DATA)                               ON SECURITIES        STOCK     INDEBTEDNESS         TOTAL
-----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993 . . . . . . . . . . . . . . . . . .           6,935             --           (600)       430,638
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --          2,704
Stock issued under:
  Stock option plans . . . . . . . . . . . . . . . . . . . . . .              --             --             --            518
  Tax benefit related to stock options . . . . . . . . . . . . .              --             --             --            374
  Employee Stock Purchase Plan . . . . . . . . . . . . . . . . .              --             --             --            505
Cash dividends declared:
  Preferred ($1.69 per share). . . . . . . . . . . . . . . . . .              --             --             --         (4,755)
  Common ($1.03 per share) . . . . . . . . . . . . . . . . . . .              --             --             --        (14,447)
Employee Stock Ownership Plan:
  loan repayment . . . . . . . . . . . . . . . . . . . . . . . .              --             --            150            150
Unrealized holding loss on securities,
  net of taxes of ($35,721). . . . . . . . . . . . . . . . . . .         (52,751)            --             --        (52,751)
-----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994 . . . . . . . . . . . . . . . . . .         (45,816)            --           (450)       362,936
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --         44,677
Stock issued under:
  Stock option plans . . . . . . . . . . . . . . . . . . . . . .              --             --             --            243
  Tax benefit related to stock options . . . . . . . . . . . . .              --             --             --            148
  Employee Stock Purchase Plan . . . . . . . . . . . . . . . . .              --             --             --            500
Cash dividends declared:
  Preferred ($1.69 per share). . . . . . . . . . . . . . . . . .              --             --             --         (4,522)
  Common ($1.14 per share) . . . . . . . . . . . . . . . . . . .              --             --             --        (15,802)
Preferred stock repurchase . . . . . . . . . . . . . . . . . . .              --             --             --         (8,360)
Treasury stock purchase. . . . . . . . . . . . . . . . . . . . .              --        (18,068)            --        (18,068)
Employee Stock Ownership Plan:
  loan repayment . . . . . . . . . . . . . . . . . . . . . . . .              --             --            150            150
Unrealized holding gain on securities,
  net of taxes of $17,909. . . . . . . . . . . . . . . . . . . .          26,864             --             --         26,864
-----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995 . . . . . . . . . . . . . . . . . .         (18,952)       (18,068)          (300)       388,766
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .              --             --             --         42,964
Stock issued under:
  Stock option plans . . . . . . . . . . . . . . . . . . . . . .              --             --             --            216
  Tax benefit related to stock options . . . . . . . . . . . . .              --             --             --            246
  Employee Stock Purchase Plan . . . . . . . . . . . . . . . . .              --             --             --            534
Cash dividends declared:
  Preferred ($1.69 per share). . . . . . . . . . . . . . . . . .              --             --             --         (4,155)
  Common ($1.24 per share) . . . . . . . . . . . . . . . . . . .              --             --             --        (15,769)
Treasury stock purchase. . . . . . . . . . . . . . . . . . . . .              --        (50,721)            --        (50,721)
Preferred stock repurchase . . . . . . . . . . . . . . . . . . .              --             --             --           (963)
Preferred stock conversion . . . . . . . . . . . . . . . . . . .              --          3,446             --             --
Employee Stock Ownership Plan:
  loan repayment . . . . . . . . . . . . . . . . . . . . . . . .              --             --            150            150
Unrealized holding loss on securities,
  net of taxes of ($860) . . . . . . . . . . . . . . . . . . . .          (1,217)            --             --         (1,217)
-----------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996 . . . . . . . . . . . . . . . . . .         (20,169)       (65,343)          (150)       360,051
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------




See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                               YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                             1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  42,964         44,677          2,704
Adjustments to reconcile net income to net cash provided by operating activities:
  Amortization and accretion of premiums, discounts and net deferred fees. . . .          4,455           (323)       (11,627)
  Depreciation and amortization. . . . . . . . . . . . . . . . . . . . . . . . .         13,052         12,891         12,366
  Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . .          7,813          6,790          7,638
  Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6,272           (862)        (4,700)
  Net gain on sale of loan servicing rights. . . . . . . . . . . . . . . . . . .             --             --         (3,451)
  Gain on sale of branches . . . . . . . . . . . . . . . . . . . . . . . . . . .         (2,939)            --             --
  Loss on sale of building . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,258             --             --
  Net losses (gains) on sale of securities . . . . . . . . . . . . . . . . . . .         (5,469)        (2,113)        81,544
  Net decrease in trading securities . . . . . . . . . . . . . . . . . . . . . .         89,608         53,419        275,227
  Net increase in loans available for sale . . . . . . . . . . . . . . . . . . .        (88,167)       (55,660)       (71,342)
  Decrease (increase)  in other assets . . . . . . . . . . . . . . . . . . . . .        (11,905)        39,729        (32,650)
  Increase (decrease) in other liabilities . . . . . . . . . . . . . . . . . . .          5,619         (1,482)         4,461
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . . . . . . . . . . . . . . .         62,561         97,066        260,170
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale . . . . . . . . . . . . .        589,176      2,095,113        990,734
  Proceeds from sales of securities held to maturity . . . . . . . . . . . . . .          4,089             --             --
  Proceeds from maturities of and principal collected on securities
    available for sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        204,371        229,948        226,474
  Proceeds from maturities of and principal collected on securities
     held to maturity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        677,244        640,609        703,036
  Purchases of securities available for sale . . . . . . . . . . . . . . . . . .       (652,668)      (669,896)      (418,658)
  Purchases of securities held to maturity . . . . . . . . . . . . . . . . . . .       (627,336)      (865,026)    (2,236,073)
  Loans made to customers, net of principal repayments . . . . . . . . . . . . .       (182,331)      (319,994)      (272,509)
  Net payment for sale of branches . . . . . . . . . . . . . . . . . . . . . . .        (19,820)            --             --
  Purchases of premises and equipment. . . . . . . . . . . . . . . . . . . . . .         (4,502)       (11,578)        (9,496)
  Proceeds from sale of building . . . . . . . . . . . . . . . . . . . . . . . .            250             --             --
  Premium paid for deposits. . . . . . . . . . . . . . . . . . . . . . . . . . .             --             --        (24,884)
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,945          6,393          7,367
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) IN INVESTING ACTIVITIES . . . . . . . . . . . . . . . .        $(6,582)     1,105,569     (1,034,009)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.


                                                                                               YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                             1996           1995           1994
-----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in deposit accounts excluding time deposits . . . . . . . . . . .     $  (19,975)      (139,827)      (114,749)
  Net increase in time deposits. . . . . . . . . . . . . . . . . . . . . . . . .         67,291        154,757        629,146
  Deposits of acquired branches. . . . . . . . . . . . . . . . . . . . . . . . .             --             --        272,947
  Net decrease in repurchase agreements. . . . . . . . . . . . . . . . . . . . .       (107,146)      (800,812)       (88,621)
  Net decrease in other borrowings . . . . . . . . . . . . . . . . . . . . . . .           (225)            --             --
  Advances from Federal Home Loan Bank . . . . . . . . . . . . . . . . . . . . .        415,816        964,886        617,619
  Repayment of advances from Federal Home Loan Bank. . . . . . . . . . . . . . .       (441,509)    (1,217,684)      (473,157)
  Repayments of collateralized mortgage obligations. . . . . . . . . . . . . . .         (2,535)        (2,604)        (8,637)
  Net proceeds from issuance of common stock . . . . . . . . . . . . . . . . . .            750            743          1,023
  Treasury stock purchase. . . . . . . . . . . . . . . . . . . . . . . . . . . .        (50,721)       (18,068)            --
  Preferred stock repurchase . . . . . . . . . . . . . . . . . . . . . . . . . .           (963)        (8,360)            --
  Cash dividends paid on common stock. . . . . . . . . . . . . . . . . . . . . .        (15,784)       (19,737)       (13,890)
  Cash dividends paid on preferred stock . . . . . . . . . . . . . . . . . . . .         (4,229)        (4,649)        (4,755)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES . . . . . . . . . . . . . . . .       (159,230)    (1,091,355)       816,926
-----------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . .       (103,251)       111,280         43,087

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR . . . . . . . . . . . . . . . . .        285,244        173,964        130,877
-----------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR . . . . . . . . . . . . . . . . . . . .     $  181,993        285,244        173,964
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION:

  Cash paid during the year for:
    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  222,681        278,710        218,901
    Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21,370          4,601         32,058
  Non-cash investing and financing activities:
    Securitization of mortgage loans . . . . . . . . . . . . . . . . . . . . . .         89,545         39,210        232,027
    Transfer to other real estate owned. . . . . . . . . . . . . . . . . . . . .          4,815          4,682          4,124
    Change in net unrealized holding gain (loss) on securities . . . . . . . . .         (1,217)        26,864        (52,751)
    Change in securities purchased not settled . . . . . . . . . . . . . . . . .         (3,227)      (240,281)       284,232
    Change in securities sold not settled. . . . . . . . . . . . . . . . . . . .        (65,156)      (485,824)       551,029
    Repurchase agreement transactions not settled. . . . . . . . . . . . . . . .             --             --        104,113
  Transfers of securities to held to maturity. . . . . . . . . . . . . . . . . .             --             --      1,265,441
  Transfer of securities to trading. . . . . . . . . . . . . . . . . . . . . . .             --             --         12,621
  Transfer of securities to available for sale . . . . . . . . . . . . . . . . .             --      1,543,160             --
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
ONBANCorp, Inc. (the Company) is a financial services company primarily in the business of commercial and retail banking providing a wide range of banking, fiduciary and other financial services to corporate, institutional, municipal and individual customers. The Company is subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory agencies.

The following summarizes the significant accounting policies of ONBANCorp, Inc. and subsidiaries:

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of ONBANCorp, Inc. and its wholly-owned subsidiaries, OnBank, OnBank & Trust Co. and Franklin First Savings Bank (the Banks). On January 1, 1997 OnBank and OnBank & Trust Co. merged, thereby creating a single banking entity in New York State. All significant intercompany balances and transactions are eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES
The Company classifies its debt securities in one of three categories:
trading, available for sale, or held to maturity. Equity securities are classified as either trading or available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those debt securities which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

Trading and available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in earnings for transfers into trading securities. The unrealized holding gains or losses included in the separate component of equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

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

LOANS
Loans are stated at the amount of unpaid principal plus unamortized premiums, less net unamortized deferred fees and unearned discounts.

Loans available for sale generally include both mortgage and student loans originated with the intent to sell and each is carried at the lower of aggregate cost or fair value.

Loan fees and certain direct loan costs are deferred. Premiums, discounts and deferred fees on loans are accrued to income using the interest method.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition precludes accrual (generally when payments are 90 days past due). Subsequent recognition of income occurs only to the extent payment is received. Loans are returned to an accrual status when both principal and interest are current, and the loan is determined to be performing in accordance with the applicable loan terms.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is increased by provisions charged to operations and decreased by charge-offs of loans, net of recoveries. Loans are charged off when, following reasonable and prudent collections efforts, management determines that ultimate success of the loan's collectibility is remote. Management's periodic evaluation of the adequacy of the allowance considers the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay, estimated value of underlying collateral, if any, and current and prospective economic conditions.

A substantial portion of the Banks' loans are secured by real estate in New
York and Pennsylvania. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio is susceptible to changes in market conditions in these areas.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New York and Pennsylvania. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

losses. Such agencies may require the Banks to recognize additions to the allowances based on their judgment of information available to them at the time of their examination.

Management considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the loan agreement. Significant factors impacting management's judgement in determining when a loan is impaired include an evaluation of compliance with repayment program, condition of collateral, deterioration in financial strength of borrower or any case when the expected future cash payments may be less than the recorded amount. Accordingly, the Company measures impaired loans based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price or fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated.

Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. The Company recognizes interest income on impaired loans using the cash basis of income recognition.

PREMISES AND EQUIPMENT
Land is carried at cost and premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated by the straight-line method based on the estimated service lives of the respective assets (one to forty years for buildings and one to ten years for furniture, fixtures and equipment). Leasehold improvements are amortized by the straight-line method based on the lesser of estimated useful life or term of the lease (seven to twenty years).

OTHER REAL ESTATE OWNED
Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value less estimated costs to sell. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating costs associated with the properties are charged to expense as incurred. Gains on the sale of other real estate are included in income when title has passed and the sale has met the minimum down payment and other requirements prescribed by generally accepted accounting principles.

INTANGIBLE ASSETS
Included in other assets at December 31, 1996 is approximately $15,701,000 of unamortized premium on deposits acquired in 1994. The premium is being amortized over the expected useful life of seven years on a straight-line basis. The amortization periods are monitored to determine if events and circumstances require the estimated useful lives to be reduced. Periodically, the Company reviews the premium for events or changes in circumstances that may indicate the carrying amounts of the assets are impaired.

MORTGAGE BANKING ACTIVITIES
Mortgage banking income includes gains and losses on the sale of loans originated for sale, including mortgage-backed securities created with those loans, gains on the sale of loan servicing rights, servicing income and amortization of loan servicing rights.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS which requires that the cost of mortgage loans originated or purchased with a definite plan to sell the loans and retain the servicing assets be allocated between the loans and the servicing assets based on their relative fair values at the time of purchase or origination. Mortgage servicing assets are capitalized separately and are subsequently amortized as a reduction of future servicing income. Prior to adoption of SFAS No. 122, the entire cost of originated mortgage loans was attributed to the loans.

SFAS No. 122 also requires mortgage servicing rights to be stratified based on predominant risk characteristics of underlying loans for the purpose of evaluating impairment. An allowance is then established in the event the recorded value of an individual stratum exceeds fair value. Adoption of this statement did not have a material effect on the Company's 1996 consolidated financial statements.

Mortgage servicing assets are amortized over the estimated lives of the loans serviced using the interest method adjusted for prepayments.

TRUST DEPARTMENT
Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company.

REPURCHASE AGREEMENTS
The Banks enter into sales of mortgage-backed securities under agreements to repurchase certificates of the same agency bearing the identical contract interest rate and similar remaining weighted average maturities as the original certificates that result in approximately the same market yield (fixed coupon dollar repurchase agreements). Fixed coupon dollar repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The dollar amount of certificates underlying the agreements remains in the asset accounts. During the period of the agreement, the certificates are delivered into the counterparties' accounts maintained at the securities dealer. The dealer may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to return to the Banks substantially identical securities at the maturities of the agreements.

The Banks also enter into sales of U.S. Treasury and mortgage-backed securities under agreements to repurchase the same securities (fixed coupon repurchase agreements). These agreements are also treated as financings and involve the delivery of U.S. Treasury and mortgage-backed securities to the dealer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCIAL INSTRUMENTS
The Company holds derivative financial instruments such as put and call options and interest rate swaps. The Company is not an issuer of any other financial instrument derivatives.

In conjunction with its trading activities, the Banks issue financial call and put options, generally with contractual maturities of one month. Call options are issued on the Banks' available for sale or trading securities and are contracts allowing, but not requiring, the holder to buy a financial instrument from the Banks at a specified price during a specified time period. Put options are contracts allowing, but not requiring, the holder to sell a financial instrument to the Banks at a specified price during a specified time period. As the issuers of options, the Banks receive a premium, and then bear the risk of an unfavorable change in the price of the financial instrument underlying the option. When a call option is exercised, the fee collected is recorded as income. When a put option is exercised, the fee collected is treated as an adjustment to the basis of the underlying security. If fair value of the security is less than the option's strike price minus the premium, a loss is recognized. If an option expires unexercised, the fee is recognized as income.

Interest rate swaps used in asset liability management activities to hedge exposure to fluctuating interest rates are accounted for using the accrual method.

EMPLOYEE BENEFIT PLANS
The Company's pension plan is a noncontributory defined benefit plan which covers eligible employees who have completed 1,000 hours of service, attained 21 years of age, and have one year of service. The projected unit credit method is utilized for measuring net periodic pension costs over the employees' service lives. The Company's funding policy is to contribute annually at least the minimum required to meet the funding standards set forth under provisions of the Employee Retirement Income Security Act of 1974.

The Company maintains an Employee Stock Purchase Plan which allows, subject to certain limitations, eligible Company employees to purchase shares of ONBANCorp common stock for 85% of the market value of such stock through payroll deductions.

Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1,1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows the Company to continue to apply the provisions of APB Opinion No. 25 and provide proforma net income and proforma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

FEDERAL INCOME TAXES
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

PER SHARE DATA
Primary net income per share is based on the weighted average number of shares outstanding and common stock equivalents assumed outstanding during the year. Fully diluted shares outstanding includes the maximum dilutive effect of stock issuable upon conversion of convertible preferred stock. Conversion was not assumed for 1994 due to its anti-dilutive effect on the calculation of fully diluted earnings per share.

STATEMENTS OF CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents includes cash, amounts due from banks, federal funds sold and other short-term investments.

RECLASSIFICATIONS
Certain reclassifications have been made to prior period amounts to conform to current year presentation.

(2) FEDERAL RESERVE BOARD RESERVE REQUIREMENT

The Banks are subject to Federal Reserve Board regulations that require them to maintain average cash reserves against their deposits (primarily demand and NOW accounts). The regulations currently require that average reserves be maintained against transactions accounts in the amount of 3% of the aggregate of such accounts exceeding $4.4 million, plus 10% of the total in excess of $44.9 million. The reserve requirement at December 31, 1996 amounted to $28,321,000.

(3) SECURITIES

Securities held to maturity at December 31, 1996 are summarized as follows:


                                                                                            GROSS UNREALIZED
                                                                       AMORTIZED         ---------------------         FAIR
(IN THOUSANDS)                                                           COST             GAINS         LOSSES        VALUE
-----------------------------------------------------------------------------------------------------------------------------

Debt securities:
  U.S. Government obligations. . . . . . . . . . . . . . . . . .      $   29,554            331             23         29,862
  U.S. Government agencies . . . . . . . . . . . . . . . . . . .         125,486             --          7,796        117,690
  State and municipal. . . . . . . . . . . . . . . . . . . . . .          61,668          1,280             16         62,932
  Corporate and other. . . . . . . . . . . . . . . . . . . . . .             329              7             --            336
  Mortgage-backed securities . . . . . . . . . . . . . . . . . .       1,505,006          6,021         19,646      1,491,381
-----------------------------------------------------------------------------------------------------------------------------
    Total debt securities. . . . . . . . . . . . . . . . . . . .       1,722,043          7,639         27,481      1,702,201
-----------------------------------------------------------------------------------------------------------------------------
  Unamortized holding loss on securities transferred . . . . . .         (38,135)
                                                                      $1,683,908
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

(3) SECURITIES (CONTINUED)
In view of a regulatory policy revision in 1994, the Company transferred securities with a fair value of $1.265 billion and a net unrealized holding loss of $71.6 million at date of transfer from available for sale to held to maturity. At December 31, 1996, the remaining net unamortized loss on US Government agency securities was $8,584,000 and mortgage-backed securities was $29,551,000.

Securities available for sale at December 31, 1996 are summarized as follows:


                                                                                            GROSS UNREALIZED
                                                                       AMORTIZED         ---------------------         FAIR
(IN THOUSANDS)                                                           COST             GAINS         LOSSES        VALUE
-----------------------------------------------------------------------------------------------------------------------------

Debt securities:
  U.S. Government obligations. . . . . . . . . . . . . . . . . .      $    4,444             14             51          4,407
  U.S. Government agencies . . . . . . . . . . . . . . . . . . .          84,992             --          1,478         83,514
  Mortgage-backed securities . . . . . . . . . . . . . . . . . .         785,380          6,905            920        791,365
-----------------------------------------------------------------------------------------------------------------------------
    Total debt securities. . . . . . . . . . . . . . . . . . . .         874,816          6,919          2,449        879,286
-----------------------------------------------------------------------------------------------------------------------------
Equity securities:
  Common . . . . . . . . . . . . . . . . . . . . . . . . . . . .              13             --             --             13
  Federal Home Loan Bank Stock . . . . . . . . . . . . . . . . .          46,041             --             --         46,041
-----------------------------------------------------------------------------------------------------------------------------
    Total equity securities. . . . . . . . . . . . . . . . . . .          46,054             --             --         46,054
-----------------------------------------------------------------------------------------------------------------------------
                                                                      $  920,870          6,919          2,449        925,340
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


Securities in the trading account at December 31, 1996 and 1995 were equity securities. The change in net unrealized holding gain (loss) on trading securities included in net gain (loss) on securities transactions is a loss of $63,000 in 1996, a gain of $2,434,000 in 1995 and a loss of $302,000 in 1994.
Included in net gain (loss) on securities transactions for the year ended December 31, 1994 are $2,712,000 of gross gains associated with the transfer of equity securities from securities available for sale to trading securities.

The following table presents the carrying value and fair value of debt securities at December 31, 1996, based on scheduled maturities. Actual maturities can be expected to differ from scheduled maturities due to prepayment or early call privileges of the issuer.


                                                                          HELD TO MATURITY              AVAILABLE FOR SALE
                                                                      -------------------------      ------------------------
                                                                        CARRYING           FAIR      AMORTIZED           FAIR
(IN THOUSANDS)                                                             VALUE          VALUE           COST          VALUE
-----------------------------------------------------------------------------------------------------------------------------

1 year or less . . . . . . . . . . . . . . . . . . . . . . . . .      $   49,357         50,089             59             59
1 year through 5 years . . . . . . . . . . . . . . . . . . . . .         116,549        118,129         28,901         28,855
5 years through 10 years . . . . . . . . . . . . . . . . . . . .          41,647         41,684         25,476         25,236
After 10 years . . . . . . . . . . . . . . . . . . . . . . . . .             900            917         35,000         33,771
-----------------------------------------------------------------------------------------------------------------------------
                                                                         208,453        210,819         89,436         87,921
Mortgage-backed securities . . . . . . . . . . . . . . . . . . .       1,475,455      1,491,382        785,380        791,365
-----------------------------------------------------------------------------------------------------------------------------
                                                                      $1,683,908      1,702,201        874,816        879,286
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


Securities carried at $618,374,000 at December 31, 1996 were pledged on municipal deposits.

Securities held to maturity at December 31, 1995 are summarized as follows:


                                                                                            GROSS UNREALIZED
                                                                       AMORTIZED         ---------------------         FAIR
(IN THOUSANDS)                                                           COST             GAINS         LOSSES        VALUE
-----------------------------------------------------------------------------------------------------------------------------

Debt securities:
  U.S. Government obligations. . . . . . . . . . . . . . . . . .      $   25,051             97             73         25,075
  U.S. Government agencies . . . . . . . . . . . . . . . . . . .         209,539             13          7,589        201,963
  State and municipal. . . . . . . . . . . . . . . . . . . . . .          74,351          1,570             23         75,898
  Corporate and other. . . . . . . . . . . . . . . . . . . . . .             130             --             --            130
  Mortgage-backed securities . . . . . . . . . . . . . . . . . .       1,498,733          8,365         12,878      1,494,220
-----------------------------------------------------------------------------------------------------------------------------
    Total debt securities. . . . . . . . . . . . . . . . . . . .       1,807,804         10,045         20,563      1,797,286
Unamortized holding loss on securities transferred . . . . . . .         (46,112)
-----------------------------------------------------------------------------------------------------------------------------
                                                                      $1,761,692
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


Securities available for sale at December 31, 1995 are summarized as follows:


                                                                                            GROSS UNREALIZED
                                                                       AMORTIZED         ---------------------         FAIR
(IN THOUSANDS)                                                           COST             GAINS         LOSSES        VALUE
-----------------------------------------------------------------------------------------------------------------------------

Debt securities:
  U.S. Government obligations. . . . . . . . . . . . . . . . . .      $    4,628             51             14          4,665
  Corporate and other. . . . . . . . . . . . . . . . . . . . . .             294             --             --            294
  Mortgage-backed securities . . . . . . . . . . . . . . . . . .         894,418         15,497          1,010        908,905
-----------------------------------------------------------------------------------------------------------------------------
    Total debt securities. . . . . . . . . . . . . . . . . . . .         899,340         15,548          1,024        913,864
-----------------------------------------------------------------------------------------------------------------------------
Equity securities:
  Common . . . . . . . . . . . . . . . . . . . . . . . . . . . .              13             --             --             13
  Federal Home Loan Bank Stock . . . . . . . . . . . . . . . . .          64,484             --             --         64,484
-----------------------------------------------------------------------------------------------------------------------------
    Total equity securities. . . . . . . . . . . . . . . . . . .          64,497             --             --         64,497
-----------------------------------------------------------------------------------------------------------------------------
                                                                      $  963,837         15,548          1,024        978,361
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

(3) SECURITIES (CONTINUED)
The following table summarizes proceeds, gains and losses realized on the sale of securities available for sale for the years ended December 31, 1996, 1995 and 1994:


                                                       CHANGE IN
                                                      SECURITIES
                                       CASH              SOLD                  NET               REALIZED            REALIZED
(IN THOUSANDS)                       PROCEEDS         NOT SETTLED            PROCEEDS             GAINS                LOSSES
-----------------------------------------------------------------------------------------------------------------------------

1996 . . . . . . . . . .           $  589,176             (65,156)            524,020               6,451                 982
1995 . . . . . . . . . .            2,095,113            (485,824)          1,609,289              13,700              10,662
1994 . . . . . . . . . .              990,734             551,029           1,541,763               2,921              82,223
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


(4) LOANS

The composition of the loan portfolio at December 31 is summarized as follows:

(IN THOUSANDS)                                             1996           1995
--------------------------------------------------------------------------------

Commercial . . . . . . . . . . . . . . . . . . .   $    333,073        278,688
Commercial real estate . . . . . . . . . . . . .        290,121        248,325
Commercial real estate construction. . . . . . .         44,201         40,655
Residential real estate construction . . . . . .          9,797         12,969
Residential real estate. . . . . . . . . . . . .      1,044,444      1,117,406
Consumer loans . . . . . . . . . . . . . . . . .        728,061        588,762
--------------------------------------------------------------------------------
                                                      2,449,697      2,286,805
Net deferred fees, discounts and premiums. . . .         (1,223)         2,185
--------------------------------------------------------------------------------
                                                   $  2,448,474      2,288,990
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The principal balances of loans not accruing interest amounted to approximately $20,172,000 and $23,580,000 at December 31, 1996 and 1995,
respectively. The difference between the amount of interest income that would have been recorded if these loans had been paid in accordance with their original terms and the amount of interest income that was recorded in each of the years in the three-year period ended December 31, 1996 was immaterial.

The Banks have entered into transactions with the Company's directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1996 was $5,431,000. Changes in the allowance for loan losses for the years ended December 31 were as follows:

(IN THOUSANDS)                                        1996      1995      1994
--------------------------------------------------------------------------------

Balance, beginning of year . . . . . . . . . . .   $34,583    33,775    32,717
Provision charged to operations. . . . . . . . .     7,813     6,790     7,638
Loans charged-off. . . . . . . . . . . . . . . .    (6,638)   (7,591)   (8,138)
Recoveries . . . . . . . . . . . . . . . . . . .     2,082     1,609     1,558
--------------------------------------------------------------------------------
Balance, end of year . . . . . . . . . . . . . .   $37,840    34,583    33,775
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Impaired loans were $6,944,000 and $8,270,000 at December 31, 1996 and 1995 respectively. Included in these amounts are $1,820,000 and $5,824,000 of impaired loans for which the related allowance for loan losses is $436,000 and $2,362,000 at December 31, 1996 and 1995 respectively. In addition, included in the total impaired loans is $5,124,000 and $2,446,000 of impaired loans that, as a result of the adequacy of collateral values and cash flow analysis do not have a specific impairment reserve at December 31, 1996 and 1995 respectively. The average impaired loans for the years ended December 31, 1996 and 1995 was approximately $8,941,000 and $9,634,000, respectively. The effect on interest income of impaired loans was not material to the consolidated financial statements in 1996 and 1995.

The following table summarizes gross proceeds, gains and losses realized for loans available for sale for the years ended December 31, 1996, 1995 and 1994:

                                                   GROSS    REALIZED  REALIZED
(IN THOUSANDS)                                    PROCEEDS    GAINS     LOSSES
--------------------------------------------------------------------------------

1996 . . . . . . . . . . . . . . . . . . . . . . $  32,990       851       441
1995 . . . . . . . . . . . . . . . . . . . . . .    35,370       301       117
1994 . . . . . . . . . . . . . . . . . . . . . .    39,777        12     1,866
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(5) MORTGAGE BANKING ACTIVITIES

Loans serviced for others totaled approximately $1,091,477,000, $1,146,989,000, and $1,222,840,000 at December 31, 1996, 1995 and 1994,
respectively.

Changes in the combined capitalized mortgage servicing rights and purchased mortgage servicing rights are as follows:

                                                       YEARS ENDED DECEMBER 31
(IN THOUSANDS)                                        1996      1995      1994
--------------------------------------------------------------------------------

Balance, beginning of year . . . . . . . . . . .   $ 7,107     8,350    11,545
Capitalized mortgage servicing rights. . . . . .     2,847       671     1,765
Amortization . . . . . . . . . . . . . . . . . .    (2,247)   (1,914)   (3,213)
Sale of servicing rights . . . . . . . . . . . .        --        --    (1,747)
--------------------------------------------------------------------------------
Balance, end of year . . . . . . . . . . . . . .   $ 7,707     7,107     8,350
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Mortgage banking income is summarized as follows:

-------------------------------------------------------------------------
-------------------------------------------------------------------------
                                                Years ended December 31
                                            -----------------------------
(In Thousands)                                1996        1995       1994
-------------------------------------------------------------------------

Loan servicing fees received..............  $ 4,728      5,062      6,087
Servicing rights amortization.............   (2,247)    (1,914)    (3,213)
Gain (loss) on sale:
   Servicing..............................       --         --      3,451
   Loans..................................      410        184     (1,854)
   Mortgage-backed securities.............    1,396       (197)     1,410
-------------------------------------------------------------------------
                                            $ 4,287      3,135      5,881
-------------------------------------------------------------------------
-------------------------------------------------------------------------


(6) PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

-----------------------------------------------------------
-----------------------------------------------------------
(In Thousands)                              1996       1995
-----------------------------------------------------------
Land...................................$   8,134      9,063
Buildings..............................   61,775     61,504
Furniture, fixtures and equipment......   29,311     27,481
Leasehold improvements.................   10,863     10,729
Construction in progress...............    1,024        673
-----------------------------------------------------------
                                         111,107    109,450
Less accumulated depreciation
  and amortization.....................   48,550     42,901
-----------------------------------------------------------
                                       $  62,557     66,549
-----------------------------------------------------------
-----------------------------------------------------------

Depreciation and amortization of premises and equipment included in building, occupancy and equipment expense amounted to $6,746,000, $6,271,000 and $5,767,000, for the years ended December 31, 1996, 1995, and 1994, respectively.


7) DEPOSITS

Contractual maturities of time deposits at December 31, 1996 were as follows (in thousands):

------------------------------------------------------
------------------------------------------------------
           Maturing                  Amount
------------------------------------------------------
             1997              $  1,684,731
             1998                   272,922
             1999                   103,478
             2000                   101,930
             2001                    58,731
             Thereafter              29,120
------------------------------------------------------
                               $  2,250,912
------------------------------------------------------
------------------------------------------------------


(8) REPURCHASE AGREEMENTS

Repurchase agreements, including accrued interest of $954,000, at December 31, 1996 are as follows:

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
                               SECURITIES SOLD                       WEIGHTED
                           CARRYING        MARKET     REPURCHASE      AVERAGE
(Dollars In Thousands)      VALUES         VALUES     LIABILITY        RATE
-----------------------------------------------------------------------------
31-90 days............   $  18,990         18,995       19,010         5.93%
Over 90 days..........     245,862        248,230      235,461         6.35%
-----------------------------------------------------------------------------
                          $264,852        267,225      254,471         6.32%
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Information concerning borrowings under repurchase agreements for the years ended December 31 is as follows:

-------------------------------------------------------------
-------------------------------------------------------------
(Dollars In Thousands)                     1996       1995
-------------------------------------------------------------
Maximum month-end balance............  $  351,174    929,332
Average balance......................     300,706    856,327
Weighted average interest rate.......        6.27%      5.99%
-------------------------------------------------------------
-------------------------------------------------------------

Repurchase agreements amounted to $361,617,000, including accrued interest of $2,340,000, at December 31, 1995. These agreements, with a weighted average interest rate of 6.35%, were collateralized by securities with carrying values aggregating $378,840,000 and fair values aggregating $386,658,000 at December 31, 1995. All repurchase agreements were over 90 days to maturity.


(9) OTHER BORROWINGS

Other borrowings at December 31 are summarized as follows:

-------------------------------------------------------------
-------------------------------------------------------------
(In Thousands)                              1996        1995
-------------------------------------------------------------
Federal Home Loan Bank...............  $   852,028    877,721
Collateralized mortgage obligations..       11,114     13,649
Industrial Development Agency bond...       11,775     12,000
-------------------------------------------------------------
                                       $   874,917    903,370
-------------------------------------------------------------
-------------------------------------------------------------

Borrowings from the Federal Home Loan Bank (FHLB) as of December 31, are due as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     1996                       1995

(Dollars In Thousands)       AMOUNT        RATE          Amount        Rate
--------------------------------------------------------------------------------
      1996               $        -          -     %    390,057    4.56 to 8.51%
      1997                  591,100    5.23 to 7.95%    382,000    5.23 to 7.95%
      1998                  250,000    5.48 to 7.72%     95,000    5.48 to 7.72%
      2001                      495    5.86 to 7.02%          -
Thereafter                   10,433    4.05 to 7.97%     10,664  4.05 to 7.97%
--------------------------------------------------------------------------------
                         $  852,028                     877,721
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

At December 31, 1996 and 1995, FHLB borrowings, substantially all at fixed rates, are collateralized by Federal Home Loan Bank stock of $46,041,000 and $64,484,000, respectively, and U.S. Government and mortgage-backed securities and mortgage loans with carrying values approximating $1,211,981,000 and $1,174,772,000, respectively.

The Banks may borrow up to $150,000,000 from the Federal Home Loan Bank of New York (FHLB) during any calendar month without FHLB Board approval. The aggregate limit available without FHLB Board approval is 30% of assets.

In June, 1989, collateralized mortgage obligations (CMOs) of $51,600,000, were issued. Net proceeds were used to reduce existing short-term borrowings and to fund mortgage commitments. In conjunction with the debt, $55,800,000 in mortgage loans were securitized and converted into mortgage-backed securities as collateral for the CMOs.

CMOs are summarized as follows:

--------------------------------------------------------------------------
--------------------------------------------------------------------------
(In Thousands)                                             1996       1995
--------------------------------------------------------------------------
Class A-3, 9.05% interest rate, maturing in 2015....  $  10,651     13,186
Class A-4, 7.80% interest rate, maturing in 2018....        463        463
--------------------------------------------------------------------------
                                                      $  11,114     13,649
--------------------------------------------------------------------------
--------------------------------------------------------------------------

The anticipated aggregate principal payments on the CMOs during each of the five years subsequent to December 31, 1996 are: 1997--$2,064,000; 1998--$2,064,000; 1999--$1,032,000; 2000--$1,032,000; 2001--$1,032,000. Since
the rate of payment of principal of each class will depend on the rate of repayment (including prepayments) of collateral, the actual maturity of any class could be significantly earlier than its stated maturity.

The Company financed the expansion of its parking facility with the proceeds of $12,000,000 of City of Syracuse Industrial Development Agency Civil Facility Bonds. The obligation bears interest at a weekly variable rate, 4.35% at December 31, 1996, and is payable in monthly installments. The bonds are subject to a mandatory sinking fund redemption beginning in 1996 of $225,000 with a final maturity of April 1, 2018. The bonds are secured by a letter of credit which is collateralized by mortgage-backed securities having carrying value of $17,302,000 and a fair value of $17,380,000 at December 31, 1996.

The Company enters into interest rate swaps which involve the exchange of fixed and floating rate interest payment obligations without the exchange of underlying principal obligations. These agreements have been utilized by the Company to effectively convert variable-rate liabilities into fixed-rate liabilities to more closely match the interest rate sensitivity of assets and liabilities. Entering into interest rate swaps involves not only the risk of default by the other party but also interest rate risk if positions are not matched. The Company has swaps outstanding on $50,000,000 of FHLB borrowings at December 31, 1996. The original terms to maturity of swaps ranged from one to three years and the weighted average remaining term of the agreements was
 .8 years. Under the agreements, the Company pays interest at a fixed rate and receives interest at rates that vary according to the London Interbank
Offered Rate. Interest payments are exchanged at three or six month intervals. The weighted average fixed interest rate the Company was paying was 5.55%, and the weighted average variable interest rate the Company was receiving was 5.63% and 5.91% at December 31, 1996 and 1995, respectively.
The fair value was $108,700 and ($188,000) at December 31, 1996 and 1995.


(10) INCOME TAXES

Total income tax expense (benefit) was allocated as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(In Thousands)                                        1996       1995      1994
--------------------------------------------------------------------------------
Income before income taxes...................... $  27,618     26,887       708
Paid-in capital, for stock options exercised....      (246)      (148)     (374)
Shareholders' equity, for unrealized gain
  (loss) on securities..........................      (860)    17,909   (35,721)
--------------------------------------------------------------------------------
                                                 $  26,512     44,648   (35,387)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Income tax expense (benefit) attributable to income from operations:

---------------------------------------------------------
---------------------------------------------------------
(In Thousands)                1996       1995       1994
---------------------------------------------------------
Current:
  Federal..............  $  15,208     21,461      3,690
  State................      6,138      6,288      1,718
---------------------------------------------------------
                            21,346     27,749      5,408
---------------------------------------------------------
Deferred:
  Federal..............      5,526       (273)    (3,329)
  State................        746       (589)    (1,371)
---------------------------------------------------------
                             6,272       (862)    (4,700)
---------------------------------------------------------
Total..................  $  27,618     26,887        708
---------------------------------------------------------
---------------------------------------------------------


Income tax expense attributable to income before income taxes differed from the amounts computed by applying the U.S. Federal statutory income tax rate to pre-tax income as follows:

-----------------------------------------------------------------------
-----------------------------------------------------------------------
(In Thousands)                              1996       1995       1994
-----------------------------------------------------------------------
Federal statutory rate...............         35%        35%        34%
Computed "expected" tax expense......  $  24,704     25,047      1,160
State taxes, net of Federal benefit..      4,475      3,704        229
Tax exempt income....................       (945)    (1,037)      (969)
Other................................       (616)      (827)       288
-----------------------------------------------------------------------
Actual income tax expense............  $  27,618     26,887        708
-----------------------------------------------------------------------
-----------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 follow:

---------------------------------------------------------------------
---------------------------------------------------------------------
(In Thousands)                                        1996       1995
---------------------------------------------------------------------
Deferred tax assets:
Net unrealized holding loss on securities......  $  13,495     12,635
Non-accrual interest...........................        847        638
Deferred loan origination fees and expenses....      2,227      2,405
Deferred compensation..........................        976        934
Financial statement allowance for loan losses..     14,556     13,080
Core deposit intangible assets.................      4,483      4,643
Other..........................................      2,046      2,146
---------------------------------------------------------------------
Total deferred tax assets......................     38,630     36,481
---------------------------------------------------------------------

Deferred tax liabilities:
Leasing transactions...........................      9,692      2,512
Loan servicing rights..........................        829      1,293
Tax loan loss reserve in excess of base
  year reserve.................................      3,861      2,863
Acquired loans.................................      1,026      2,108
Other..........................................      2,250      1,321
---------------------------------------------------------------------
Total deferred tax liabilities.................     17,658     10,097
---------------------------------------------------------------------
Net deferred tax assets........................  $  20,972     26,384
---------------------------------------------------------------------
---------------------------------------------------------------------

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

Included in retained earnings at December 31, 1996 is approximately $27,300,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the Banks fail to qualify as banks for Federal income tax purposes would result in taxable income to the Company.


(11) PENSION PLAN

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31:

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
(In Thousands)                                                     1996        1995
-----------------------------------------------------------------------------------
Actuarial present value of benefit obligations: Accumulated
  benefit obligation, including vested benefits of $10,795
  and $9,915 at 1996 and 1995, respectively..................  $  11,957     11,003
-----------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date....     15,882     14,887
Plan assets at fair value, primarily listed stocks and fixed
  income securities..........................................     18,276     16,477
-----------------------------------------------------------------------------------
Plan assets in excess of the projected benefit obligation....      2,394      1,590
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions.........     (1,722)         6
Unrecognized past service liability..........................     (1,358)    (1,447)
Unrecognized net asset being amortized over 12.5 years.......       (288)      (359)
-----------------------------------------------------------------------------------
Accrued pension cost included in other liabilities...........      $(974)      (210)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

Net periodic pension expense included the following components at December 31:

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
(In Thousands)                                           1996       1995       1994
-----------------------------------------------------------------------------------
Service cost-benefits earned during the period.....  $  1,559      1,459      1,676
Interest cost on projected benefit obligation......     1,095      1,005        816
Actual return on plan assets.......................    (1,808)    (2,728)       374
Net amortization and deferral......................       236      1,433     (1,560)
-----------------------------------------------------------------------------------
Net periodic pension expense.......................  $  1,082      1,169      1,306
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

The weighted-average discount rate and expected long-term rate of return on pension plan assets were 8.0% and 8.5%, respectively, for 1996 and 7.5% and 8.5%, respectively, for 1995. The rate of increase of future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.5% for 1996 and 1995.

(12) INCENTIVE SAVINGS PLAN

The Company maintains an incentive savings 401(k) plan which is a defined contribution plan providing for contributions to several trust funds by both the Banks and their employees. All salaried and hourly (over 1,000 hours) employees of the Banks are eligible upon attaining age 21 and completing a year of service. Participants may contribute 1% to 15% of their compensation subject to IRS limitations. The Banks make matching contributions equal to 50% of participant contributions up to a limit of 3% of the participant's base pay. Participants vest immediately in their own contributions and over a period of five years in the Banks' contributions. Plan expense was approximately $639,000, $578,000 and $564,000, for the years ended December 31, 1996, 1995 and 1994, respectively.


(13) EMPLOYEE STOCK OWNERSHIP PLAN

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

The ESOP has a term loan from a third party lender which bears interest at 89% of the prime rate. The prime rate was 8.25% at December 31, 1996. The remaining balance of the loan was $150,000 at December 31, 1996, which is due September 30, 1997.

As of December 31, 1996, the note is collateralized by mortgage-backed securities with carrying values aggregating $372,000 with an aggregate fair value of $382,000 and by 18,861 shares of the Company's common stock owned by the ESOP, which has a fair value of $700,000 and represents 100% of the unallocated shares.

The Company has guaranteed the loan of the ESOP. Therefore, the loan balance is reflected as a liability included in other liabilities with a corresponding reduction in shareholders' equity.

ESOP expense approximates $150,000 in each of the years in the three year period ending December 31, 1996.


(14) STOCK OPTION PLANS

Under the terms of the Stock Option and Appreciation Rights Plan (the Option
Plan), options to purchase up to 700,000 shares of common stock may be granted to officers and employees of the Company and its subsidiaries. Options granted may be nonqualified stock options or qualified stock options, which afford favorable tax treatment to recipients upon compliance with certain restrictions and do not normally result in tax deductions to the Company. The Option Plan initially permitted the granting of tandem stock appreciation rights (SARS) in respect to options which enable the recipient on exercise to elect payment in cash based upon increases in market value of the stock from the date of grant. Options granted are exercisable as determined by the Option Committee of the Board of Directors, may have a term of up to ten years and are exercisable at a price at least equal to the fair market value of the Company s common stock at the date of grant.

Under the terms of the Directors Stock Option Plan, as of the date of each annual meeting, options to purchase 3,000 shares of the Company's common stock are granted to non-employee directors who continue as a member of the Board and have not previously been granted such options. The Directors Stock Option Plan requires that options be granted at an exercise price at not less than fair market value on the date of the grant of the Company's common stock. Options vest over three years and are exercisable over a ten year period. Under the terms of the plan, 100,000 shares of common stock were reserved for issuance upon the exercise of options granted.

Under Franklin First Savings Bank's Incentive Plan, non-qualified and qualified stock options were granted to directors, officers and employees of Franklin. All options are vested and exercisable over a six to ten year period.

The following is a summary of the changes in options outstanding:

--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                          Number      Number      Weighted
                                            of          of         Average
                                          Shares       SARS         Price
--------------------------------------------------------------------------
Balance at December 31, 1993...........  460,303      79,100    $   16.99
Granted................................  111,500          --        34.51
Exercised..............................  (50,177)         --        10.34
Forfeited..............................   (6,000)     (7,100)       34.50
--------------------------------------------------------------------------
December 31, 1994......................  515,626      72,000        21.22
--------------------------------------------------------------------------
Options exercisable, December 31, 1994.  329,789      72,000        14.83
--------------------------------------------------------------------------

Granted................................   16,100          --        22.88
Exercised..............................  (23,540)         --        10.54
Forfeited..............................  (16,994)     (4,500)       29.68
--------------------------------------------------------------------------
December 31, 1995......................  491,192      67,500        21.50
--------------------------------------------------------------------------
Options exercisable, December 31, 1995.  387,525      67,500        18.38
--------------------------------------------------------------------------

Granted................................   80,600          --        33.28
Exercised..............................  (24,994)         --         8.58
Forfeited..............................   (5,400)     (6,500)       32.96
--------------------------------------------------------------------------
December 31, 1996......................  541,398      61,000        23.73
--------------------------------------------------------------------------
Options exercisable, December 31, 1996.  420,065      61,000    $   21.06
--------------------------------------------------------------------------
--------------------------------------------------------------------------

The following summarizes outstanding and exercisable options at December 31, 1996:

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                              ----------------------------------  ------------------------
                                                     WEIGHTED                    WEIGHTED
Range of                       WEIGHTED AVERAGE       AVERAGE                     AVERAGE
Exercise           NUMBER          REMAINING         EXERCISE       NUMBER       EXERCISE
Prices           OUTSTANDING   CONTRACTUAL LIFE        PRICE      EXERCISABLE      PRICE
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
$  6.00--$15.00     209,698          1.67          $   12.36        209,698     $   12.36
$ 15.01- $25.00      83,100          5.53              21.45         76,033         21.36
$ 25.01- $35.00     248,600          7.46              34.09        134,333         34.48
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

The Company applies APB Opinion No. 25 in accounting for its stock option plans, and, accordingly no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements.

Had compensation cost been determined based on the fair value at the grant dates for awards under the plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

-----------------------------------------------------------
-----------------------------------------------------------
                                           1996       1995
-----------------------------------------------------------
Net Income:
  As reported........................  $  42,964     44,677
  Pro forma..........................     42,835     44,661
Earnings per common share:
  As reported........................  $    2.86       2.75
  Pro forma..........................       2.85       2.75
-----------------------------------------------------------
-----------------------------------------------------------

Proforma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options vesting period of 3 years and compensation cost for options granted prior to January 1, 1995 is not considered.

    The per share weighted average fair value and weighted average exercise price of stock options granted during 1996 at a price equal to the market price of the stock on the grant date are $8.06 and $31.77, respectively, and the per share weighted average fair value and weighted average exercise prices of stock options granted during 1996 at a price in excess of the market price of the stock on the grant date are $7.18 and $34.925, respectively. The per share weighted average fair value of stock options granted during 1995 was $5.54. The fair values were determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

---------------------------------------------------------
---------------------------------------------------------
                                         1996       1995
---------------------------------------------------------
Expected dividend yield..............     3.7%       4.5%
Risk free interest rate..............     5.5%       7.8%
Expected life........................  7 years    7 years
Volatility.............................  27.6%      23.2%
---------------------------------------------------------
---------------------------------------------------------


(15) SHAREHOLDERS' EQUITY

The Company's 6.75% Series B Cumulative Convertible Preferred Stock has a liquidation preference of $25.00 per share. The stock is convertible at the option of the holder at any time into approximately .78 shares of common stock, except that, the shares were called for redemption on January 8, 1997 at $26.013. Subsequent to year end, 35,514 shares were redeemed for cash and 2,306,538 shares were converted to 1,799,100 shares of common stock which were issued from treasury stock.

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies which regulate them. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of 8% Total and 4% Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined) and 4% Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1996 and 1995, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. Current minimum capital ratios for a well-capitalized institution are 10% Total capital (to Risk Weighted Assets), 6% Tier 1 Capital (to Risk Weighted Assets) and 5% Tier 1 capital (to Average Assets). There are no conditions or events since that notification that management believes have changed the Banks' category.

The Company's and the Banks' actual capital amounts and ratios as of December 31, 1996 are presented in the following table:

------------------------------------------------------------------------
------------------------------------------------------------------------
                                                             ACTUAL
                                                       -----------------
($ In Thousands)                                       AMOUNT      RATIO
------------------------------------------------------------------------
------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
  Consolidated................................... $  398,308      13.78%
  OnBank.........................................     34,141      15.50%
  OnBank &Trust..................................    256,698      13.69%
  Franklin First Savings Bank....................     99,257      12.30%

Tier I Capital (to Risk Weighted Assets):
  Consolidated...................................    362,015      12.52%
  OnBank.........................................     31,383      14.25%
  OnBank &Trust..................................    233,255      12.44%
  Franklin First Savings Bank....................     89,166      11.05%

Tier I Capital (to Average Assets):
  Consolidated...................................    362,015       6.79%
  OnBank.........................................     31,383       6.46%
  OnBank & Trust.................................    233,255       6.66%
  Franklin First Savings Bank....................     89,166       6.57%
------------------------------------------------------------------------
------------------------------------------------------------------------

The Company's and the Bank's actual capital amounts and ratios as of December 31, 1995 are presented in the following table:

------------------------------------------------------------------------
------------------------------------------------------------------------
                                                           Actual
                                                      ------------------
($ In Thousands)                                      Amount      Ratio
------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
  Consolidated................................... $  419,711      15.10%
  OnBank.........................................     35,143      13.12%
  OnBank & Trust.................................    251,428      14.19%
  Franklin First Savings Bank....................    117,260      15.16%

Tier I Capital (to Risk Weighted Assets):
  Consolidated...................................    385,128      13.85%
  OnBank.........................................     31,795      11.87%
  OnBank & Trust.................................    229,941      12.98%
  Franklin First Savings Bank....................    108,309      14.00%

Tier I Capital (to Average Assets):
  Consolidated...................................    385,128       6.19%
  OnBank.........................................     31,795       8.06%
  OnBank & Trust.................................    229,941       5.65%
  Franklin First Savings Bank....................    108,309       6.18%
------------------------------------------------------------------------
------------------------------------------------------------------------


(16) DIVIDENDS

The payment of dividends by the Banks to the Company, which in turn pays dividends to its shareholders, is subject to the Banks being in compliance with regulatory capital requirements.

Under New York State Banking law, dividends may be declared and paid only out of net profits of the Banks. The approval of the Superintendent of the New York State Department of Banking is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years. At December 31, 1996, the New York banks could not have paid additional dividends to the Company without prior regulatory approval because they had fully utilized their discretionary dividend-paying capacity in 1996 to help fund the Company's recently completed share repurchase program.

Under Pennsylvania Banking law, no dividend may be paid that would constitute an unsafe or unsound practice or result in an institution failing to meet its capital requirements.


(17) COMMITMENTS AND CONTINGENCIES

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

At December 31, 1996, the Banks were obligated under noncancellable operating leases. Building, occupancy and equipment expense includes rental expense of $3,849,000, $3,592,000 and $3,532,000, for the years ended December 31, 1996,
1995 and 1994, respectively. The minimum rentals at December 31, 1996 under the existing terms of these leases are as follows: $3,014,000 in 1997; $2,561,000 in 1998; $2,292,000 in 1999; $1,941,000 in 2,000; $1,793,000 in
2,001 and $10,131,000 in later years.

At December 31, 1996 the Company was obligated under a contract with Alltel Services, Inc. for on-site data processing management services. Future contractual expenses $8,038,000 in 1997, $7,875,000 in 1998 and $2,795,000 in
1999.


(18) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Banks are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers and to reduce exposure to fluctuations in interest rates. Those financial instruments include commitments to extend credit, the serviced loan portfolio, options written and forward purchase and sale contracts. Those instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the consolidated statement of financial position. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Unless noted otherwise, the Banks do not require collateral or other security to support off-balance-sheet financial instruments with credit risk. Market risk represents the accounting loss that would be recognized at the reporting date if future changes in market prices make a financial instrument less valuable.

The Banks exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit, forward purchase contracts, and put options written is represented by the contractual notional amount of those instruments. The Banks use the same credit policies to evaluate the creditworthiness of counterparties to these transactions as it does for on-balance-sheet instruments.

The Banks control their credit risk through credit approvals, limits, and monitoring procedures. The Banks credit risk with respect to mortgage servicing losses results from unrecoverable advances of delinquent principal, interest and tax payments made on behalf of mortgagors. To date, the Banks have not suffered significant losses from their loan servicing activities.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer s creditworthiness on a case-by-case basis using the same criteria and credit policies as it does for on-balance-sheet instruments. The credit risk amounts are equal to the contractual amounts assuming that the amounts are fully advanced and the collateral or other security is of no value. The amount of collateral obtained by the Banks upon extension of credit is based on management's credit evaluation of the counterparty. The type of collateral varies but is primarily mortgages on real estate. The Banks have experienced little difficulty in accessing collateral when required.

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

Deferred fees from put options outstanding at December 31, 1996 and 1995 amounted to approximately $90,000 and $31,000, respectively, with average fair values of $74,000 and $91,000 for the years ending December 31, 1996 and 1995, respectively. The fair value of these options approximated the deferred fees outstanding at December 31, 1996 and 1995. Net trading gains (losses) on financial options included in gain (loss) on securities transactions totaled ($353,000), $910,000 and $(2,604,000) in 1996, 1995 and 1994, respectively.

A summary of the contract or notional amounts of the Banks' exposure to off-balance-sheet risk, at December 31, excluding unused lines of credit of approximately $264,749,000 as of December 31, 1996, follows:

----------------------------------------------------------------------
----------------------------------------------------------------------
                                                  Contract or Notional
                                                         Amount
(In Thousands)                                      1996       1995
----------------------------------------------------------------------
Financial instruments whose contract
  amount represents credit risk:
    Commitments to extend credit:
      Fixed....................................  $  30,942     14,335
      Variable.................................     51,049     23,689
    Standby letters of credit..................     44,349     42,496
    Put options written........................     36,000     12,000
Financial instruments whose notional or
  contract amounts exceed the
  amount of credit risk:
    Interest rate swaps........................     50,000     50,000
----------------------------------------------------------------------
----------------------------------------------------------------------


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


(20) FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

(a) CASH AND CASH EQUIVALENTS
For these short-term instruments that generally mature in ninety days or less, the fair value approximates carrying value.

(b) SECURITIES
Fair values for securities and derivative instruments are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

The carrying value of FHLB stock, which is redeemable at par, approximates fair value.

(c) LOANS
Fair values for residential mortgage loans are based on quoted market prices of similar loans sold in the secondary market, adjusted for differences in loan characteristics. The fair values for commercial and consumer loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.

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

(d) DUE FROM BROKERS
Due to the short term nature, the carrying value approximates fair value.

(e) ACCRUED INTEREST RECEIVABLE AND PAYABLE
For these short-term instruments, the carrying value approximates fair value.

(f) DEPOSITS
The fair values disclosed for demand deposits, savings accounts and money market accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying values). The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

(g) REPURCHASE AGREEMENTS
For these short term instruments that mature in less than six months, the carrying value approximates fair value. For those with maturities greater than six months, the fair value is estimated using a discounted cash flow approach. This approach applies the current incremental rates to such borrowings.

(h) OTHER BORROWINGS
The fair value of long term debt has been estimated using discounted cash flow analyses that apply interest rates currently being offered for notes with similar terms.

(i) DUE TO BROKERS
Due to the short term nature, the carrying value approximates fair value.

(j) COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT
The fair value of commitments to extend credit are equal to the deferred fees outstanding, as the contractual rates and fees approximate those currently charged to originate similar commitments. Deferred fees outstanding at December 31, 1996 and 1995 were immaterial.

The estimated fair values of the Company s financial instruments as of December 31, 1996 and 1995 are as follows:

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                              1996                     1995
                                      CARRYING       FAIR      Carrying      Fair
(In Thousands)                         AMOUNT       VALUE       Amount      Value
----------------------------------------------------------------------------------
Financial assets:
  Securities....................  $  2,610,975   2,629,268   2,741,843   2,777,437
  Net loans (1).................     2,449,393   2,481,779   2,294,544   2,379,369
----------------------------------------------------------------------------------
Financial liabilities:
  Deposits......................  $  3,821,906   3,807,100   3,808,273   3,815,092
  Repurchase agreements.........       254,471     255,407     361,617     364,866
  Other borrowings..............       874,917     863,595     903,370     911,034
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) Includes loans available for sale.

(21) PARENT COMPANY FINANCIAL INFORMATION


The condensed balance sheets of ONBANCorp. Inc. at December 31 follow:

-----------------------------------------------------------------
-----------------------------------------------------------------
(In Thousands)                                    1996       1995
-----------------------------------------------------------------
Assets:
  Cash....................................  $    1,870      9,892
  Due from subsidiary banks...............      10,986      5,328
  Trading securities......................       1,727      1,790
  Investment in subsidiary banks..........     351,840    373,683
  Other assets............................       1,217        369
-----------------------------------------------------------------
    TOTAL ASSETS..........................  $  367,640    391,062
-----------------------------------------------------------------

Liabilities and Shareholders Equity:
  Liabilities: Accounts payable,accrued
      dividends & other liabilities.......  $    7,589      2,296
  Total shareholders' equity...............     360,051   388,766
-----------------------------------------------------------------
    TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY...................  $  367,640   391,062
-----------------------------------------------------------------
-----------------------------------------------------------------

The condensed statements of income for the years ended December 31, follows:

-----------------------------------------------------------------
-----------------------------------------------------------------
(In Thousands)                         1996       1995       1994
-----------------------------------------------------------------
Income:
  Net interest income...........  $     224        439        961
  Gain (loss) on securities
    transactions................        (63)     2,318      4,041
  Dividends from subsidiary
    banks.......................     66,000     43,000     11,000
-----------------------------------------------------------------
  Income before equity in
    undistributed earnings
    of subsidiary banks.........     66,161     45,757     16,002
  Equity in undistributed
    earnings of subsidiary banks    (20,777)     1,540    (10,283)
-----------------------------------------------------------------
      Total income..............     45,384     47,297      5,719
Operating expenses..............      3,778      2,417      1,959
-----------------------------------------------------------------
  Income before income taxes....     41,606     44,880      3,760
Income taxes (benefit)..........     (1,358)       203      1,056
-----------------------------------------------------------------
      Net income................  $  42,964     44,677      2,704
-----------------------------------------------------------------
-----------------------------------------------------------------

The condensed statements of cash flows for the years ended December 31, follow:

-----------------------------------------------------------------
-------------------------------------------------------------------------------
(In Thousands)                                       1996       1995       1994
-------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income..................................  $  42,964     44,677      2,704
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
      Equity in undistributed earnings of
        subsidiary banks......................     20,777     (1,540)    10,283
      Net change in trading securities........         63     14,209     (3,378)
      Other...................................       (879)     1,138     (7,233)
-------------------------------------------------------------------------------
    Net cash provided by operating
      activities..............................     62,925     58,484      2,376
-------------------------------------------------------------------------------
Cash flows from investing activities:
  Net sales of securities.....................         --         --     23,000
  Investment in subsidiaries..................         --         --    (30,000)
--------------------------------------------------------------------------------
    Net cash used by investing activities.....         --         --     (7,000)
--------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from issuance of common stock......        750        743      1,023
  Cash dividends paid on common stock.........    (15,784)   (19,737)   (13,980)
  Cash dividends paid on preferred stock......     (4,229)    (4,649)    (4,755)
  Purchase of treasury stock..................    (50,721)   (18,068)        --
  Redemption of preferred stock...............       (963)    (8,360)        --
-------------------------------------------------------------------------------
    Net cash used by financing activities.....    (70,947)   (50,071)   (17,712)
-------------------------------------------------------------------------------
Net increase (decrease) in cash...............     (8,022)     8,413    (22,336)
Cash and cash equivalents at beginning
  of year.....................................      9,892      1,479     23,815
-------------------------------------------------------------------------------
Cash and cash equivalents at end of year......  $   1,870      9,892      1,479
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Supplemental disclosure of non-cash investing activities:

  Transfer of securities to trading...........  $      --         --     12,621
  Change in net unrealized holding gain
    (loss) on securities of subsidiaries......     (1,217)    26,864    (50,963)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Summarized quarterly financial data for the years ended December 31, 1996 and 1995 are as follows:

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                        THREE MONTHS ENDED
(IN THOUSANDS EXCEPT PER SHARE DATA)                  MAR. 31,1996   JUN. 30,1996  SEP. 30,1996  DEC. 31,1996
-------------------------------------------------------------------------------------------------------------
Total interest income................................  $  94,827        91,031        93,251        95,736
Total interest expense...............................     56,945        53,709        54,788        56,656
-------------------------------------------------------------------------------------------------------------

    Net interest income..............................     37,882        37,322        38,463        39,080

Provision for loan losses............................      1,950         1,950         1,950         1,963
-------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan
      losses.........................................     35,932        35,372        36,513        37,117

Other operating income...............................      8,514         8,992        10,375         8,381
Other operating expenses.............................     26,213        26,190        32,632(1)     25,579
-------------------------------------------------------------------------------------------------------------

    Income before income taxes.......................     18,233        18,174        14,256        19,919

Income taxes.........................................      6,667         6,513         6,966         7,472
-------------------------------------------------------------------------------------------------------------

  Net income.........................................  $  11,566        11,661         7,290        12,447
-------------------------------------------------------------------------------------------------------------

Earnings per common share (2):
  Primary............................................  $     .77           .80           .49           .93
  Fully diluted......................................  $     .74           .76           .49           .87
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                        Three Months Ended
(In Thousands Except Per Share Data)                  Mar. 31,1995   Jun. 30,1995  Sep. 30,1995  Dec. 31,1995
-------------------------------------------------------------------------------------------------------------
Total interest income................................ $ 102,384      107,237       112,470        109,368
Total interest expense...............................    64,985       69,674        73,656         70,629
-------------------------------------------------------------------------------------------------------------

    Net interest income..............................    37,399       37,563        38,814         38,739

Provision for loan losses............................     1,690        1,690         1,610          1,800
-------------------------------------------------------------------------------------------------------------

    Net interest income after provision for loan
      losses.........................................    35,709       35,873        37,204         36,939

Other operating income...............................     6,735        7,187         6,539          8,840
Other operating expenses.............................    26,166       26,320        24,018         26,958
-------------------------------------------------------------------------------------------------------------

    Income before income taxes.......................    16,278       16,740        19,725         18,821

Income taxes.........................................     6,353        6,604         7,059          6,871
-------------------------------------------------------------------------------------------------------------

  Net income......................................... $   9,925       10,136        12,666         11,950
-------------------------------------------------------------------------------------------------------------

Earnings per common share (2):
  Primary............................................ $     .62          .63           .82            .78
  Fully diluted...................................... $     .61          .62           .78            .75
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Includes $7,282,000 one-time SAIF deposit insurance assessment.

(2) Summation of the quarterly net income per common share does not necessarily equal the annual amount due to the averaging effect of the number of shares throughout the year.

BOARD OF DIRECTORS
SENIOR OFFICERS


ONBANCORP BOARD OF DIRECTORS

Robert J. Bennett
CHAIRMAN OF THE BOARD,
PRESIDENT & CHIEF EXECUTIVE OFFICER

William F. Allyn
PRESIDENT - WELCH ALLYN, INC.

William J. Donlon
CHAIRMAN & CHIEF EXECUTIVE OFFICER, RETIRED
NIAGARA MOHAWK POWER CORPORATION

Lee H. Flanagan*
PRESIDENT - B.G. SULZLE, INC.

Russell A. King
CONSULTING PARTNER - KING & KING ARCHITECTS, INC.

Henry G. Lavarnway, Jr.
PRIVATE INVESTMENTS

John D. Marsellus
CHAIRMAN - MARSELLUS CASKET COMPANY

J. Kemper Matt
PRESIDENT - DUPLI ENVELOPE & GRAPHICS CORP.

Peter J. Meier
PRESIDENT G.A. BRAUN, INC.

Peter J. O Donnell, Jr.
PRESIDENT - PINE TREE MANAGEMENT CORPORATION

T. David Stapleton, Jr.
ATTORNEY - KARPINSKI, STAPLETON & FANDRICH, P. C.

William J. Umphred, Sr.
SENIOR VICE PRESIDENT, RETIRED - C-TEC CORPORATION

Thomas H. van Arsdale
PRESIDENT & CHIEF EXECUTIVE OFFICER
FRANKLIN FIRST SAVINGS BANK

John L. Vensel
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
CRUCIBLE MATERIALS CORP.

Joseph N. Walsh, Jr.
VICE PRESIDENT, RETIRED - NYNEX


  * Effective April 22, 1997



ONBANCORP SENIOR OFFICERS


Robert J. Bennett
CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER

Howard W. Sharp
SENIOR EXECUTIVE VICE PRESIDENT

David M. Dembowski
EXECUTIVE VICE PRESIDENT & SECRETARY

Robert J. Berger
SENIOR VICE PRESIDENT, TREASURER &
CHIEF FINANCIAL OFFICER

Thomas R. Delduchetto
SENIOR VICE PRESIDENT
HUMAN RESOURCES & ADMINISTRATION

William M. Le Beau
SENIOR VICE PRESIDENT
LOAN & ASSET REVIEW

Sandra L. Yingling
AUDITOR

INVESTOR RELATIONS

Investor Relations:                  Transfer Agent & Registrar:


ONBANCorp, Inc.                      American Stock Transfer & Trust Company
101 South Salina Street              40 Wall Street, 46th Floor
PO Box 4983                          New York, NY 10005
Syracuse, NY 13221-4983
(315) 424-5995
(800) 311-5995



ANNUAL REPORT

ONBANCorp, Inc. is required to file an annual report with the SEC on Form 10-K for the year ended December 31, 1996. Shareholders may obtain, free of charge, a copy of such annual report, excluding exhibits, by writing to:

Mr. Robert J. Berger, Senior Vice President
Treasurer & Chief Financial Officer
ONBANCorp, Inc.
101 South Salina Street
PO Box 4983
Syracuse, NY 13221-4983



MARKET MAKERS (DECEMBER 1996)

A.G. Edwards & Sons, Inc.            Keefe, Bruyette & Woods, Inc.

Bear, Stearns & Co. Inc.             Merrill Lynch, Pierce, Fenner & Smith, Inc.

Dean Witter Reynolds, Inc.           Oppenheimer & Co., Inc.

Donaldson, Lufkin & Jenrette         Prudential Securities, Inc.

First Albany Corporation             Sandler O'Neill & Partners

Ferris Baker Watts, Inc.             Sherwood Securities Corp.

Furman Selz Incorporated             Smith Barney Inc.

Herzog, Heine, Geduld, Inc.          Tucker Anthony Incorporated

Huntleigh Securities Corp.

ONBANCORP, INC.

Shareholder Relations
(315) 424-5995
(800) 311-5995


ONBANK & TRUST CO.*

Metro Syracuse Region
Syracuse, New York
(800) 283-4357

Capital Region
Albany, New York
(518) 426-6200

Rochester Region
Rochester, New York
(716) 442-8893


FRANKLIN FIRST
SAVINGS BANK*

Wilkes-Barre, Pennsylvania
(800) 262-1210
http://www.franklinfirst.com


TRUST SERVICES

(315) 442-1731 Syracuse
(518) 432-5580 Albany
(716) 442-8893 Rochester
(717) 821-8600 Wilkes-Barre


INVESTMENT SERVICES

TradeStar Investments, Inc.
Discount Brokerage Service
(315) 424-4095

LIBERTY SECURITIES CORPORATION
MUTUAL FUNDS & ANNUITIES

(315) 424-4095 Syracuse
(518) 432-5580 Albany
(716) 442-4489 Rochester
(800) 223-8793 Wilkes-Barre
http://www.onbank.com


* Member FDIC