Form 10-K405, Exhibit 13
period 1997-12-31
ONBANCORP INC
filed 1998-03-31
CIK 846609

Annual Report to Shareholders                                        EXHIBIT 13

Selected Financial Data                                                  2

Management's Discussion and Analysis                                     3

Management's Statement of Responsibility                                11

Independent Auditors' Report                                            11

Consolidated Balance Sheets                                             12

Consolidated Statements of Income                                       13

Consolidated Statements of Changes in Shareholders' Equity              14

Consolidated Statements of Cash Flows                                   15

Notes to Consolidated Financial Statements                              17

Selected Quarterly Financial Data                                       41


Selected Financial Data


-----------------------------------------------------------------------------------------------------------------------
                                                                           Year Ended December 31,
(Dollars in Thousands-Except Share Data)                1997           1996         1995           1994         1993
-----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET AT PERIOD END
  Securities                                         $2,017,811     2,610,975     2,741,843     3,890,687     3,627,804
  Net loans                                           2,828,192     2,410,634     2,254,407     1,949,197     1,680,721
  Total assets                                        5,319,570     5,417,877     5,567,059     6,723,305     5,772,280
  Deposits                                            4,023,106     3,821,906     3,808,273     3,793,343     3,005,999
  Repurchase agreements                                 164,602       254,471       361,617     1,058,316     1,251,050
  Other borrowings                                      658,448       874,917       903,370     1,158,772     1,022,947
  Shareholders' equity                                  335,197       360,051       388,766       362,936       430,638

OPERATIONS DATA
  Interest income                                    $  385,690       374,845       431,459       388,275       327,622
  Interest expense                                      229,591       222,098       278,944       224,646       171,055
  Net interest income                                   156,099       152,747       152,515       163,629       156,567
  Provision for loan losses                               7,168         7,813         6,790         7,638        10,297
  Other operating income (loss)                          40,634        36,262        29,301       (52,689)       46,066
  Other operating expenses                              109,345       110,614       103,462        99,890        98,666
  Income taxes                                           29,042        27,618        26,887           708        35,707
  Cummulative effect of accounting change(1)                --            --            --            --          3,400
  Net Income                                             51,178        42,964        44,677         2,704        61,363

PER COMMON SHARE DATA
  Net income (loss) diluted                           $    3.88          2.88          2.76         (0.15)         3.97
  Dividends declared                                       1.36          1.24          1.14          1.03          0.69
  Book Value                                              26.35         24.82         24.11         20.82         25.77

(1) Reflects the effect of the adoption of the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Management Discussion and Analysis

Overview

ONBANCorp, Inc.'s ("ONBANCorp" or "the Company") results of operations have been dependent upon the results of operations of its wholly owned subsidiaries. Prior to January 1, 1997 the Company operated three wholly owned subsidiaries, OnBank & Trust Co., OnBank and Franklin First Savings Bank ("Franklin"), collectively (the "Banks"). On January 1, 1997 OnBank and OnBank & Trust Co. merged, thereby creating a single banking entity in New York State, operating under the name of OnBank & Trust Co.

On October 28, 1997, the Company entered into an agreement and plan of reorganization for a merger with First Empire State Corporation. Shareholder approval of the merger was obtained on March 17, 1998. Upon consummation of the merger, which is expected to occur on April 1, 1998, OnBank & Trust Co. and Franklin First Savings Bank will be merged into a single interstate M&T Bank.

ONBANCorp's major market areas serve metropolitan populations across New York State and Northeastern Pennsylvania. The Upstate New York Region from Westchester County to the Great Lakes of Ontario and Erie, has a population approximating seven million. This exceeds the populations of forty individual states including the neighboring states of Connecticut and Massachusetts. The Wilkes-Barre/Scranton area of Northeastern Pennsylvania has strikingly similar characteristics to Syracuse, Rochester, Albany and Buffalo namely, large and diverse populations, a wide variety of industries, good transportation infrastructure, many colleges and numerous small businesses. The size and diversity of the markets served tend to inhibit any radical changes in economic growth, unemployment or real estate values. The economy of the area, therefore, tends to follow the national trends. These large target markets offer considerable potential in the small business and household sectors to broaden the base of banking services.

At December 31, 1997 total assets were $5.3 billion, earning assets were $5.0 billion, deposits were $4.0 billion and shareholders' equity was $335.2 million, net of $17.4 million of net unrealized holding loss on securities. The unrealized holding loss relating to the 1994 available for sale securities transferred to held to maturity securities will be amortized into capital as the related securities are repaid.

Net income for 1997 was $51.2 million or $3.88 per common share on a diluted basis ("EPS") compared to $38.8 million or $2.88 EPS for 1996. Excluding the effect of certain one time government mandated 1996 charges related to the special SAIF deposit insurance premium and other net banking industry charges related to the thrift industry, 1996 net income and EPS would have been $48.1 million and $3.22, respectively. Net interest income in 1997 of $156.1 million increased from the $152.7 million for the prior year. The 1997 net interest margin remained constant at 3.03%. Full year 1997 operating expenses decreased by $1.3 million primarily as a result of the absence of $7.3 million in one time special SAIF charges in 1996 and the addition of capital trust securities expense of $5.1 million in 1997. The 1997 efficiency ratio of 55.9%, which excludes the capital trust expense and $10.4 million of net gains on securities transactions, is considered to be within good banking industry performance standards.

Asset quality remains very sound as measured by the 0.71% ratio of non-performing loans ($30.1 million) plus other non-performing assets ($7.7 million) to total assets ($5.3 billion) at December 31, 1997. The coverage ratio of the allowance for loan losses to nonperforming loans was 130% at year-end.

At December 31, 1997 the book value per common share of $26.35 represented a 6.2% increase from the $24.82 at December 31, 1996. This increase was the combined result of net income less dividends and the change in the unrealized holding loss on securities as well as share repurchases and preferred stock conversions. As a continuing part of its capital management plan, the Company repurchased 37,000 shares of Cumulative Convertible Preferred Stock and 1,522,000 shares of common stock during 1996. The Company converted 137,000 shares of Cumulative Convertible Preferred Stock into common stock during the fourth quarter of 1996 as part of the mandatory redemption of Cumulative Convertible Preferred Stock. This redemption was completed on January 8, 1997 with approximately 98%, of the Cumulative Convertible Preferred Stock outstanding being converted to approximately 1.8 million shares of common stock which were issued from treasury stock with the difference being redeemed for cash of $26.013 per Cumulative Convertible share. The conversion factor for each share of preferred stock was .78 shares of common stock. Repurchases generally have the effect of improving EPS and return on equity ("ROE") while slightly reducing return on assets ("ROA").

During January 1997 the Company, through a subsidiary Trust formed for the sole purpose of issuing capital securities, authorized and issued $60,000,000 OnBank Capital Trust I, 9.25% Capital Securities and used the proceeds of the issuance to fund the acquisition of 1,400,000 or approximately 10% of the outstanding shares of common stock as a continuation of the Company's capital management program.

Net Interest Income

The most significant impact on the Company's net income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest earning assets and interest bearing liabilities. The volume of interest earning assets represented by loans and securities compared to the volume of interest bearing liabilities represented by deposits and borrowings combined with the spread between the two produces the changes in the net interest income between periods. The accompanying tables show the relative contribution of changes in average volume and average interest rates on changes in net interest income for the periods indicated.

This table sets forth for the indicated years ended December 31, the average daily balances of the Company's major asset and liability items and the interest earned or paid thereon expressed in dollars and weighted average rates.



---------------------------------------------------------------------------------------------------------------------------------
                                                    1997                            1996                           1995
                                    -------------------------------  ------------------------------   ---------------------------
                                     AVERAGE                 YIELD/    AVERAGE               YIELD/    AVERAGE             YIELD/
(Dollars in Thousands)               BALANCE      INTEREST    RATE     BALANCE    INTEREST    RATE     BALANCE   INTEREST   RATE
---------------------------------------------------------------------------------------------------------------------------------
Interest earning assets(1)(2)
  Loans                             $2,690,969    224,900     8.36%   2,365,244    201,394    8.51%   2,129,445   184,591   8.67%
  Securities                         2,434,180    159,362     6.55%   2,611,400    170,003    6.51%   3,819,923   244,078   6.39%
  Money market assets                   24,534      1,428     5.82%      58,740      3,448    5.87%      42,801     2,790   6.52%
---------------------------------------------------------------------------------------------------------------------------------
    Total interest earnings
      assets                         5,149,683    385,690     7.49%   5,035,384    374,845    7.44%   5,992,169   431,459   7.20%
  Non-interest earning assets          304,481                          300,003                         327,291
---------------------------------------------------------------------------------------------------------------------------------
    Total assets                    $5,454,164                        5,335,387                       6,319,460
---------------------------------------------------------------------------------------------------------------------------------

Interest bearing liabilities
  Savings deposits                     659,759     16,153     2.45%     734,793     19,145     2.61%    804,737    22,931   3.85%
  Time deposits                      2,466,226    139,471     5.66%   2,209,632    122,862     5.56%  2,170,492   121,124   5.58%
  Money market accounts, NOW
   accounts, and escrow deposits       551,451     15,213     2.76%     531,888     12,740     2.40%    552,626    13,360   2.42%
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                   3,677,436    170,837     4.65%   3,476,313    154,747     4.45%  3,527,855   157,415   4.46%
  Repurchase agreements                301,698     17,988     5.96%     300,706     18,866     6.27%    856,327    51,306   5.99%
  Other borrowings                     659,139     40,766     6.18%     798,313     48,485     6.07%  1,189,981    70,223   5.90%
---------------------------------------------------------------------------------------------------------------------------------
    Total interest bearing
      liabilities                    4,638,273    229,591     4.95%   4,575,332    222,098     4.85%  5,574,163   278,944   5.00%
  Non-interest bearing deposits        353,989                          321,978                         298,464
  Non-interest bearing liabilities      72,155                           61,935                          66,447
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                5,064,417                        4,959,245                       5,939,074
  Capital trust securities              54,411                               --                              --
  Shareholders' equity                 335,336                          376,142                         380,386
---------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
      shareholders' equity          $5,454,164                        5,335,387                       6,319,460
  Net interest income               $             156,099                          152,747                        152,515
---------------------------------------------------------------------------------------------------------------------------------
    Interest rate spread                                      2.54%                            2.59%                        2.20%
    Net interest margin(3)                                    3.03%                            3.03%                        2.55%
  Total interest earning assets
    to total interest bearing
    liabilities                                                1.11X                           1.10X                        1.07X
  Average equity to average assets                             6.15%                           7.05%                        6.02%
---------------------------------------------------------------------------------------------------------------------------------

(1) Nonaccruing loans, which are immaterial, have been included in interest earning assets.
(2)  No adjustment is made for items exempt from Federal income taxes.
(3)  Computed by dividing net interest income by total interest earning assets.

The following table presents changes in interest income and interest expense attributable to: changes in volume (change in average balance or volume multiplied by prior year rate), changes in rate (changes in rate multiplied by prior year volume), and the net change in net interest income. The net change attributable to the combined impact of volume and rate has been allocated proportionately to the absolute dollar amounts of the change in each.

----------------------------------------------------------------------------------------------------------------------
                                                  1997 Compared to 1996                  1996 Compared to 1995
                                                    Increase (Decrease)                    Increase (Decrease)
                                               -----------------------------       -----------------------------------
(Dollars in Thousands)                          Volume      Rate        Net          Volume         Rate        Net
----------------------------------------------------------------------------------------------------------------------
Interest earning assets
  Loans                                        $ 27,129   (3,623)     23,506         20,243      (3,440)      16,803
  Securities                                    (11,674)   1,033     (10,641)       (78,579)      4,504      (74,075)
  Money market assets                            (1,991)     (29)     (2,020)           958        (300)         658
----------------------------------------------------------------------------------------------------------------------
    Total change in income from interest
      earning assets                             13,464   (2,619)     10,845        (58,378)        764      (56,614)
----------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities
  Savings deposits                               (1,869)  (1,123)     (2,992)        (1,923)     (1,863)      (3,786)
  Time deposits                                  14,381    2,228      16,609          2,174        (436)       1,738
  Money market accounts, NOW accounts,
    and escrow deposits                             487    1,986       2,473           (508)       (112)        (620)
----------------------------------------------------------------------------------------------------------------------
    Total change in interest expense
      on deposits                                12,999    3,091      16,090           (257)     (2,411)      (2,668)
  Borrowings:
  Repurchase agreements                              62     (940)       (878)       (34,733)      2,293      (32,440)
  Other borrowings                              (89,583)     864      (7,719)       (23,708)      1,970      (21,738)
----------------------------------------------------------------------------------------------------------------------
    Total change in expense from
      interest bearing liabilities                4,478    3,015       7,493        (58,698)      1,852      (56,846)
----------------------------------------------------------------------------------------------------------------------
  Net interest income                          $  8,986   (5,634)      3,352          1,320      (1,088)         232
----------------------------------------------------------------------------------------------------------------------

Average interest earning assets increased to $5.15 billion in 1997 from $5.04 billion in 1996 which decreased from $5.99 billion in 1995. Average interest bearing liabilities increased to $4.64 billion in 1997 from $4.58 billion in 1996 which decreased from $5.57 billion in 1995 The yield on average earning assets was 7.49% in 1997 up from 7.44% in 1996 which was up from 7.20% in 1995. The increase in yield from 1996 to 1997 primarily related to the proportion of total earning assets that were represented by loans even though the average yield on the loans was 15 basis points less in 1997. The increase in yield from 1995 to 1996 primarily related to the proportion of total earning assets that were represented by loans even though the average yield on the loans was 16 basis points less in 1996. A combination of managed reductions, decreased prepayment rates on mortgage-backed securities and the direction and speed with which the interest rate environment has changed during the past three years directly affected the yields on securities. The changing interest rate environment of the past three years has had a similar effect on various components of interest bearing liabilities. Rates for savings deposits have declined from 2.85% in 1995 to 2.61% in 1996 and to 2.45% in 1997 while over the same time frame interest rates on money-market, NOW and escrow deposits were 2.42%, 2.40% and 2.76%, respectively. The rates of time deposits has been relatively stable at 5.58% in 1995, 5.56% in 1996 and 5.66% in 1997. These combined increased rates in 1997 are primarily a function of increased competition from money market funds and others as well as the change in time deposit mix, which includes increasing and more expensive deposits from municipalities and retail brokers. The rates on repurchase agreements varies and is directly related to their maturity and current market interest rates, which decreased in 1997, which resulted in a decrease to 5.96% in 1997 from 6.27% in 1996. The selective shortening or lengthening in maturities of these liabilities is done to maintain a reasonable duration balance between interest earning assets and interest bearing liabilities. The cost of other borrowings increased to 6.18% in 1997 from 6.07% in 1996 and from 5.90% in 1995 due to the repayment of shorter term borrowings.

The sale of securities in late 1995 enabled the Company to shrink the absolute levels of securities and borrowings. Average securities declined by $1.2 billion from 1995 to 1996 while the yield on the securities portfolio increased slightly by 12 basis points to 6.51 % for 1996 due to slightly higher market interest rates as well as continued slower prepayments on mortgage backed securities and the associated decline in the rate of amortization of premium. Over the same time frame average loans increased by $236 million reflecting the banks continuing emphasis on changing the balance sheet mix to include more loans. The continuation of this strategy resulted in the average balance of loans increasing by $326 million from 1996 to 1997 while the yield on the portfolio declined by 15 basis points. The newer loans were predominantly commercial and consumer which are generally shorter in term than many of the fixed rate mortgages which they replaced as they paid down or were sold. A decline in interest rates is primarily responsible for the slight decline in loan yield however when taken together with the increase in proportions of loans to total earning assets the yield on total interest earning assets increased by 5 basis points to 7.49% from 1996 to 1997. The cost of total deposits increased by 20 basis points from 1996 to 1997 while the cost of repurchase agreements and other borrowings decreased 31 basis points and increased 11 basis points, respectively, from 1996 to 1997. The combined decreased cost of borrowings resulted from the decline in average volumes of $138 million and $947 million, respectively from 1996 to 1997 and 1995 to 1996 as the proceeds from the amortization from mortgage-backed securities and their periodic sales were used to pay down these borrowings. The combined effect of increasing the yield on interest earning assets by 24 basis points and decreasing the cost of interest bearing liabilities by 15 basis points from 1995 to 1996 along with an increase in non-interest bearing deposits of $23.5 million was an increase in net interest margin of 48 basis points to 3.03% in 1996 from 2.55% in 1995. Net interest income of $152.7 million in 1996 was up slightly from $152.5 million despite the substantial shrinkage of $984 million in the average balance sheet.

The Asset-Liability Committee which includes members of senior management, monitors the Company's exposures to changing interest rates. Interest rate risk is measured by the variability of projected net interest income under various interest rate scenarios. Management's goal is to position the Company as to limit the variability of net interest income under these scenarios.

The Company monitors interest rate risk with the aid of a computer model which considers the impact of lending, deposit gathering activities, the repricing of variable rate assets and liabilities, and the effect of changing interest rates on expected prepayments and other cash flows. At December 31, 1997 utilizing the model described above the Company's assessment is that the variability of net interest income would be largely unaffected by changes in interest rates over the next year, but large sustained decreases in interest rates or a significant flattening in the yield curve could have a negative impact on net interest income in subsequent periods.

Management closely monitors the Company's exposure to changing interest rates and spreads and stands ready to take action to mitigate such exposure. Possible actions include, but are not limited to, changes in the pricing of loan and deposit products, changing the composition of interest earning assets and interest bearing liabilities, and the use of off balance sheet instruments.

Provision for Loan Losses and Asset Quality

The provision for loan losses decreased to $7.2 million in 1997 from $7.8 million in 1996 which had increased from $6.8 million in 1995. Net charge offs increased to $5.9 million in 1997 from $4.6 million in 1996 down from $6.0 million in 1995. The provisions for loan losses in 1997, 1996 and 1995 have exceed net charge offs in each year and have thereby caused the allowance for loan losses to continue to increase and the coverage ratio of the allowance for loan losses as a percentage of nonperforming loans to be at 130%, 140% and 119% at December 31, 1997, 1996, and 1995, respectively. This increased coverage ratio when compared with 96% at year end 1993 reflects the increased emphasis on commercial lending and the inherently higher risk factors associated with this type of lending. The adequacy of the allowance for loan losses is assessed based upon management's periodic evaluation considering past loan loss experience, known and inherent risk in the portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of underlying collateral, if any, and current and prospective economic conditions. The allowance to ending loans was 1.30% at December 31, 1997, 1.52% at December 31, 1996 and 1.5l% at December 31 1995. The allowance for loan losses has increased to $39.1 million at year end 1997 from $37.8 million and from $34.6 million, respectively for year end 1996 and 1995 while net charge-offs to average loans have been 0.22%, 0.19% and 0.28% for 1997, 1996 and 1995, respectively.

Other real estate owned ("OREO') has increased to $4.9 million at December 31, 1997 from $4.1 million at December 31, 1996 and from $4.0 million at December 31, 1995. This year end 1997 balance reflects the results of management's ongoing effort to maintain these non-earning assets to a minimal level. In evaluating the overall credit risk in the balance sheet, the ratio non-performing assets (non-performing loans plus OREO and repossessed assets) to total assets was 0.71% at December 31, 1997, 0.59% at December 31, 1996 and 0.60% at year end 1995. These percentages imply a relatively low credit risk profile for the Company with slight percentage increase being related more to the shrinkage in the balance sheet than to the slight increase of $2.2 million in nonperforming assets during the three year period ended December 31, 1997.

Other Operating Income

Other operating income, which is generated by service charges, mortgage banking activities, net gain (loss) on securities transactions and other sources, increased by $4.4 million to $40.6 million in 1997 and by $7.0 million to $36.3 million in 1996 from $29.3 million in 1995. Service charges increased by $2.4 million to $21.2 million in 1997 from $18.8 million in 1996 which was up $3.2 million from $15.6 million in 1995. These increases reflect the expansion of commercial banking services in conjunction with the Company's strategy which is to continue to increase commercial banking activities in the Central New York State market along with the Albany, Rochester and the Scranton/Wilkes-Barre markets which the Company currently serves. Electronic banking fees derived from merchant card processing as well as lock box processing and other consumer transaction related activities are becoming a more significant portion of this component of income.

The Company's mortgage banking revenue consists of servicing income, gains and losses on the sale of loans originated for sale net of the amortization of loan servicing rights. Gains and losses on the sale of mortgage-backed securities created from loans originated by the Company are considered a mortgage banking activity as distinguished from the gains or losses arising from the sale of such securities purchased and available for sale. Residential mortgage loans are originated to meet consumer demand, which has traditionally been for long-term fixed rate mortgage loans in the Banks' New York and Pennsylvania market areas. Following the rapid rise in interest rates which occurred in 1994, the market for residential mortgage loans diminished substantially as a result of the higher rates and the associated decline in refinancings. Residential mortgage loan originations decreased to $171 million in 1997 from $195 million in 1996 from $254 million in 1995. As interest rates declined during 1997, the banks classified many of the loans originated as available for sale in order to facilitate the management of interest rate risk. An increase in the volume of variable rate loan originations occurred in 1997 compared with the prior two years. The mix in 1996 and in 1995 was predominantly fixed rate, however, because of the absolute level of rates and the overall duration characteristics of the balance sheet the Company retained most of the loans originated in 1996 and 1995 in portfolio.

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

Mortgage banking income decreased $.9 million in 1997 from the $4.3 million in 1996 which had increased $1.2 million from $3.1 million in 1995. The serviced for others loan portfolio has decreased over the past three years to $1,032 million from $1,091 million and $1,147 million at December 31, 1997, 1996 and 1995 respectively. During this period, loan originations and sales of new loans have decreased to a point where amortization and prepayments, which reduce the portfolio, have been greater than the increases created by the sale of new loans which are additions to the portfolio. Gains or losses on the sale of loans fluctuate and are generally related to interest rate risk management activity. Gains on the sale of loans were $.3 million and $1.8 million in 1997 and 1996, respectively, and immaterial in 1995.

The Company capitalized mortgage servicing rights of $.9 million in 1997, $2.8 million in 1996 and $.7 million in 1995. The Company recognized amortization of these assets of $1.6 million in 1997, $2.2 million in 1996 and $1.9 million in 1995. The combined capitalized mortgage servicing rights and purchased mortgage servicing rights at December 31 were $7.0 million in 1997, $7.7 million in 1996, and $7.1 million in 1995. When expressed as a percentage of the serviced loan portfolio these balances are .7%, .7%, and .6%, respectively.

Income from other sources, including trust income, decreased $1.5 million in 1997 to $5.7 million primarily as the net result of a $2.9 million non-recurring gain related to the sale of branches offset by $1.3 million loss on the sale of a building in 1996. This income component increased $2.1 million in 1996 to $7.2 million from $5.1 million in 1995 as a result of the aforementioned.

Other Operating Expenses

Total operating expenses decreased $1.3 million to $109.3 million for 1997 compared to 1996 and increased $7.2 million to $110.6 million for 1996 compared to 1995. Included in 1996 is a one-time, $7.3 million government mandated charge relating to the recapitalization of the SAIF insurance fund. Salaries and employee benefits decreased $.5 million to $41.0 million in 1997 from 1996, which had increased $1.1 million to $41.5 million from $40.4 million in 1995. The 1997 decrease represented primarily continued efficiencies in the back office and administrative areas. The 2.8% increase in 1996 was primarily related to merit increases.

Building, occupancy and equipment expense increased slightly to $18.4 million in 1997 from $18.3 million in 1996 and $17.9 million in 1995. Additional technology related equipment expenses along with increased real estate taxes and rents account for the majority of the 1997 and 1996 increases.

FDIC deposit insurance premiums decreased $8.3 million in 1997 to $1.1 million. Of the total 1996 premium, $7.3 million related to the government mandated one time assessment related to the recapitalization of the SAIF insurance fund. Absent any major dislocations in the banking industry, future FDIC insurance premiums are expected to be substantially less than those incurred in recent years. FDIC deposit insurance premiums increased $3.5 million in 1996 as the result of the aforementioned one time assessment in 1996.

Contracted data processing expense increased $.5 million to $11.3 million in 1997 and $1.1 million to $10.8 million in 1996 resulting from increased business activity along with the assumption of additional responsibilities by our external vendor.

Legal and financial service expenses increased by $1.7 million to $6.1 million in 1997 from $4.4 million in 1996 which was $1.1 million more than the $3.3 million in 1995. The levels of expense in all three years varies somewhat and are directly related to increased commercial banking activities and other corporate activity.

Intangible expenses of $4.3 million in 1997 and $4.4 million in 1996 and 1995 are related almost totally to the amortization of deposit premium associated with the acquisition of the nine Rochester branches in June of 1994. The deposit premium is being amortized over a seven-year period.

When measured as a ratio of other operating expenses to average assets the ratios of 1.9% (adjusted for capital trust securities expense), 1.9% (adjusted for the one-time SAIF charge of $7.3 million), and 1.6% for 1997, 1996 and 1995, respectively, are all under our 2.0% high performance target.

Income Taxes

The provision for income taxes as a percentage of pretax income was 36.2%, 39.1%, and 37.6% for 1997, 1996 and 1995, respectively. Under normal operating income levels, a tax rate of between 35% and 40% would be anticipated. Additional discussion of income taxes is presented in footnote (10) of notes to consolidated financial statements.

Dividends

Payment of dividends by ONBANCorp on its common stock is subject to various regulatory and tax restrictions. ONBANCorp is regulated by the Federal Reserve Board and as such is subject to its regulations and guidelines with respect to payment of dividends, including its Policy Statement of Cash Dividends Not Fully Covered by Earnings. Since substantially all of the funds available for the payment of dividends were derived from OnBank & Trust Co. and Franklin, future dividends will depend upon the earnings of the Banks, their financial condition, their need for funds, applicable governmental policies and regulations and such other matters as the Board of Directors of the respective Banks deem appropriate. Under New York State Banking Law, dividends may be declared and paid out of the net profits of the Banks. The approval of the Superintendent of the New York State Banking Department of Banking is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years Under federal law, no insured depository institution may make any capital distribution, including the payment of a dividend that would result in the institution failing to meet its minimum capital requirements.

Liquidity

The objective of liquidity management at ONBANCorp is to ensure the ability to access funding which enables each Bank to efficiently satisfy the cash flow requirements of depositors and borrowers and to allow ONBANCorp to meet its cash need. Liquidity is managed at ONBANCorp by monitoring funds availability from a number of primary sources.

The first, largest and most reliable source of short-term balance sheet liquidity is represented by the $.8 billion in securities which have been classified as trading or available for sale. The securities are carried at fair value and could be liquidated very quickly, as evidenced by the sale in late 1995 of in excess of $1.0 billion in available for sale securities, either to reduce the duration and increase the yield of the portfolio or to shrink the Company as part of the overall interest rate risk management activities. Other sources of funds consist of deposits, cash flows from ongoing operations and borrowings.

ONBANCorp's growth and overall profitability and financial strength have made available numerous external funding sources. The Company enters into financing transactions using repurchase agreements, which are collateralized by U.S. Treasury and mortgage-backed securities, as an additional funding source. Transactions are generally less than two years in maturity and at year end 1997 these repurchase agreements amounted to $165 million compared to $254 million at year end 1996. The decreases reflect the Company's downsizing which is related to the currently low relative net interest margin on these transactions associated with the current yield curve environment.

At year end 1997, the Banks' approved commitments to extend credit amounted to $67.3 million. Further information is in notes (18) and (19) of notes to consolidated financial statements. ONBANCorp's liquidity should be sufficient to meet normal transaction requirements and flexible enough to take advantage of market opportunities and to react to other liquidity needs.

Shareholders' Equity and Capital Adequacy

ONBANCorp's ratio of shareholders' equity of $335.2 million to total assets of $5.3 billion at December 31, 1997 was 6.3%. The ratio decreased from 6.6% at December 31, 1996 when shareholders' equity was $360.1 million and total assets were $5.4 billion. The decrease in shareholders' equity, primarily represents the net income less dividends declared and the effect of the repurchase of common and preferred stock during 1997 which amounted to $65.4 million. Stock repurchase programs have been and will continue to be an important capital management tool of the Company.

Total capital to risk adjusted assets was 13.6 and 13.8% as of December 31, 1997 and 1996, respectively. The Company and Banks are considered well capitalized and in compliance with Federal Reserve Board and FDIC capital requirements as of both of the above dates.

Recent Accounting Developments

Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", except for those transactions governed by SFAS 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is based on consistent application of a "financial components approach" that focuses on control. SFAS 125 provides consistent standards for distinguishing transfers of financial assets on control. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 127 deferred for one year the effective date of SFAS 125 as it relates to transfers of financial assets and secured borrowings and collateral. The adoption of SFAS 125, as amended by SFAS 127, did not have a material effect on the Company's 1997 financial statements.

On December 31, 1997, the Company adopted the provisions of SFAS 128, "Earnings Per Share." SFAS 128, which supersedes Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share" establishes standards for computing and presenting earnings per share (EPS) for entities with publicly held common stock and common stock equivalents. All prior period EPS amounts included in the consolidated financial statements and in the Company's 1997 Annual Report have been restated to conform with the computational provisions of SFAS 128.

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods provided for comparative purposes. SFAS 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has no yet determined the impact of SFAS 130 on its financial statements.

In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Company has not yet determined the impact of SFAS 131 on its financial statements.

Private Securities Litigation Reform Act Safe Harbor Statement

In addition to historical information, this Annual Report includes certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and its subsidiaries based on current management expectations. The Company's ability to predict results or the effect of future plans and strategies is inherently uncertain and actual results, performance or achievements could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state, and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Banks' loan and securities portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

Impact of the Year 2000

The financial services industry relies extensively on computer programs with dates. Many existing computer programs were written using only the last two digits to identify the applicable year. These programs were designed and developed without considering the impact of the upcoming change to a new century. Computer programs that have date sensitive software may, therefore, recognize a date using "00" as the year 1900 rather than the year 2000. The potential exists that such a mistake could result in system failures or miscalculations causing disruptions of operations not only for the Company, but for commercial customers who rely on computer software in managing their businesses.

A committee comprised of all operating areas of the Banks has been formed to direct Year 2000 activities. The Committee has contacted all of the Company's hardware and software vendors regarding their individual Year 2000 initiatives.

The Company presently believes that the Year 2000 problem will not pose significant operational problems or have significant impact on its financial condition, results of operations or cash flows. However, if third party modification plans are not completed and tested on a timely basis, the Year 2000 may have a material impact on the operations of the Company.

Management Statement of Responsibility

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

The audit committee of the Board of Directors, composed solely of outside directors, meets periodically and privately with ONBANCorp, Inc.'s management, internal auditors and independent auditors, KPMG Peat Marwick LLP, to review matters relating to the quality of financial reporting, internal accounting control, and the nature, extent and results of audit efforts. The independent auditors and internal auditors have unlimited access to the audit committee to discuss all such matters. The financial statements have been audited by the Company's independent auditors for the purpose of expressing and opinion on the Company's consolidated financial statements.


/s/ Robert J. Bennett                    /s/ Robert J. Berger
---------------------                   --------------------
Robert J. Bennett                       Robert J. Berger
Chairman, President & CEO               Senior Vice President, Treasurer & CFO


Independent Auditors' Report

The Board of Directors and Shareholders of ONBANCorp, Inc.:

We have audited the accompanying consolidated balance sheets of ONBANCorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ONBANCorp, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
-------------------------
Syracuse, New York
January 26, 1998

Consolidated Balance Sheets

-----------------------------------------------------------------------------------------------------------
                                                                               December 31,   December 31,
(In Thousands, Except Share Data)                                                1997           1996
-----------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $  128,647     $  169,740
Money-market assets                                                                  10,044         12,253
Securities:
  Trading                                                                            1,178          1,727
  Available for sale                                                               840,469        925,340
  Held to maturity, fair value of $1,197,721 in 1997, $1,702,201 in 1996         1,176,164      1,683,908
-----------------------------------------------------------------------------------------------------------
       Total securities                                                          2,017,811      2,610,975
-----------------------------------------------------------------------------------------------------------
Loans, net of premium and discount                                               2,867,256      2,448,474
Allowance for loan losses                                                          (39,064)       (37,840)
-----------------------------------------------------------------------------------------------------------
       Net loans                                                                 2,828,192      2,410,634
-----------------------------------------------------------------------------------------------------------
Loans available for sale                                                           130,412         38,759
Premises and equipment, net                                                         65,450         62,557
Other assets                                                                       139,014        112,959
-----------------------------------------------------------------------------------------------------------
       TOTAL ASSETS                                                             $5,319,570      5,417,877
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                                                           380,099        356,171
    Interest bearing:
      Savings, NOW and money market                                              1,199,617      1,214,823
      Time deposits less than $100,000                                           1,781,835      1,646,576
      Time deposits $100,000 and greater                                           661,555        604,336
-----------------------------------------------------------------------------------------------------------
       Total deposits                                                            4,023,106      3,821,906
-----------------------------------------------------------------------------------------------------------
  Repurchase agreements                                                            164,602        254,471
  Other borrowings                                                                 658,448        874,917
  Due to brokers                                                                      --           40,724
  Other liabilities                                                                 78,217         65,808
-----------------------------------------------------------------------------------------------------------
       Total liabilities                                                         4,924,373      5,057,826
-----------------------------------------------------------------------------------------------------------
Capital trust securities                                                            60,000            --
-----------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Preferred stock, par value $1.00 per share; Series D 6.75% Convertible,
    10,000,000 shares authorized; issued and outstanding: 1997 - none;
    1996 - 2,342,052                                                                  --            2,342
  Common stock, par value $1.00 per share; 56,000,0000 shares authorized;
    shares issued: 1997 - 14,327,349; 1996 - 14,139,475                             14,327         14,139
  Additional paid-in capital                                                        99,786        152,465
  Retained earnings                                                                310,223        276,767
  Net unrealized holding loss on securities, net of deferred taxes                 (17,379)       (20,169)
  Treasury Stock, at cost, shares 1997 - 1,605,660;
    1996 - 1,994,143                                                               (71,760)       (65,343)
  Guarantee of ESOP indebtedness                                                      --             (150)
-----------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                  335,197        360,051
-----------------------------------------------------------------------------------------------------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $5,319,570      5,417,877
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

            See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

---------------------------------------------------------------------------------------------
                                                                  Years Ended December 31,
(In Thousands, Except Per Share Data)                            1997       1996       1995
---------------------------------------------------------------------------------------------
Interest income:
  Loans                                                        $224,900    201,394    184,591
  Securities                                                    159,362    170,003    244,078
  Money market assets                                             1,428      3,448      2,790
---------------------------------------------------------------------------------------------
      Total interest income                                     385,690    374,845    431,459
---------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                      170,837    154,747    157,415
  Borrowings:
    Repurchase agreements                                        17,988     18,866     51,306
    Other                                                        40,766     48,485     70,223
---------------------------------------------------------------------------------------------
      Total interest expense                                    229,591    222,098    278,944
---------------------------------------------------------------------------------------------
        Net interest income                                     156,099    152,747    152,515
Provision for loan losses                                         7,168      7,813      6,790
---------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses     148,931    144,934    145,725
---------------------------------------------------------------------------------------------
Other operating income:
  Mortgage banking                                                3,371      4,287      3,135
  Service charges                                                21,191     18,807     15,596
  Net gain on securities transactions                            10,360      6,018      5,457
  Other                                                           5,712      7,150      5,113
---------------------------------------------------------------------------------------------
      Total other operating income                               40,634     36,262     29,301
---------------------------------------------------------------------------------------------
Other operating expenses:
  Salaries and employee benefits                                 41,027     41,507     40,383
  Building, occupancy and equipment                              18,440     18,268     17,907
  Deposit insurance premiums                                      1,058      9,343      5,867
  Contracted data processing                                     11,285     10,828      9,682
  Legal and financial services                                    6,093      4,393      3,326
  Capital trust securities                                        5,084         --         --
  Other                                                          26,358     26,275     26,297
---------------------------------------------------------------------------------------------
      Total other operating expenses                            109,345    110,614    103,462
---------------------------------------------------------------------------------------------
        Income before taxes                                      80,220     70,582     71,564
Income taxes                                                     29,042     27,618     26,887
---------------------------------------------------------------------------------------------
        Net income                                             $ 51,178     42,964     44,677
Dividends on preferred stock                                         --      4,155      4,522
---------------------------------------------------------------------------------------------
        Net income attributable to common shares               $ 51,178     38,809     40,155
---------------------------------------------------------------------------------------------
Income per common share:
  Basic                                                        $  3.93        3.09       2.88
  Diluted                                                         3.88        2.88       2.76
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
  See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

------------------------------------------------------------------------------------------------------------------------
                                                                               Net
                                                                            Unrealized
                                                      Additional             Holding              Guarantee of
                                   Preferred  Common   Paid-in    Retained    Loss on   Treasury      ESOP
(In Thousands, Except Share Data)   Stock     Stock    Capital    Earnings  Securities   Stock    Indebtedness    Total
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994       $  2,818   14,050   162,960    229,374    (45,816)       --        (450)     362,936
Net income                               --       --        --     44,677         --        --          --       44,677
Stock issued under:
  Stock option plans                     --       23       220         --         --        --          --          243
  Tax benefits related to stock
    options                              --       --       148         --         --        --          --          148
  Employee Stock Purchase Plan           --       22       478         --         --        --          --          500
Cash dividends declared:
  Preferred ($1.69 per share)            --       --        --     (4,522)        --        --          --       (4,522)
  Common ($1.14 per share)               --       --        --     (15,802)       --        --          --      (15,802)
Treasury stock purchases                 --       --        --         --         --   (18,068)         --      (18,068)
Preferred stock redemption             (302)      --    (8,058)        --         --        --          --       (8,360)
Employee Stock Ownership Plan
  loan repayment                         --       --        --         --         --        --         150          150
Change in net unrealized holding
  loss on securities, net of
  income tax effect of $17,909           --       --        --         --     26,864        --          --       26,864
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995       $  2,516   14,095   155,748    253,727    (18,952)  (18,068)       (300)     388,766
------------------------------------------------------------------------------------------------------------------------
Net income                               --       --        --     42,964         --        --          --       42,964
Stock issued under:
  Stock option plans                     --       26       190         --         --        --          --          216
  Tax benefits related to
    stock options                        --       --       246         --         --        --          --          246
  Employee Stock Purchase Plan           --       18       516         --         --        --          --          534
Cash dividends declared:
  Preferred ($1.69 per share)            --       --        --     (4,155)        --        --          --       (4,155)
  Common ($1.24 per share)               --       --        --    (15,769)        --        --          --      (15,769)
Treasury stock purchases                 --       --        --         --         --   (50,721)         --      (50,721)
Preferred stock redemption              (37)      --      (926)        --         --        --          --         (963)
Preferred stock conversion             (137)      --    (3,309)        --         --     3,446          --           --
Employee Stock Ownership Plan
  loan repayment                         --       --        --         --         --        --         150          150
Change in net unrealized
  holding loss on securities,
  net of income tax effect
  of ($860)                              --       --        --         --     (1,217)       --          --       (1,217)
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996       $  2,342   14,139   152,465    276,767    (20,169)  (65,343)       (150)     360,051
------------------------------------------------------------------------------------------------------------------------
Net income                               --       --        --     51,178         --        --          --       51,178
Stock issued under:
  Stock option plans                     --      174     2,474         --         --        --          --        2,648
  Tax benefits related to
    stock options                        --       --     1,799         --         --        --          --        1,799
  Employee Stock Purchase Plan           --       14       586         --         --                    --          600
Cash dividends declared:
  Common ($1.36 per share)               --       --        --    (17,722)        --        --          --      (17,722)
Treasury stock purchases                 --       --        --         --         --   (65,373)         --      (65,373)
Preferred stock redemption              (36)      --      (888)        --         --        --          --         (924)
Preferred stock conversion           (2,306)      --   (56,650)        --         --    58,956          --           --
Employee Stock Ownership Plan
  loan repayment                         --       --        --         --         --        --         150          150
Change in net unrealized
  holding loss on securities,
  net of income tax effect of
  $1,908                                 --       --        --         --      2,790        --          --        2,790
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997       $     --   14,327    99,786    310,223    (17,379)  (71,760)         --      335,197
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------
                                                                       For the Years Ended December 31,
(In Thousands)                                                       1997             1996           1995
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                     $  51,178            42,964          44,677
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization and accretion of premiums, discounts
      and net deferred fees                                         11,118             4,455            (323)
    Depreciation and amortization                                   13,059            13,052          12,891
    Provision for loan losses                                        7,168             7,813           6,790
    Deferred income taxes                                           11,909             6,272            (862)
    Gain on sale of branches                                            --            (2,939)             --
    Loss on sale of building                                            --             1,258              --
    Net gains on sale of securities                                 (9,122)           (5,469)         (2,113)
    Net decrease in trading securities                              25,872            89,608          53,419
    Net increase in loans available for sale                      (116,976)          (88,167)        (55,660)
    Decrease (increase) in other assets                            (35,750)          (11,905)         39,729
    Increase (decrease) in other liabilities                        15,143             5,619          (1,482)
-------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                   (26,401)           62,561          97,066
-------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale           1,172,947           589,176       2,095,113
  Proceeds from sales of securities held to maturity                    --             4,089              --
  Proceeds from maturities of and principal collected on
    securities available for sale                                  261,392           204,371         229,948
  Proceeds from maturities of and principal collected on
    securities held to maturity                                    592,557           677,244         640,609
  Purchases of securities available for sale                    (1,383,054)         (652,668)       (669,896)
  Purchases of securities held to maturity                         (94,068)         (627,336)       (865,026)
  Loans made to customers, net of principal repayments            (434,928)         (182,331)       (319,994)
  Net payment made for sale of branches                                 --           (19,820)             --
  Purchases of premises and equipment                               (9,448)           (4,502)        (11,578)
  Proceeds from sale of building                                        --               250              --
  Other                                                              4,395             4,945           6,393
-------------------------------------------------------------------------------------------------------------
Net cash provided (used) in investing activities                   109,793            (6,582)      1,105,569
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

  See accompanying notes to consolidated financial statements.

-------------------------------------------------------------------------------------------------------------
                                                                       For the Years Ended December 31,
(In Thousands)                                                       1997             1996           1995
-------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in deposit accounts excluding
    time deposits                                                   8,722           (19,975)       (139,827)
  Net increase in time deposits                                   192,478            67,291         154,757
  Net decrease in repurchase agreements                           (89,869)         (107,146)       (800,812)
  Net decrease in other borrowings                               (127,840)             (225)             --
  Advances from Federal Home Loan Bank                            546,256           415,816         964,886
  Repayment of advances from Federal Home Loan Bank              (632,129)         (441,509)     (1,217,684)
  Repayments of collateralized mortgage obligations                (2,756)           (2,535)         (2,604)
  Issuance of capital trust securities                             60,000                --              --
  Net proceeds from issuance of common stock                        3,248               750             743
  Purchase of treasury stock                                      (65,373)          (50,721)        (18,068)
  Repurchase of preferred stock                                      (924)             (963)         (8,360)
  Cash dividends paid on common stock                             (17,519)          (15,784)        (19,737)
  Cash dividends paid on preferred stock                             (988)           (4,229)         (4,649)
-------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                            (126,694)         (159,230)     (1,091,355)
-------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents              (43,302)         (103,251)        111,280

Cash and cash equivalents at beginning of period                  181,993           285,244         173,964
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                    $   138,691           181,993         285,244
-------------------------------------------------------------------------------------------------------------
Supplemental schedule of cash flow information:
  Cash paid during the period for:
    Interest                                                      226,102           222,681         278,710
    Income taxes                                                   15,600            21,370           4,601
  Non-cash investing and financing activities:
    Securitization of mortgage loans                               25,323            89,545          39,210
    Loans transferred to other real estate owned                    5,294             4,815           4,682
    Change in net unrealized holding gain (loss) on securities      2,790            (1,217)         26,864
    Change in securities purchased not settled                    (40,724)           (3,227)       (240,281)
    Change in securities sold not settled                           9,727           (65,156)       (485,824)
  Transfer of securities to available for sale                         --                --       1,543,160
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

  See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

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

On October 28, 1997, the Company entered into an agreement and plan of reorganization for a merger with First Empire State Corporation headquartered in Buffalo, New York for a merger between the two companies. Upon consummation of the merger, OnBank & Trust Co. and Franklin First Savings Bank will be merged into a single interstate M&T Bank.

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

Management considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the loan agreement. Significant factors impacting management's judgment in determining when a loan is impaired include an evaluation of compliance with repayment program, condition of collateral, deterioration in financial strength of borrower or any case when the expected future cash payments may be less than the recorded amount. Accordingly, the Company measures impaired loans based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price or fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated.

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

Intangible Assets

Included in other assets at December 31, 1997 is approximately $12,146,000 of unamortized premium on deposits acquired in 1994. The premium is being amortized over the expected useful life of seven years on a straight-line basis. The amortization periods are monitored to determine if events and circumstances require the estimated useful lives to be reduced. Periodically, the Company reviews the premium for events or changes in circumstances that may indicate the carrying amounts of the assets are impaired.

Mortgage Banking Activities

Mortgage banking income includes gains and losses on the sale of loans originated for sale, including mortgage-backed securities created with those loans, gains on the sale of loan servicing rights, servicing income and amortization of loan servicing rights.

The cost of mortgage loans originated or purchased with a definite plan to sell the loans and retain the servicing assets is allocated between the loans and the servicing assets based on their relative fair values at the time of purchase or origination. Mortgage servicing assets are capitalized separately and are subsequently amortized as a reduction of future servicing income. Prior to 1996, the entire cost of originated mortgage loans was attributed to the loans.

Mortgage servicing rights are stratified based on predominant risk characteristics of underlying loans for the purpose of evaluating impairment. An allowance is then established in the event the recorded value of an individual stratum exceeds fair value.

Mortgage servicing assets, which are included in other assets, are amortized over the estimated lives of the loans serviced using the interest method adjusted for prepayments.

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

Employee Benefit Plans

The Company's pension plan is a noncontributory defined benefit plan which covers eligible employees who have completed 1,000 hours of service, attained 21 years of age, and have one year of service. The projected unit credit method is utilized for measuring net periodic pension costs over the employees' service lives. The Company's funding policy is to contribute annually at least the minimum required to meet the funding standards set forth under provisions of the Employee Retirement Income Security Act of 1974

The Company maintains an Employee Stock Purchase Plan which allows, subject to certain limitations, eligible Company employees to purchase shares of ONBANCorp common stock for 85% of the market value of such stock through payroll deductions.

Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1,1996, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows the Company to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Federal Income Taxes

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Per Share Data

On December 31, 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. The statement supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share, and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock. It requires dual presentation of "Basic EPS" and "Diluted EPS" on the face of the income statement for all entities with complex capital structures. All prior period EPS data has been restated to conform to the provisions of this statement.

Basic net income per share is based on the weighted average number of shares outstanding during the year. Diluted shares outstanding includes the maximum dilutive effect of stock issuable upon conversion of convertible preferred stock and stock options.

Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and money-market investments.

Reclassifications

Certain reclassifications have been made to prior period amounts to conform to current year presentation.


(2)  Federal Reserve Board Reserve Requirement

The Banks are subject to Federal Reserve Board regulations that require them to maintain average cash reserves against their deposits (primarily demand and NOW accounts). The regulations currently require that average reserves be maintained against transactions accounts in the amount of 3% of the aggregate of such accounts exceeding $4.7 million, plus 10% of the total in excess of $43.1 million. The reserve requirement at December 31, 1997 amounted to $33,843,000.


(3)  Securities

Securities held to maturity at December 31, 1997 are summarized as follows:

-----------------------------------------------------------------------------------------
                                                     Gross Unrealized
                                  Amortized        --------------------           Fair
(In Thousands)                      Cost           Gains         Losses          Value
-----------------------------------------------------------------------------------------
Debt securities:
  U.S. Government obligations     $   15,028           13             1           15,040
  U.S. Government agencies           101,556        --            5,725           95,831
  State and municipal                 55,385        1,164             1           56,548
  Corporate and other                    311            6           --               317
  Mortgage-backed securities       1,033,705        5,475         9,195        1,029,985
-----------------------------------------------------------------------------------------
    Total debt securities          1,205,985        6,658        14,922        1,197,721
Unamortized holding loss on
  securities transferred            (29,821)
-----------------------------------------------------------------------------------------
                                  $1,176,164
-----------------------------------------------------------------------------------------

In view of a regulatory policy revision in 1994, the Company transferred securities with a fair value of $1.265 billion and a net unrealized holding loss of $71.6 million at date of transfer from available for sale to held to maturity. At December 31, 1997, the remaining net unamortized loss on US Government agency securities was $5,816,000 and mortgage-backed securities was $24,005,000.

Securities available for sale at December 31, 1997 are summarized as follows:

-----------------------------------------------------------------------------------------
                                                     Gross Unrealized
                                  Amortized        --------------------           Fair
(In Thousands)                      Cost           Gains         Losses          Value
-----------------------------------------------------------------------------------------
Debt securities:
  U.S. Government obligations     $   19,146           56            19           19,183
  U.S. Government agencies            60,004           52           354           59,702
  Corporate and other                  6,969           --           323            6,646
  Mortgage-backed securities         707,163        2,702         1,463          708,402
-----------------------------------------------------------------------------------------
    Total debt securities            793,282        2,810         2,159          793,933
-----------------------------------------------------------------------------------------
Equity securities:
  Common                                  13          203           --               216
  Federal Home Loan Bank              46,320           --           --            46,320
-----------------------------------------------------------------------------------------
    Total equity securities           46,333          203           --            46,536
----------------------------------------------------------------------------------------
                                  $  839,615        3,013        2,159           840,469
-----------------------------------------------------------------------------------------

Securities in the trading account at December 31, 1997 and 1996 were equity securities. The change in net unrealized holding gain (loss) on trading securities included in net gain (loss) on securities transactions is a gain of $500,000 in 1997, a loss of $63,000 in 1996 and a gain of $2,434,000 in 1995.

The following table presents the carrying value and fair value of debt securities at December 31, 1997, based on scheduled maturities. Actual maturities can be expected to differ from scheduled maturities due to prepayment or early call privileges of the issuer.

-----------------------------------------------------------------------------------------
                                       Held to Maturity             Available for Sale
                                  --------------------------     ------------------------
                                   Carrying            Fair      Amortized       Fair
(In Thousands)                       Value            Value         Cost         Value
-----------------------------------------------------------------------------------------
1 year or less                    $   96,022          96,820       18,662       18,680
1 year through 5 years                28,817          29,461       10,489       10,497
5 years through 10 years              41,101          40,909       15,000       15,052
After 10 years                           524             546       41,968       41,302
-----------------------------------------------------------------------------------------
                                     166,464         167,736       86,119       85,531

Mortgage-backed securities         1,009,700       1,029,985      707,163      708,402
-----------------------------------------------------------------------------------------
                                  $1,176,164       1,197,721      793,282      793,933
-----------------------------------------------------------------------------------------

Securities carried at $732,492,000 at December 31, 1997 were pledged on municipal deposits.

Securities held to maturity at December 31, 1996 are summarized as follows:

-----------------------------------------------------------------------------------------
                                                     Gross Unrealized
                                  Amortized        --------------------           Fair
(In Thousands)                      Cost           Gains         Losses          Value
-----------------------------------------------------------------------------------------
Debt securities:
  U.S. Government obligations     $   29,554          331            23           29,862
  U.S. Government agencies           125,486           --         7,796          117,690
  State and municipal                 61,668        1,280            16           62,932
  Corporate and other                    329            7            --              336
  Mortgage-backed securities       1,505,006        6,021        19,646        1,491,381
-----------------------------------------------------------------------------------------
    Total debt securities          1,722,043        7,639        27,481        1,702,201
  Unamortized holding loss on
    securities transferred           (38,135)
-----------------------------------------------------------------------------------------
                                  $1,683,908
-----------------------------------------------------------------------------------------

Securities available for sale at December 31, 1996 are summarized as follows:

-----------------------------------------------------------------------------------------
                                                     Gross Unrealized
                                  Amortized        --------------------           Fair
(In Thousands)                      Cost           Gains         Losses          Value
-----------------------------------------------------------------------------------------
Debt securities:
  U.S. Government obligations     $    4,444           14            51            4,407
  U.S. Government agencies            84,992           --         1,478           83,514
  Mortgage-backed securities         785,380        6,905           920          791,365
-----------------------------------------------------------------------------------------
    Total debt securities            874,816        6,919         2,449          879,286
Equity securities:
  Common                                  13           --           --                13
  Federal Home Loan Bank              46,041           --           --            46,041
-----------------------------------------------------------------------------------------
    Total equity securities           46,054           --           --            46,054
----------------------------------------------------------------------------------------
                                  $  920,870        6,919        2,449           925,340
-----------------------------------------------------------------------------------------




The following table summarizes proceeds, gains and losses realized on the sale of securities available for sale for the years ended December 31, 1997, 1996 and 1995:

----------------------------------------------------------------------------------------------
                                           Change in
                            Cash         Securities Sold        Net        Realized   Realized
(In Thousands)            Proceeds         Not Settled        Proceeds       Gains     Losses
----------------------------------------------------------------------------------------------
1997                     $1,172,947            9,713          1,182,660      9,493        371
1996                        589,176          (65,156)           524,020      6,451        982
1995                      2,095,113         (485,824)         1,609,289     13,700      10,662
----------------------------------------------------------------------------------------------

 (4) Loans

The composition of the loan portfolio at December 31, is summarized as follows:


-------------------------------------------------------------------------
(In Thousands)                                    1997           1996
-------------------------------------------------------------------------
Commercial                                     $  463,174         333,073
Commercial real estate                            336,548         290,121
Commercial real estate construction                57,074          44,201
Residential real estate construction                5,732           9,797
Residential real estate                         1,098,848       1,044,444
Consumer loans                                    923,649         728,061
-------------------------------------------------------------------------
                                                2,885,025       2,449,697
Net deferred fees, discounts and premiums         (17,769)         (1,223)
-------------------------------------------------------------------------
                                               $2,867,256       2,448,474
-------------------------------------------------------------------------

The principal balances of loans not accruing interest amounted to approximately $23,400,000 and $20,172,000 at December 31, 1997 and 1996, respectively. The difference between the amount of interest income that would have been recorded if these loans had been paid in accordance with their original terms and the amount of interest income that was recorded in each of the years in the three-year period ended December 31, 1997 was immaterial.

The Banks have entered into transactions with the Company's directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. the aggregate amount of loans to such related parties at December 31, 1997 was $14,135,000.

Changes in the allowance for laon losses for the years ended December 31, were as follows:


-------------------------------------------------------------------------
(In Thousands)                              1997        1996       1995
-------------------------------------------------------------------------
Balance, beginning of year                $37,840      34,583      33,775
Provision charged to operations             7,168       7,813       6,790
Loans charged-off                          (7,492)     (6,638)     (7,591)
Recoveries                                  1,548       2,082       1,609
-------------------------------------------------------------------------
Balance, end of year                      $39,064      37,840      34,583
-------------------------------------------------------------------------


Impaired loans were $18,940,000 and $6,944,000 at December 31, 1997 and 1996, respectively. Included in these amounts are $3,629,000 and $1,820,000 of impaired loans for which the related allowance for loan losses is $2,677,000 and $436,000 at December 31, 1997 and 1996, respectively. In addition, included in the total impaired loans is $15,311,000 and $5,124,000 of impaired loans that, as a result of the adequacy of collateral values and cash flow analysis do not have a specific impairment reserve at December 31, 1997 and 1996, respectively. The average impaired loans for the years ended December 31, 1997, 1996 and 1995 was approximately $11,100,000, $8,941,000 and $9,634,000 respectively. The effect on interest income of impaired loans was not material to the consolidated financial statements in 1997, 1996 and 1995.

The following table summarizes gross proceeds, gains and losses realized for loans available for sale for the years ended December 31, 1997, 1996 and 1995:

-------------------------------------------------------------------------
                                 Gross          Realized        Realized
(In Thousands)                  Proceeds          Gains          Losses
-------------------------------------------------------------------------
1997                             $54,146           526             456
1996                              32,990           851             441
1995                              35,370           301             117
-------------------------------------------------------------------------

(5) Mortgage Banking Activities

Loans serviced for others totaled approximately $1,031,712,000, $1,091,477,000, and $1,146,989,000 at December 31, 1997, 1996 and 1995, respectively.

Changes in the combined capitalized mortgage servicing rights and purchased mortgage servicing rights are as follows:

-------------------------------------------------------------------------
                                             Years ended December 31,
(In Thousands)                             1997         1996       1995
-------------------------------------------------------------------------
Balance, beginning of year               $ 7,707        7,107      8,350
Capitalized mortgage servicing
  rights                                     874        2,847        671
Amortization                              (1,572)      (2,247)     (1,914)
-------------------------------------------------------------------------
Balance, end of year                     $ 7,009        7,707       7,107
-------------------------------------------------------------------------

Mortgage banking income is summarized as follows:

-------------------------------------------------------------------------
                                             Years ended December 31,
(In Thousands)                             1997         1996       1995
-------------------------------------------------------------------------
Loan servicing fees received             $ 4,685        4,728      5,062
Servicing rights amortization             (1,645)      (2,247)    (1,914)
Gain (loss) on sale:
  Loans                                       84          410        184
  Mortgage-backed securities                 247        1,396       (197)
-------------------------------------------------------------------------
                                         $ 3,371        4,287      3,135
-------------------------------------------------------------------------

(6) Premises and Equipment

A summary of premises and equipment at December 31, is as follows:


-------------------------------------------------------------------------
(In Thousands)                                    1997           1996
-------------------------------------------------------------------------
Land                                           $    8,139           8,134
Buildings                                          63,705          61,775
Furniture, fixtures and equipment                  31,834          29,311
Leasehold improvements                             11,129          10,863
Construction in progress                            3,647           1,024
-------------------------------------------------------------------------
                                                  118,454         111,107
Less accumulated depreciation
  and amortization                                 53,004          48,550
-------------------------------------------------------------------------
                                               $   65,450          62,557
-------------------------------------------------------------------------

Depreciation and amortization of premises and equipment included in building, occupancy and equipment expense amounted to $6,555,000, $6,746,000 and $6,271,000, for the years ended December 31, 1997, 1996 and 1995 respectively.


(7) Deposits

Contractual maturities of time deposits at December 31, 1997 were as follows:

--------------------------------------------------
(In Thousands)         Maturing           Amount
--------------------------------------------------
                       1998             $1,859,153
                       1999                307,606
                       2000                 84,374
                       2001                 61,915
                       2002                 65,479
                 Thereafter                 64,863
--------------------------------------------------
                                        $2,443,390
--------------------------------------------------


(8) Repurchase Agreements

Repurchase agreements, including accrued interest of $1,680,000 at December 31, 1997 are as follows:

-----------------------------------------------------------------------------------
                                   Securities Sold                        Weighted
                                Carrying       Market      Repurchase     Average
(Dollars In Thousands)           Values        Values      Liability        Rate
-----------------------------------------------------------------------------------
31-90 days                      $  21,535       21,571        25,803        6.25%
Over 90 days                      160,786      161,349       138,799        5.73%
-----------------------------------------------------------------------------------
                                $ 182,321      182,920       164,602        5.82%
-----------------------------------------------------------------------------------

Information concerning borrowings under repurchase agreements for the years ended December 31, is as follows:

---------------------------------------------------------------------
(Dollars in Thousands)                         1997           1996
---------------------------------------------------------------------
Maximum month-end balance                   $ 369,891        351,174
Average Balance                               301,698        300,706
Weighted average interest rate                  5.96%          6.27%
---------------------------------------------------------------------

Repurchase agreements, including accrued interest of $954,000 at December 31, 1996 are as follows:

-----------------------------------------------------------------------------------
                                   Securities Sold                        Weighted
                                Carrying       Market      Repurchase     Average
(Dollars In Thousands)           Values        Values      Liability        Rate
-----------------------------------------------------------------------------------
31-90 days                      $  18,990       18,995        19,010        5.93%
Over 90 days                      245,862      248,230       235,461        6.35%
-----------------------------------------------------------------------------------
                                $ 264,852      267,225       254,471        6.32%
-----------------------------------------------------------------------------------


(9) Other Borrowings

Other borrowings at December 31, are summarized as follows:

---------------------------------------------------------------------
(Dollars in Thousands)                         1997           1996
---------------------------------------------------------------------
Federal Home Loan Bank                      $ 638,555        852,028
Collateralized mortgage obligations             8,358         11,114
Industrial Development Agency bond             11,535         11,775
---------------------------------------------------------------------
                                            $ 658,448        874,917
---------------------------------------------------------------------

Borrowings from the Federal Home Loan Bank (FHLB) as of December 31, are due as follows:

-------------------------------------------------------------------------------------
                                         1997                        1996
(Dollars In Thousands)           Amount         Rate          Amount       Rate
-------------------------------------------------------------------------------------
            1997                $      --                     591,100  5.23 to 7.95%
            1998                  435,300   5.48 to 7.72%     250,000  5.48 to 7.72%
            1999                  185,000   6.08 to 6.53%         --
            2000                       --                         --
            2001                      495   5.86 to 7.02%         495  5.86 to 7.02%
            2002                    2,875   6.06 to 7.43%         425  7.43%
      Thereafter                   14,885   4.05 to 7.97%      10,008  4.05 to 7.97%
-------------------------------------------------------------------------------------
                                $ 638,555                     852,028
-------------------------------------------------------------------------------------

At December 31, 1997 and 1996, FHLB borrowings, substantially all at fixed rates, are collateralized by Federal Home Loan Bank stock of $46,320,000 and $46,041,000, respectively, and U.S. Government and mortgage-backed securities and mortgage loans with carrying values approximating $1,516,311,000 and $1,211,981,000, respectively.

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

CMO's are summarized as follows:

---------------------------------------------------------------------------
(In Thousands)                                            1997       1996
---------------------------------------------------------------------------
Class A-3, 9.05% interest rate, maturing in 2015        $ 7,895     10,651
Class A-4, 7.80% interest rate, maturing in 2018            463        463
---------------------------------------------------------------------------
                                                        $ 8,358     11,114
---------------------------------------------------------------------------

The anticipated aggregate principal payments on the CMOs during each of the five years subsequent to December 31, 1997 are: 1998 - $2,064,000; 1999 - $1,032,000;
2000 - $1,032,000; 2001 - $1,032,000; 2002 - $516,000. Since the rate of payment of principal of each class will depend on the rate of repayment (including prepayments) of collateral, the actual maturity of any class could be significantly earlier that its stated maturity.

The Company financed the expansion of its parking facility with the proceeds of $12,000,000 of City of Syracuse Industrial Development Agency Civil Facility Bonds. The obligation bears interest at a weekly variable rate, 4.35% at December 31, 1997, and is payable in monthly installments. the bonds are subject to a mandatory sinking fund redemption beginning in 1996 of $225,000 with a final maturity of April 1, 2018. The bonds are secured by a letter of credit which is collateralized by mortgage-backed securities having carrying value of $17,480,000 and a fair value of $17,612,000 at December 31, 1997.

The Company enters into interest rate swaps which involve the exchange of fixed and floating rate interest payment obligations without the exchange of underlying principal obligations. These agreements have been utilized by the Company to effectively convert variable-rate liabilities into fixed-rate liabilities to more closely match the interest rate sensitivity of assets and liabilities. Entering into interest rate swaps involves not only the risk of default by the other party but also interest rate risk if positions are not matched. The Company has swaps outstanding on $25,000,000 of FHLB borrowings at December 31, 1997. The original terms to maturity of swaps was three years and the weighted average remaining term of the agreements was .5 years. Under the agreements, the Company pays interest at a fixed rate and receives interest at rates that vary according to the London Interbank Offered Rate. interest payments are exchanged at three or six month intervals.

The weighted average fixed interest rate the Company was paying was 5.60% and 5.55%, and the weighted average variable interest rate the Company was receiving was 5.13% and 5.63% at December 31, 1997 and 1996, respectively. The fair value was $3,000 and $108,700 at December 31, 1997 and 1996.

(10) Capital Trust Securities

In February 1997, the Company, through a subsidiary Trust formed for the sole purpose of issuing capital securities, issued $60,000,000, 9.25% Capital Securities due February 1, 2027. Proceeds of this issue were used to fund the 1,400,000 common share repurchase announced in January 1997. In October 1996, the Federal Reserve Board approved Tier I capital treatment for this type of capital securities which provides the Company with a method of funding Tier I capital that is tax deductible. The proceeds to the Trust are lent to the holding company as long-term junior subordinated debentures that are subordinate to all holding company debt but senior to all common stock. The securities may be called at a premium, in whole or in part, on or after February 1, 2007 and provisions are included which provide the temporary deferral of interest payments for a period of up to five years.

(11) Income Taxes

Total income tax expense (benefit) was allocated as follows:

---------------------------------------------------------------------------------------
(In Thousands)                                         1997         1996        1995
---------------------------------------------------------------------------------------
Income before income taxes                           $ 29,042      27,618      26,887
Paid-in capital, for stock options exercised           (1,799)       (246)       (148)
Shareholders' equity, for unrealized
   gain (loss) on securities                            1,908        (860)     17,909
---------------------------------------------------------------------------------------
                                                     $ 29,151      26,512      44,648
---------------------------------------------------------------------------------------

Income tax expense (benefit) attributable to income from operations:

---------------------------------------------------------------------------------------
(In Thousands)                                         1997         1996        1995
---------------------------------------------------------------------------------------
Current:
  Federal                                           $ 14,623       15,208      21,461
  State                                                2,510        6,138       6,288
---------------------------------------------------------------------------------------
                                                      17,133       21,346      27,749
Deferred:
  Federal                                              9,613        5,526        (273)
  State                                                2,296          746        (589)
---------------------------------------------------------------------------------------
                                                      11,909        6,272        (862)
---------------------------------------------------------------------------------------
Total                                               $ 29,042       27,618       26,887
---------------------------------------------------------------------------------------


Income tax expense attributable to income before income taxes diffeed from the amounts computed by applying the U.S. Federal statutory income tax rate to pre-tax income as follows:

---------------------------------------------------------------------------------------
(In Thousands)                                         1997         1996        1995
---------------------------------------------------------------------------------------
Federal statutory rate                                    35%         35%          35%
Computed "expected" tax expense                      $ 28,077      24,704       25,047
State taxes, net of Federal benefit                     3,124       4,475        3,704
Tax exempt income                                        (921)       (945)      (1,037)
Other                                                  (1,238)       (616)        (827)
---------------------------------------------------------------------------------------
Actual income tax expense                            $ 29,042      27,618       26,887
---------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 1996 follow:

------------------------------------------------------------------------------
(In Thousands)                                             1997        1996
------------------------------------------------------------------------------
Deferred tax assets:
Net unrealized holding loss on securities                $ 11,588      13,496
Deferred loan origination fees and expenses                 1,870       2,227
Financial statement allowance for loan losses            $ 14,726      14,556
Core deposit intangible assets                              4,579       4,483
Other                                                       4,652       3,868
------------------------------------------------------------------------------
Total deferred tax assets                                  37,415      38,630
------------------------------------------------------------------------------

Deferred tax liabilities:
Leasing transactions                                     $ 24,568       9,692
Tax loan loss reserve in excess of base year reserve        3,347       3,861
Other                                                       2,345       4,105
------------------------------------------------------------------------------
Total deferred tax liabilities                             30,260      17,658
------------------------------------------------------------------------------
Net deferred tax assets                                  $  7,155      20,972
------------------------------------------------------------------------------

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

Included in retained earnings at December 31, 1997 is approximately $27,300,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stocks, or if the institution fails to qualify as a bank for Federal income tax purposes would result in taxable income to the Company.

(12) Earnings Per Share

Basic and diluted earnings per share were computed as follows:

-----------------------------------------------------------------------------------------------
                                                                Years Ended December 31,
(In Thousands, Except Per Share Data)                      1997          1996         1995
-----------------------------------------------------------------------------------------------
Basic earnings per share
Earnings available for common shares:
  Earnings from operations                             $    51,178        42,964        44,677
  Provision for cash dividends on preferred
   stock (Series B)                                            --         (4,155)       (4,522)
-----------------------------------------------------------------------------------------------
Net earnings available for common shareholders         $    51,178        38,809        40,155
-----------------------------------------------------------------------------------------------
Basic earnings per share                               $      3.93          3.02          2.88
-----------------------------------------------------------------------------------------------
Shares used in computation
Weighted average common shares outstanding
  (net of treasury shares)                              13,023,988    12,855,072    13,966,682
-----------------------------------------------------------------------------------------------
Diluted earnings per share
Net earnings available for common shares
  and common stock equivalent shares deemed
  to have a dilutive effect                            $    51,178        42,964        44,677
-----------------------------------------------------------------------------------------------
Diluted earnings per share                             $      3.88          2.88          2.76
-----------------------------------------------------------------------------------------------
Weighted average common shares outstanding              13,023,988    12,855,072    13,966,682

Additional potentially dilutive securities
  (equivalent in common stock):
      Convertable preferred stock (Series B)                30,742     1,945,314     2,116,875
      Stock options                                        126,593       113,121        94,170
-----------------------------------------------------------------------------------------------
        Total                                           13,181,323    14,913,507    16,177,727
-----------------------------------------------------------------------------------------------
Summary of cash dividends declared per share
Preferred-Series B                                     $        --          1.69          1.69
Common                                                 $      1.36          1.24          1.14
-----------------------------------------------------------------------------------------------

(13) Pension Plan

The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31:


-------------------------------------------------------------------------------------------
(In Thousands)                                                        1997         1996
-------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $10,145 and $10,795 at 1997 and 1996, respectively           $  13,890     11,957
-------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date              17,152     15,882
Plan assets at fair value, primarily listed stocks and
  fixed income securities                                              21,046     18,276
-------------------------------------------------------------------------------------------
Plan assets in excess of the projected benefit obligation               3,894       2,394
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions                   (3,134)     (1,722)
Unrecognized past service liability                                    (1,270)     (1,358)
Unrecognized net asset being amortized over 12.5 years                   (217)       (288)
-------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities                  $    (727)       (974)
-------------------------------------------------------------------------------------------

Net period pension expense included in the following components at December 31:

-----------------------------------------------------------------------------------
(In Thousands)                                        1997        1996      1995
-----------------------------------------------------------------------------------
Service cost-benefits earned during the period      $ 1,322      1,559     1,459
Interest cost on projected benefit obligation         1,076      1,095     1,005
Actual return on plan assets                         (3,995)    (1,808)   (2,728)
Net amortization and deferral                         2,139        236     1,433
-----------------------------------------------------------------------------------
Net periodic pension expense                        $   542      1,082     1,169
-----------------------------------------------------------------------------------

The weighted-average discount rate and expected long-term rate of return on pension plan assets were 7.25% and 8.5%, respectively, for 1997 and 8.0% and 8.5%, respectively, for 1996. The rate of increase of future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% for 1997 and was 5.5% for 1996.

(14) Incentive Savings Plan

The Company maintains an incentive savings 401(k) plan which is a defined contribution plan providing for contributions to several trust funds by both the Banks and their employees. Participants may contribute 1% to 15% of their compensation subject to IRS limitations. The Banks make matching contributions equal to 50% of participant contributions up to a limit of 3% of the participant's base pay. Participants vest immediately in their own contributions and over a period of five years in the Banks' contributions. Plan expense was approximately $645,000, $639,000, and $578,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

(15) Employee Stock Ownership Plan

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

ESOP expense approximates $150,000 in each of the years in the three year period ending December 31, 1997.

(16) Stock Option Plans

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

Under Franklin First Savings Bank's Incentive Plan, non-qualified and quantified stock options were granted to directors, officers and employees of Franklin. All options are vested and exercisable over a ten year period.

The following is a summary of the changes in options outstanding:

--------------------------------------------------------------------------------
                                              Number       Number      Weighted
                                                of           of        Average
                                              Shares        SARS        Price
--------------------------------------------------------------------------------
Balance at December 31, 1994                  515,626      72,000     $ 21.22
Granted                                        16,100          --       22.88
Exercised                                     (23,540)         --       10.54
Forfeited                                     (16,994)     (4,500)      29.68
--------------------------------------------------------------------------------
December 31, 1995                             491,192      67,500       21.50
--------------------------------------------------------------------------------
Options exercisable, December 31, 1995        387,525      67,500       18.38
--------------------------------------------------------------------------------
Granted                                        80,600          --       33.28
Exercised                                     (24,994)         --        8.58
Forfeited                                      (5,400)     (6,500)      32.96
--------------------------------------------------------------------------------
December 31, 1996                             541,398      61,000       23.73
--------------------------------------------------------------------------------
Options exercisable, December 31, 1996        420,065      61,000       21.06
--------------------------------------------------------------------------------
Granted                                        83,600          --       39.12
Exercised                                    (173,894)         --       15.23
Forfeited                                        (354)     (8,000)      17.27
--------------------------------------------------------------------------------
December 31, 1997                             450,750      53,000       29.87
--------------------------------------------------------------------------------
Options exercisable, December 31, 1997        310,083      53,000     $ 26.86
--------------------------------------------------------------------------------

The following summarizes outstanding and exercisable options at December 31, 1997:


----------------------------------------------------------------------------------------------------------------
                                       Options Outstanding                           Options Exercisable
                        ---------------------------------------------------     --------------------------------
Range of                                Weighted Average       Weighted                            Weighted
Exercise                   Number           Remaining           Average            Number           Average
Prices                  Outstanding     Contractual Life     Exercise Price      Exercisable     Exercise Price
----------------------------------------------------------------------------------------------------------------
$6.00 - $15.00             60,216             2.47              $  9.91              60,216         $  9.91
$15.01 - $25.00            69,500             4.46                21.49              66,167           21.42
$25.01 - $35.00           237,434             6.45                34.13             183,701           34.38
$35.01 - $50.00            83,600             9.09                39.12                  --              --
----------------------------------------------------------------------------------------------------------------

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

Had compensation cost been determined based on the fair value at the grant dates for awards under the plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

-----------------------------------------------------------------------------
                                        1997           1996           1995
-----------------------------------------------------------------------------
Net Income:
  As reported                         $ 51,178        42,964         44,677
  Pro forma                             50,899        42,835         44,661
Diluted earnings per common share:
  As reported                         $   3.88          2.88           2.76
  Pro forma                           $   3.86          2.87           2.76
-----------------------------------------------------------------------------

The per share weighted average fair value and weighted average exercise prices of stock options granted during 1997 at a price equal to the market price of the stock on the grant date are $9.71 and $37.66, respectively, and the per share weighted average fair value and weighted average exercise prices of stock options granted during 1997 at a price in excess of the market price of the stock on the grant date are $8.45 and $40.70, respectively. The per share weighted average fair value of stock options granted during 1996 and 1995 was $7.18 and $5.54, respectively. The fair values were determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

-----------------------------------------------------------------------------
                                        1997           1996           1995
-----------------------------------------------------------------------------
Expected dividend yield                 3.7%            3.7%           4.5%
Risk free interest rate                 6.5%            5.5%           7.8%
Expected life                         7 years         7 years        7 years
Volatility                             25.0%           27.6%          23.2%
-----------------------------------------------------------------------------

(17) Shareholders' Equity

In January 1997, the Company completed its Series B 6.75% Cumulative Convertible Preferred Stock redemption, which resulted in the redemption of 35,514 shares at a cost of $924,000 and the remaining 2,306,538 shares were converted to 1,799,096 shares of common stock issued from treasury stock.

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies which regulate them. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1997 and 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

---------------------------------------------------------------------------------------------------------
                                                                    1997                     1996
---------------------------------------------------------------------------------------------------------
                                                              Amount       Ratio       Amount       Ratio
---------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
  Consolidated                                              $ 437,748     13.59%     $ 398,308     13.78%
  OnBank                                                        NA                      34,141     15.50%
  OnBank & Trust Co.                                          320,585     14.07%       256,698     13.69%
  Franklin First Savings Bank                                 112,726     12.18%        99,257     12.30%

Tier I Capital (to Risk Weighted Assets):
  Consolidated                                                398,684     12.37%       362,015     12.52%
  OnBank                                                        NA                      31,383     14.25%
  OnBank & Trust Co.                                          292,101     12.82%       233,255     12.44%
  Franklin First Savings Bank                                 102,570     11.08%        89,166     11.05%

Tier I Capital (to Average Assets):
  Consolidated                                                398,684      7.23%       362,015      6.79%
  OnBank                                                        NA                      31,383      6.46%
  OnBank & Trust Co.                                          292,101      7.28%       233,255      6.66%
  Franklin First Savings Bank                                 102,570      6.93%        89,166      6.57%
---------------------------------------------------------------------------------------------------------


(18) Dividends

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

(19) Commitments and Contingencies

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

At December 31, 1997, the Banks were obligated under non-cancelable operating leases. Building, occupancy and equipment expense includes rental expense of $3,954,000, $3,849,000 and $3,592,000, for the years ended December 31, 1997,
1996 and 1995, respectively. The minimum rentals at December 31, 1997 under the existing terms of these leases are as follows: $4,274,000 in 1998; $3,877,000 in 1999; $3,193,000 in 2000; $2,723,000 in 2001; $2,360,000 in 2002 and $10,740,000
in later years.

At December 31, 1997 the Company was obligated under a contract with Alltel Services, Inc. for on-site data processing management services. Future contractual expenses $7,875,000 in 1998 and $2,795,000 in 1999.

(20) Financial Instruments with Off-Balance-Sheet Risk

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

Deferred fees from put options outstanding at December 31, 1997 and 1996 amounted to approximately $19,000 and $90,000, respectively, with average fair values of $99,000 and $74,000 for the years ending December 31, 1997 and 1996, respectively. The fair value of these options approximated the deferred fees outstanding at December 31, 1997 and 1996.

Net trading gains (losses) on financial options included in gain (loss) on securities transactions totaled $564,000, ($353,000), and $910,000 in 1997, 1996 and 1995, respectively.

A summary of the contract or notional amounts of the Banks' exposure to off-balance-sheet risk, at December 31, excluding unused lines of credit of approximately $331,328,000 as of December 31, 1997, follows:

------------------------------------------------------------------------------
                                                   Contract or Notional Amount
(In thousands)                                          1997           1996
------------------------------------------------------------------------------
Financial instruments whose contract amount
  represents credit risk:
    Commitments to extend credit:
      Fixed                                            $ 27,223        30,942
      Variable                                           40,117        51,049
    Standby letters of credit                            68,831        44,349
    Put options written                                  15,000        36,000

Financial instruments whose notional or contract
  amounts exceed the amount of credit risk:
    Interest rate swaps                                   25,000        50,000
------------------------------------------------------------------------------

(21) Concentrations of Credit Risk

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

(22) Fair Values of Financial Instruments

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

(j) Commitments to Extend Credit and Letters of Credit

The fair value of commitments to extend credit are equal to the deferred fees outstanding, as the contractual rates and fees approximate those currently charged to originate similar commitments. The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:

--------------------------------------------------------------------------------------------------
                                                      1997                        1996
                                             Carrying         Fair       Carrying         Fair
(In thousands)                                Amount         Value        Amount         Value
--------------------------------------------------------------------------------------------------
Financial assets:
  Securities                              $  2,017,811     2,039,368     2,610,975      2,629,268
  Net loans (1)                              2,958,604     3,007,071     2,449,393      2,481,779
--------------------------------------------------------------------------------------------------
Financial liabilities:
  Deposits                                $  4,023,106     4,030,402     3,821,906      3,807,100
  Repurchase agreements                        164,602       165,224       254,471        255,407
  Other borrowings                             658,448       662,161       874,917        863,595
  Capital Trust Securities                      60,000        69,631            --             --
--------------------------------------------------------------------------------------------------

(1) includes loans available for sale

(23) Parent Company Financial Information

The condensed balance sheets of ONBANCorp, Inc. at December 31, follow:

------------------------------------------------------------------------------
(In thousands)                                           1997        1996
------------------------------------------------------------------------------
Assets:
  Cash                                               $   2,391        1,870
  Due from subsidiary banks                              8,704       10,986
  Securities:
    Trading                                              1,178        1,727
    Available for sale                                   6,576           --
  Investment in subsidiary banks                       393,234      351,840
  Other assets                                           8,248        1,217
------------------------------------------------------------------------------
    Total assets                                     $ 420,331      367,640
------------------------------------------------------------------------------
Liabilities and shareholders' equity:
  Liabilities: Accounts payable, accrued
    dividends & other liabilities                    $  23,278        7,589
  Intercompany subordinated debentures                  61,856           --
  Total shareholders' equity                           335,197      360,051
------------------------------------------------------------------------------
    Total liabilities and shareholders' equity       $ 420,331      367,640
------------------------------------------------------------------------------

The condensed statements of income for the years ended December 31, follow:

---------------------------------------------------------------------------------------------------
(In thousands)                                    1997            1996               1995
---------------------------------------------------------------------------------------------------
Income:
  Net interest income                           $ 2,093             224                439
  Gain (loss) on securities transactions          1,553             (63)             2,318
  Dividends from subsidiary banks                19,000          66,000             43,000
---------------------------------------------------------------------------------------------------
    Income before equity in undistributed
      earnings of subsidiary banks               22,646          66,161             45,757
    Equity in undistributed earnings of
      subsidiary banks                           36,404         (20,777)             1,540
---------------------------------------------------------------------------------------------------
        Total income                             59,050          45,384             47,297

Operating expenses                               10,499           3,778              2,417
---------------------------------------------------------------------------------------------------
      Income before income taxes                 48,551          41,606             44,880
Income taxes (benefit)                           (2,627)         (1,358)               203
---------------------------------------------------------------------------------------------------
        Net income                               51,178          42,964             44,677
---------------------------------------------------------------------------------------------------

The condensed statements of cash flows for the years ended December 31, follow:

---------------------------------------------------------------------------------------------------
(In thousands)                                    1997            1996               1995
---------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                 $   51,178          42,964              44,677
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Equity in undistributed earnings of
        subsidiary banks                        (36,404)         20,777              (1,540)
      Net change in trading securities              549              63              14,209
      Other                                      12,660            (879)              1,138
---------------------------------------------------------------------------------------------------
  Net cash provided by operating activities      27,983          62,925              58,484
---------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchase of securities available for sale     (78,647)             --                  --
  Proceeds from sale of securities available
   for sale                                      72,741              --                  --
---------------------------------------------------------------------------------------------------
    Net cash used by investing activities        (5,906)             --                  --
---------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Issuance of intercompany subordinated
   debentures                                    60,000              --                  --
  Proceeds from issuance of common stock          3,248             750                 743
  Purchase of treasury stock                    (65,373)        (50,721)            (18,068)
  Redemption of preferred stock                    (924)           (963)             (8,360)
  Cash dividends paid on common stock           (17,519)        (15,784)            (19,737)
  Cash dividends paid on preferred stock           (988)         (4,229)             (4,649)
---------------------------------------------------------------------------------------------------
    Net cash used by financing activities       (21,556)        (70,947)            (50,071)
---------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                     521          (8,022)              8,413
Cash & cash equivalents at beginning of year      1,870           9,892               1,479
---------------------------------------------------------------------------------------------------
Cash & cash equivalents at end of year       $    2,391           1,870               9,892
---------------------------------------------------------------------------------------------------
Supplemental disclosure of non-cash investing
  activities:
    Change in net unrealized holding gain
      (loss) on securities of subsidiaries   $    2,790          (1,217)             26,864
---------------------------------------------------------------------------------------------------

Selected Quarterly Financial Data

Summarized quarterly financial data for the years ended December 31, 1997 and 1996 are as follows:
------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                            Three Months Ended
(In thousands, except share data)             Mar 31, 1997     June 30, 1997      Sept 30, 1997      Dec 31, 1997
-----------------------------------------------------------------------------------------------------------------
Total interest income                         $   92,628          96,752             97,886            98,424
Total interest expense                            54,341          57,531             58,646            59,073
-----------------------------------------------------------------------------------------------------------------
  Net interest income                             38,287          39,221             39,240            39,351
Provision for loan losses                          1,796           1,791              1,799             1,782
-----------------------------------------------------------------------------------------------------------------
  Net interest income after
    provision for loan losses                     36,491          37,430             37,441            37,569
Other operating income                             9,799           9,559              9,691            11,585
Other operating expenses                          26,955          27,389             27,485            27,516
-----------------------------------------------------------------------------------------------------------------
  Income before income taxes                      19,335          19,600             19,647            21,638
Income taxes                                       7,187           7,367              6,959             7,529
-----------------------------------------------------------------------------------------------------------------
  Net income                                      12,148          12,233             12,688            14,109
-----------------------------------------------------------------------------------------------------------------
Earnings per common share (2)
  Basic                                       $     0.88            0.93               0.98              1.11
  Diluted                                     $     0.87            0.92               0.98              1.10
-----------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------
                                                            Three Months Ended

(In thousands, except share data)             Mar 31, 1996     June 30, 1996      Sept 30, 1996      Dec 31, 1996
-----------------------------------------------------------------------------------------------------------------
Total interest income                         $   94,827          91,031             93,251            95,736
Total interest expense                            56,945          53,709             54,788            56,656
-----------------------------------------------------------------------------------------------------------------
  Net interest income                             37,882          37,322             38,463            39,080
Provision for loan losses                          1,950           1,950              1,950             1,963
-----------------------------------------------------------------------------------------------------------------
  Net interest income after
    provision for loan losses                     35,932          35,372             36,513            37,117
Other operating income                             8,514           8,992             10,375             8,381
Other operating expenses                          26,213          26,190             32,632 (1)        25,579
-----------------------------------------------------------------------------------------------------------------
  Income before income taxes                      18,233          18,174             14,256            19,919
Income taxes                                       6,667           6,513              6,966             7,472
-----------------------------------------------------------------------------------------------------------------
  Net income                                      11,566          11,661              7,290            12,447
-----------------------------------------------------------------------------------------------------------------
Earnings per common share (2)
  Basic                                       $     0.77            0.80               0.49              0.93
  Diluted                                     $     0.74            0.76               0.49              0.83
-----------------------------------------------------------------------------------------------------------------

(1) Includes $7,282,000 one time SAIF deposit insurance assessment.
(2) Summation of the quarterly net income per common share does not necessarily equal the annual amount due to the averaging effect of the number of shares throughout the year.